Exhibit 2.1

EXCHANGE AGREEMENT

This EXCHANGE AGREEMENT, dated as of September 12, 2005, is made and entered into by and between ALLTEL Communications, Inc. a Delaware corporation (“ALLTEL”) and wholly-owned subsidiary of ALLTEL Corporation, and United States Cellular Corporation, a Delaware corporation (“USCC”).  Capitalized terms used but not defined in the provision in which they first appear have the meanings ascribed thereto in Section 10.16.

WHEREAS, the Governing Regulatory Documents obligate ALLTEL Corporation to sell certain assets acquired as a result of its acquisition by merger of Western Wireless Corporation, a Washington corporation (“Western”), including the ALLTEL Transferred Assets, within a specified period of time following the closing of such merger;

WHEREAS, ALLTEL or its Affiliates hold the equity interests in the respective entities listed on Schedule I (the “ALLTEL Entities”) as set forth therein;

WHEREAS, USCC or its Affiliates hold the equity interests in the respective entities listed on Schedule II (the “USCC Entities”) as set forth therein;

WHEREAS, the ALLTEL Entities hold one or more authorizations from the Federal Communications Commission (“FCC”) to provide cellular wireless and paging communications services and fixed microwave stations in service areas specified on Schedule III (collectively, the “ALLTEL Service Area”), all as such authorizations (including the applicable point-to-point microwave licenses are described on Schedule III (the “ALLTEL Licenses”); provided, the ALLTEL Licenses shall not include authorizations specifically included in ALLTEL Excluded Assets as described on Schedule V;

WHEREAS, the USCC Entities hold one or more authorizations from the FCC to provide cellular wireless communications services and fixed microwave stations in service areas specified on Schedule IV (collectively, the “USCC Service Area”), all as such authorizations (including the applicable point-to-point microwave licenses) are described on Schedule IV (the “USCC Licenses”);

WHEREAS, the ALLTEL Entities (i) utilizing the ALLTEL Licenses, operate a cellular wireless and paging communications system in the ALLTEL Service Area (the “ALLTEL System”) and (ii) utilizing the ALLTEL System, are engaged in the business of marketing, selling and providing cellular wireless communication services in the ALLTEL Service Area (the “ALLTEL Business”);

WHEREAS, the USCC Entities (i) utilizing the USCC Licenses, operate a cellular wireless communications system in the USCC Service Area (the “USCC System”) and (ii) utilizing the USCC System, are engaged in the business of marketing, selling and providing cellular wireless communication services in the USCC Service Area (the “USCC Business”); and

WHEREAS, prior to Closing, ALLTEL shall cause the ALLTEL Entities that are engaged in the ALLTEL Business to contribute to ALLTEL Newco (A) the ALLTEL Transferred Assets;

and (B) the USCC Assumed Liabilities.

WHEREAS, prior to Closing, USCC shall cause the USCC Entities that are engaged in the USCC Business to contribute to USCC Newco (A) the USCC Transferred Assets; and (B) the ALLTEL Assumed Liabilities.

WHEREAS, ALLTEL and USCC intend that the transactions contemplated herein qualify as a “like-kind” exchange for all applicable tax purposes.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, conditions and agreements hereinafter set forth, the parties agree as follows:

ARTICLE I

TRANSACTIONS

Section 1.01.  Contribution of Transferred Assets and Assumed Liabilities; Assignment of Newco Interests; Cash Consideration.

Upon the terms and subject to the conditions hereof:

(a)                                  Prior to Closing (as defined in Section 2.01), ALLTEL shall (i) cause the ALLTEL Entities to contribute to ALLTEL Newco all of the ALLTEL Entities’ right, title, and interest in and to the ALLTEL Transferred Assets and (ii) cause the ALLTEL Entities and any applicable Affiliate to contribute to ALLTEL Newco the USCC Assumed Liabilities and to cause ALLTEL Newco to assume the USCC Assumed Liabilities.  All contributions to ALLTEL Newco shall be made pursuant to documents of transfer, assignment and contribution in form reasonably satisfactory to ALLTEL and USCC.

(b)                                 Prior to Closing, USCC shall (i) cause the USCC Entities to contribute to USCC Newco all of the USCC Entities’ right, title, and interest in and to the USCC Transferred Assets and (ii) cause the USCC Entities and any applicable Affiliate to contribute to USCC Newco the ALLTEL Assumed Liabilities and to cause USCC Newco to assume the ALLTEL Assumed Liabilities.  All contributions to USCC Newco shall be made pursuant to documents of transfer, assignment and contribution in form reasonably satisfactory to ALLTEL and USCC.

(c)                                  At Closing, ALLTEL shall, or cause its applicable Affiliate to, assign, deliver and convey, to USCOC of Idaho RSA #5, Inc., a Delaware corporation and a wholly-owned, indirect subsidiary of USCC (“USCC Receiving Entity”), free and clear of all Liens, and the USCC Receiving Entity will acquire, accept and assume, all right, title and interest of ALLTEL and any applicable Affiliate in and to, 100 percent of the ALLTEL Newco Interests.  Promptly following Closing, USCC shall amend the certificate of formation and other organizational documents of ALLTEL Newco to remove the word “ALLTEL” from ALLTEL Newco’s name.

(d)                                 At Closing, USCC shall, or cause its applicable Affiliate to, assign, deliver and convey, to WWC License, LLC (“ALLTEL Receiving Entity”), free and clear of all Liens, and the ALLTEL Receiving Entity will acquire, accept and assume, all right, title and interest of USCC and any applicable Affiliate in and to, 100 percent of the USCC Newco Interests, and USCC will pay, or will cause to be paid, to ALLTEL or a designated Affiliate, Fifty Million Dollars ($50,000,000) in cash (the “Cash Payment”) provided that the amount of the Cash Payment shall be subject to adjustment at the Closing and after the Closing in accordance with the terms of Section 1.03.

Section 1.02.  Assumption of Assumed Liabilities; No Liability for Excluded Liabilities; Excluded Assets; License to Use Excluded Shared Assets.

(a)                                  At Closing, USCC shall, and shall cause the USCC Receiving Entity to, assume and agree to perform and satisfy the USCC Assumed Liabilities.  Except for the USCC Assumed Liabilities to be assumed at Closing by the USCC Receiving Entity under this Agreement, neither USCC, USCC Receiving Entity, nor any Affiliate thereof shall assume or be liable or responsible for, any liabilities or obligations of ALLTEL or any Affiliate thereof.

(b)                                 At Closing, ALLTEL shall, and shall cause the ALLTEL Receiving Entity to, assume and agree to perform and satisfy the ALLTEL Assumed Liabilities.  Except for the ALLTEL Assumed Liabilities to be assumed at Closing by the ALLTEL Receiving Entity under this Agreement, neither ALLTEL, ALLTEL Receiving Entity, nor any Affiliate thereof shall assume or be liable or responsible for, any liabilities or obligations of USCC or any Affiliate thereof.

(c)                                  Notwithstanding anything to the contrary, neither USCC nor its Affiliates shall assume or have any liability or obligation in respect of the ALLTEL Excluded Liabilities.

(d)                                 Notwithstanding anything to the contrary, neither ALLTEL nor its Affiliates shall assume or have any liability or obligation in respect of the USCC Excluded Liabilities.

(e)                                  Multi-Line Business Customer contracts.

(i)                                     ALLTEL will transfer, and cause each of its Affiliates to transfer, to ALLTEL Newco prior to or at Closing, Multi-line Business Customer contracts, only if the primary business address for that customer is located within the ALLTEL Service Area.  Further, ALLTEL will provide the option to each subscriber who obtains mobile wireless telecommunications services through any Multi-line Business Customer contract retained by ALLTEL or one of its Affiliates and who are located within the ALLTEL Service Area the option to terminate their relationship with ALLTEL and its Affiliates, without financial cost, on or before the one year anniversary of Closing. ALLTEL will provide written notice of such option to terminate to such subscribers within 45 days after the Closing.  In the event that ALLTEL’s obligations pursuant to Section 1.02(f)(i) would cause ALLTEL or its Affiliates to transfer a greater number of Multi-line Business Customers to USCC or its Affiliates, such Section 1.02(f)(i) shall supersede ALLTEL’s obligation pursuant to Section 1.02(e)(i).

(ii)                                  USCC will transfer, and cause each of its Affiliates to transfer, to USCC Newco prior to or at Closing, Multi-line Business Customer contracts, only if the primary business address for that customer is located within the USCC Service Area.  Further, USCC will provide the option to each subscriber who obtains mobile wireless telecommunications services through any Multi-line Business Customer contract retained by USCC or one of its Affiliates and who are located within the USCC Service Area the option to terminate their relationship with USCC and its Affiliates, without financial cost, on or before the one year anniversary of Closing.  USCC will provide written notice of such option to terminate to such subscribers within 45 days after the Closing.  In the event that USCC’s obligations pursuant to Section 1.02(f)(ii) would cause USCC or its Affiliates to transfer a greater number of Multi-line Business Customers to ALLTEL or its Affiliates, such Section 1.02(f)(ii) shall supersede ALLTEL’s obligation pursuant to Section 1.02(e)(ii).

(f)                                    (i)  ALLTEL National Account, Retained Agent and Reseller Agreements.

(A)                              In cases in which ALLTEL or any Affiliate is party to an agreement acquired from Western or an Affiliate thereof by which ALLTEL or the Affiliate provides cellular wireless communications service in multiple RSAs and MSAs (including the ALLTEL Service Area using the ALLTEL System) to employees or other designees of a Person who are included under a national service agreement between ALLTEL or the Affiliate and such Person (a “ALLTEL National Account Agreement”), to the extent permitted by each such ALLTEL National Account Agreement, ALLTEL will use Commercially Reasonable Efforts to transfer, and cause each of its Affiliates to use Commercially Reasonable Efforts to transfer, to ALLTEL Newco prior to or at Closing, all rights and obligations with respect to the provision of service to the individual end users with mobile telephone numbers originating in the ALLTEL Service Area covered by an ALLTEL National Account Agreement.

(B)                                In cases in which ALLTEL or any Affiliate is a party to an agreement acquired from Western or an Affiliate thereof with any Person (a “ALLTEL Retained Agent”) who serves as an agent of ALLTEL and its Affiliates for selling or marketing cellular wireless communications service provided by ALLTEL or any of its Affiliates (i) in the ALLTEL Service Area as well as other areas or (ii) only in the ALLTEL Service Area, but whose agreement is included as an ALLTEL Excluded Asset because it is not assignable (collectively, the “ALLTEL Retained Agent Agreements”), ALLTEL agrees that at or prior to the Closing (or as of such other date after the Closing as ALLTEL and USCC may agree upon between the date of this Agreement and the Closing), ALLTEL will (1) terminate, or will cause its Affiliates to terminate, the services of each ALLTEL Retained Agent with respect to the ALLTEL Service Area, and

(2) if requested in writing by USCC, introduce USCC to the appropriate representative of each such ALLTEL Retained Agent responsible for the establishment of agent relationships with cellular wireless carriers, if such representative is known to ALLTEL and not known to USCC, and (3) use Commercially Reasonable Efforts to cooperate with and assist USCC, in the technical aspects (but not business or customer aspects) of transitioning the provision of service to the individual end users with mobile telephone numbers originating in the ALLTEL Service Area from each such ALLTEL Retained Agent to ALLTEL Newco or any Person who serves or will serve as an agent of USCC or one of its Affiliates for selling or marketing cellular wireless communications service in the ALLTEL Service Area, as appropriate.

(C)                                In cases in which ALLTEL or any Affiliate is a party to an agreement acquired from Western or an Affiliate thereof with any Person (a “ALLTEL National Reseller”) who serves as a reseller of cellular wireless communications service provided by ALLTEL or any of its Affiliates in the ALLTEL Service Area as well as other areas (a “ALLTEL National Reseller Agreement”), ALLTEL agrees that at or prior to the Closing (or as of such other date after the Closing as ALLTEL and USCC may agree upon between the date of this Agreement and the Closing), ALLTEL will (1) terminate, or will cause its Affiliates to terminate, the services of each ALLTEL National Reseller with respect to the ALLTEL Service Area, and (2) if requested in writing by USCC, introduce USCC to the appropriate representative of each such ALLTEL National Reseller responsible for the establishment of reseller relationships with cellular wireless carriers, if such representative is known to ALLTEL and not known to USCC, and (3) use Commercially Reasonable Efforts to cooperate with and assist USCC, in the technical aspects (but not business or customer aspects) of transitioning the provision of service to the individual end users with mobile telephone numbers originating in the ALLTEL Service Area from each such ALLTEL National Reseller to ALLTEL Newco or any Person who serves or will serve as a reseller of cellular wireless communications service of USCC or one of its Affiliates in the ALLTEL Service Area, as appropriate.

(ii)                                  USCC National Account, Retained Agent and Reseller Agreements.

(A)                              In cases in which USCC or any Affiliate is party to an agreement by which USCC or the Affiliate provides cellular wireless communications service in multiple RSAs and MSAs (including the USCC Service Area) to employees or other designees of a Person who are included under a national service agreement between USCC or the Affiliate and such Person (a “USCC National Account Agreement”), to the extent permitted by each such USCC National Account Agreement, USCC will use Commercially Reasonable Efforts to transfer, and cause each of its Affiliates to use Commercially Reasonable Efforts to transfer, to USCC Newco prior to or at Closing, all rights and obligations with respect to the provision of service to the individual end users with mobile telephone numbers originating in the USCC Service Area covered by a USCC National Account Agreement.

(B)                                In cases in which USCC or any Affiliate is a party to an agreement with any Person (a “USCC Retained Agent”) who serves as an agent of USCC and its Affiliates for selling or marketing cellular wireless communications service provided by USCC or any of its Affiliates (i) in the USCC Service Area as well as other areas or (ii) only in the USCC Service Area, but whose agreement is included as an USCC Excluded Asset because it is not assignable (collectively, the “USCC Retained Agent Agreements”), USCC agrees that at or prior to the Closing (or as of such other date after the Closing as USCC and ALLTEL may agree upon between the date of this Agreement and the Closing), USCC will (1) terminate, or will cause its Affiliates to terminate, the services of each USCC Retained Agent with respect to the USCC Service Area, and (2) if requested in writing by ALLTEL, introduce ALLTEL to the appropriate representative of each such USCC Retained Agent responsible for the establishment of agent relationships with cellular wireless carriers, if such representative is known to USCC and not known to ALLTEL, and (3) use Commercially Reasonable Efforts to cooperate with and assist ALLTEL, in the technical aspects (but not business or customer aspects) of transitioning the provision of service to the individual end users with mobile telephone numbers originating in the USCC Service Area from each such USCC Retained Agent to USCC Newco or any Person who serves or will serve as an agent of ALLTEL or one of its Affiliates for selling or marketing cellular wireless communications service in the USCC Service Area, as appropriate.

(C)                                In cases in which USCC or any Affiliate is a party to an agreement with any Person (a “USCC National Reseller”) who serves as a reseller of cellular wireless communications service provided by USCC or any of its Affiliates in the USCC Service Area as well as other areas (a “USCC National Reseller Agreement”), USCC agrees that at or prior to the Closing (or as of such other date after the Closing as USCC and ALLTEL may agree upon between the date of this Agreement and the Closing), USCC will (1) terminate, or will cause its Affiliates to terminate, the services of each USCC National Reseller with respect to the USCC Service Area, and (2) if requested in writing by ALLTEL, introduce ALLTEL to the appropriate representative of each such USCC National Reseller responsible for the establishment of reseller relationships with cellular wireless carriers, if such representative is known to USCC and not known to ALLTEL, and (3) use Commercially Reasonable Efforts to

cooperate with and assist ALLTEL, in the technical aspects (but not business or customer aspects) of transitioning the provision of service to the individual end users with mobile telephone numbers originating in the USCC Service Area from each such USCC National Reseller to USCC Newco or any Person who serves or will serve as a reseller of cellular wireless communications service of ALLTEL or one of its Affiliates in the USCC Service Area, as appropriate.

(g)                                 Excluded Shared Assets.  ALLTEL, on behalf of itself and its Affiliates, and USCC, on behalf of itself and its Affiliates, subject to any approvals required by the DOJ Consent Decree, have provided for the use by USCC and its Affiliates from and after the Closing of certain of the ALLTEL Excluded Shared Assets, as well as certain of the ALLTEL Excluded Assets, used in the operation of the ALLTEL Business as set forth in the ALLTEL Transition Services Agreement.

(h)                                 Facilities Use Agreement.  ALLTEL, on behalf of itself and its Affiliates, and USCC, on behalf of itself and its Affiliates, subject to any approvals required by the DOJ Consent Decree and by the FCC, have provided for the use by ALLTEL and its Affiliates from and after the Closing of certain of the ALLTEL Transferred Assets used in the operation of the GSM roaming business (which ALLTEL is not required to divest pursuant to the DOJ Consent Decree) and for the provision by USCC to ALLTEL of certain services relating to the same, as set forth in the Facilities Use Agreement.  During the 60 day period following the date of this Agreement, the parties shall work in good faith to prepare and complete a detailed mutually agreed-upon “Final Description of Services” (“FDS”) as well as a mutually agreed-upon “Final Cost Attachment” (“FCA”) to the Facilities Use Agreement.  Such FDS and FCA shall be attached to the Facilities Use Agreement, and become a part thereof, and after the date of attachment shall supersede the PDS and PCA attached to the Facilities Use Agreement attached to this Agreement as Exhibit B, and shall thereafter be referred to therein, respectively, as the “Service Attachment” and the “Cost Attachment”; provided, however, that if the parties cannot mutually agree upon the FDS and FCA, the PDS and PCA shall continue to be the Service Attachment and the Cost Attachment, respectively.

(i)                                     Cellular Switching Agreement.  ALLTEL, on behalf of itself and its Affiliates, and USCC, on behalf of itself and its Affiliates, subject to any approvals required by the DOJ Consent Decree and by the FCC, have provided for the use by ALLTEL and its Affiliates from and after the Closing of switching services used in the operation of the cellular wireless business for the Lincoln, Nebraska MSA, Missouri RSA 9 and Oklahoma RSA 4 (formerly owned and operated by Western, which ALLTEL is not required to divest pursuant to the DOJ Consent Decree), as set forth in the Cellular Switching Agreement.

(j)                                     During the 60 day period following the date of this Agreement, the parties shall enter into a facilities space lease whereby ALLTEL, as landlord, will lease to ALLTEL Newco, as tenant, the rights to use certain space at the Manhattan, Kansas call center owned by ALLTEL, which call center is an ALLTEL Excluded Asset.  Such lease will be entered into on commercially reasonable terms, including as provided on Schedule 1.02(j) and will become effective only on the Effective Time.

(k)                                  The parties acknowledge that the form of Facilities Use Agreement does not provide for the continued use by ALLTEL or its Affiliates following the Closing of facilities, space or services (including utilities) for ALLTEL’s retained data networks (or any components thereof), including such use at the Salina Kansas or Grand Island MTSOs.   During the 60 day period following the date of this Agreement, the parties shall cooperate and work in good faith to prepare and complete a mutually agreed-upon amendment to the Facilities Use Agreement, on commercially reasonable terms, to provide for ALLTEL or its Affiliates’ continued use of facilities, space or services (including utilities) for ALLTEL’s retained data networks (or any components thereof) and any similar matters that are not currently addressed by the form of Facilities Use Agreement.  All references to the Facilities Use Agreement in this Agreement shall include the Facilities Use Agreement as amended by any such mutually-agreed upon amendment.

(l)                                     The parties will take the action described on Schedule 1.02(l).

Section 1.03.  Working Capital Adjustment.

(a)                                  Definitions.  For purposes of this Section 1.03,

(i)                                     “Current Assets” means all assets (in the aggregate) that are ALLTEL Transferred Assets or USCC Transferred Assets, as applicable, that are current (as determined by GAAP); provided that Current Assets shall not include, for purposes of determining the Preliminary Working Capital Amount or the Final Working Capital Amount, any ALLTEL Excluded Assets or USCC Excluded Assets, as applicable, including any current asset that is identified on Schedule 1.03 in the column labeled “Excluded Assets and Liabilities.”

(ii)                                  “Current Liabilities” means all ALLTEL Assumed Liabilities or USCC Assumed Liabilities, as applicable, that are current (as determined by GAAP); provided that Current Liabilities shall not include, for purposes of determining the Preliminary Working Capital Amount or the Final Working Capital Amount, any ALLTEL Excluded Liability or USCC Excluded Liability, as applicable, including any current liability that is identified on Schedule 1.03 in the column labeled “Excluded Assets and Liabilities.”

(iii)                               Intercompany Accounts:

(A)                              With respect to the USCC Transferred Assets, Current Assets and Current Liabilities shall not include any amounts payable by USCC Newco to USCC or any of its Affiliates or any amounts receivable by USCC Newco from USCC or any of its Affiliates, and such amounts shall be included under the column labeled “Excluded Assets and

Liabilities” as set forth on Schedule 1.03.

(B)                                With respect to ALLTEL Transferred Assets, Current Assets and Current Liabilities shall not include any amounts payable by ALLTEL Newco to ALLTEL or any of its Affiliates or any amounts receivable by ALLTEL Newco from ALLTEL or any of its Affiliates, and such amounts shall be included under the column labeled “Excluded Assets and Liabilities” as set forth with respect to USCC on Schedule 1.03.

(iv)                              “Final Working Capital Amount” means, with respect to the ALLTEL Entities, ALLTEL Newco, USCC Entities or USCC Newco, as applicable, the amount by which Current Assets as of the Effective Time are greater or less than Current Liabilities as of the Effective Time based on the methodology set forth on Schedule 1.03.

(v)                                 “Prime Rate” means the annual interest rate set forth as the Prime Rate in the Money Rates table of The Wall Street Journal on the Closing Date.

(b)                                 Preliminary Working Capital Amount.  No later than three Business Days prior to the Closing Date, each Transferring Party shall deliver to its Receiving Party a statement in the format attached as Schedule 1.03 setting forth amounts, as of the most recent practicable date prior to the Closing Date, of all Current Assets and Current Liabilities, together with the Transferring Party’s good faith estimate of the amount by which its Current Assets as of the Closing Date are greater or less than its Current Liabilities as of the Closing Date (for each such Transferring Party, the “Preliminary Working Capital Amount”), based on the methodology set forth on Schedule 1.03.  (For illustrative purposes, on Schedule 1.03 are completed statements setting forth pro forma calculations of the Preliminary Working Capital Amount relating to the USCC Business and the ALLTEL Business, as of June 30, 2005).

(c)                                  Adjustment at the Closing.  The Cash Payment shall be increased or decreased based on the Preliminary Working Capital Amounts of each Transferring Party using the methodology set forth on Schedule 1.03.  If ALLTEL’s Preliminary Working Capital Amount exceeds USCC’s Preliminary Working Capital Amount, USCC shall pay to ALLTEL at the Closing, in addition to the Cash Payment, cash in an amount equal to such excess.  If USCC’s Preliminary Working Capital Amount exceeds ALLTEL’s Preliminary Working Capital Amount, the Cash Payment shall be reduced by an amount equal to such excess.

(d)                                 Post-Closing Adjustments.

(i)                                     Promptly (but no later than five Business Days) after the date on which both Final Working Capital Amounts are finally determined in accordance with Section 1.03(e), the Cash Payment shall be further adjusted by the party who owes an amount (after aggregating all amounts due to or payable by the parties in accordance with Section 1.03(d)(ii)) to the other party paying such amount in cash plus interest on any such difference from the Closing Date to the date of payment at the Prime Rate.

(ii)                                  The following will determine the amount that a party owes for these purposes:

(A)                              To the extent that the Final Working Capital Amount for such party based on the methodology set forth on Schedule 1.03, as finally determined in accordance with Section 1.03(e), less the Preliminary Working Capital Amount of such party is positive, then such party will receive credit for the amount of such positive amount.  To the extent such calculation results in a negative number, the other party will be entitled to a credit for the absolute value of the amount of such difference.

(e)                                  Procedures.

(i)                           As promptly as practicable after the Closing Date (but in no event later than 60 days thereafter), each Transferring Party shall prepare and deliver to the Receiving Party for its review and comment a statement in the format attached as Schedule 1.03 setting forth amounts, as of the Effective Time, of all Current Assets and Current Liabilities, together with the Transferring Party’s calculation of the Final Working Capital Amount and the Final Intercompany Amount (each, a “Final Working Capital Schedule”).  For the purpose of clarification, ALLTEL is the Transferring Party with respect to ALLTEL Newco, and USCC is the Transferring Party with respect to the USCC Newco.

(ii)                        If any party, in its capacity as a Receiving Party, objects to any amounts reflected on the other party’s Final Working Capital Schedule, such Receiving Party must, within 60 days after its receipt of such schedule, give written notice (an “Objection Notice”) to the other party specifying in reasonable detail such Receiving Party’s objections.  If a party (in its capacity as a Receiving Party) fails to give an Objection Notice within 60 days after its receipt of a Final Working Capital Schedule, the Transferring Party’s determination of such Final Working Capital Amount shall be final, binding and conclusive on the parties.

(iii)                     With respect to any disputed amounts concerning a Final Working Capital Schedule, the parties shall negotiate in good faith during the 20 Business Day period (each, a “Resolution Period”) after the date of the Transferring Party’s receipt of an Objection Notice to resolve any such disputes.  If the parties are unable to resolve all such disputes within the Resolution Period, then within five Business Days after the expiration of the Resolution Period, all remaining disputes (the “Unresolved Items”) shall be submitted to a mutually acceptable Big-4 accounting firm other than PricewaterhouseCoopers LLP, or if the parties cannot agree, to a Big-4 accounting firm other than PricewaterhouseCoopers LLP, selected by lot (in either case, the “Independent Accountant”), who shall be engaged to provide a final and conclusive resolution of all

Unresolved Items within 45 days after such engagement.  The determination of the Independent Accountant shall be final, binding and conclusive on the parties.  Unless the parties otherwise mutually agree in writing, the parties shall share the fees and expenses of the Independent Accountant based on the following formulas: (A) USCC shall pay a portion of such fees and expenses equal to the total of such fees and expenses multiplied by a fraction, the numerator of which is the dollar amount of Unresolved Items resolved in favor of ALLTEL and the denominator of which is the total dollar amount of Unresolved Items; and (B) ALLTEL shall pay a portion of such fees and expenses equal to the total of such fees and expenses multiplied by a fraction, the numerator of which is the dollar amount of Unresolved Items resolved in favor of USCC and the denominator of which is the total dollar amount of Unresolved Items.  Each party shall bear all the fees, costs and expenses of its own attorneys, experts and witnesses in connection with the foregoing process.

(iv)                    During any period of review or dispute as provided in this Section 1.03(e), each Transferring Party shall provide the Receiving Party and its agents and representatives upon reasonable notice with access to the books and records of such Transferring Party and its Affiliates relating to, and personnel of the Transferring Party and its Affiliates knowledgeable about, the entity, business, system and assets that were transferred by such Transferring Party under this Agreement to the extent reasonably necessary to permit the Receiving Party to review the results of the applicable Final Working Capital Schedule.

(f)                                    Other.

(i)                           Consistent with the foregoing, the parties agree that any accounts receivable or other current assets that have been written off by a Transferring Party in the ordinary course of business consistent with prior practice and/or which are not included in the amount of Current Assets for purposes of determining the Preliminary Working Capital Amount or the Final Working Capital Amount shall not be transferred to the Receiving Party, and any recovery in respect there of after the Closing shall be for the benefit of the Transferring Party or its Affiliates.

(ii)                        (A) if either party receives or collects any assets that are for the benefit of the other party, such receiving or collecting party shall hold such assets for the benefit of and promptly Transfer such assets to the other party and (B) if either party pays or performs any liabilities that are for the account of the other party, such other party shall promptly indemnify the paying or performing party subject to the terms and conditions of Article 8.

Section 1.04.  Governing Regulatory Documents.

(a)                                  The parties acknowledge and agree that (i) the Management Trustee will serve as manager of the ALLTEL Business and the ALLTEL Transferred Assets pursuant to the Governing Regulatory Documents, and (ii) the covenants, agreements and obligations of ALLTEL under this Agreement are subject to the terms, conditions and restrictions of the Governing Regulatory Documents, and to the extent any covenant, agreement or obligation of ALLTEL (including any obligation to cause an Affiliate to take an action or to refrain from taking an action) under this Agreement relates to a matter that is within the powers and responsibilities of the Management Trustee under the Governing Regulatory Documents or otherwise specifically conflicts with any material terms, conditions or restrictions of the Governing Regulatory Documents that are directly applicable to ALLTEL, the only obligation of ALLTEL under this Agreement with respect to such matter shall be to (A) request, and use all of ALLTEL’s and its Affiliates’ Best Efforts to cause, the Management Trustee to perform such covenant, agreement or obligation and to cooperate with the Management Trustee in such performance, (B) not interfere in any manner with any effort by the Management Trustee to perform such covenant, agreement or obligation and (C) use and cause its Affiliates to use Commercially Reasonable Efforts to exercise all of ALLTEL’s and its Affiliates’ available rights and powers under the Governing Regulatory Documents in order to achieve compliance with such covenant, agreement or obligation.

(b)                                 Notwithstanding anything contained herein to the contrary, in no event shall ALLTEL or any Affiliate thereof be required to take any action (or omit to take any action) that would violate any material term, condition or restriction of the Governing Regulatory Documents that is directly applicable to ALLTEL, and ALLTEL shall not be liable for any action (or omission to take any action) that is necessary for it to comply with a specific material term, condition or restriction of the Governing Regulatory Documents.

ARTICLE II

CLOSING

Section 2.01.  Time and Place of Closing.

Upon the terms and subject to the satisfaction or waiver by the appropriate party of the conditions set forth in Article VII, the closing of the Transactions (the “Closing”) shall take place at 10:00 a.m. Chicago time on the fifth business day following (or such fewer business days required in order to avoid an obligation by ALLTEL to divest the ALLTEL Transferred Assets to a Divestiture Trustee pursuant to the Governing Regulatory Documents) the date on which the last applicable condition under Article VII has been satisfied, is capable of being satisfied at the Closing (in the judgment of each of the parties hereto) or, to the extent permitted by applicable Law, waived by the appropriate party, or at such other time and place as the parties hereto may mutually agree.  The date on which the Closing occurs is called the “Closing Date,” and the Transaction shall be deemed to have closed simultaneously at 11:59:59 p.m., Chicago time on the Closing Date (the “Effective Time”).  The Closing may be conducted by facsimile or other means of electronic transmission, but shall be deemed to have occurred at the offices of Sidley Austin Brown & Wood LLP in Chicago, Illinois, 60603.

Section 2.02.  Closing Actions and Deliveries.

Upon the terms and subject to the satisfaction or, to the extent permitted by applicable Law, waiver by the appropriate party of the conditions set forth in Article VII, the parties shall take the following actions on the Closing Date:

(a)                                  USCC shall, or shall cause the applicable USCC Affiliate to, execute and deliver to ALLTEL:

(i)                           one or more instruments of assignment and assumption of the ALLTEL Newco Interests in the form attached hereto as Exhibit A-1 (collectively, the “ALLTEL Assignment and Assumption”);

(ii)                        one or more instruments of assignment and assumption of the USCC Newco Interests in the form attached hereto as Exhibit A-2 (collectively, the “USCC Assignment and Assumption”), together with a certificate or certificates representing 100 percent of the USCC Newco Interests (to the extent such Newco Interests are represented in certificated form);

(iii)                     a resignation from each of the managers, directors and officers of USCC Newco;

(iv)                    the original minute book, stock transfer book, corporate seal and other corporate records of USCC Newco, which shall include true, correct and complete copies of certificate of formation and the limited liability company operating agreement or other applicable organizational documents (and all amendments, supplements and modifications thereto) and the minutes of meetings of directors, members or managers;

(v)                       evidence that USCC has made the Cash Payment, as adjusted pursuant to Section 1.03, by wire transfer to an account designated by ALLTEL or by other delivery of immediately available funds;

(vi)                    with respect to USCC or any Affiliate who holds the USCC Newco Interests at Closing, a FIRPTA certificate as required by Section 1445 of the Code, and any other similar certificates or documents required by state law; and

(vii)                 the certificates and other documents required to be delivered by USCC at or prior to Closing under Section 7.01.

(b)                                 ALLTEL shall, or shall cause the applicable ALLTEL Affiliate to, execute and deliver to USCC:

(i)                           the ALLTEL Assignment and Assumption, together with a certificate or certificates representing 100 percent of the ALLTEL Newco Interests (to the extent such Newco Interests are represented in certificated form);

(ii)                        the USCC Assignment and Assumption;

(iii)                     a resignation from each of the managers, directors and officers of ALLTEL Newco;

(iv)                    the original minute book, stock transfer book, corporate seal and other corporate records of ALLTEL Newco, which shall include true, correct and complete copies of the certificate of formation and the limited liability company operating agreement or other applicable organizational documents (and all amendments, supplements and modifications thereto) and the minutes of meetings of directors, members or managers;

(v)                       with respect to ALLTEL or any Affiliate who holds the ALLTEL Newco Interests at Closing, a FIRPTA certificate as required by Section 1445 of the Code, and any other similar certificates or documents required by state law; and

(vi)                    the certificates and other documents required to be delivered by ALLTEL at or prior to Closing under Section 7.02.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF ALLTEL

ALLTEL hereby represents and warrants to USCC as follows, except as set forth in the disclosure schedule attached hereto (the “ALLTEL Disclosure Schedule”), which ALLTEL Disclosure Schedule is arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III (it being understood that any item disclosed in one paragraph of the ALLTEL Disclosure Schedule shall not be deemed to be disclosed with respect to any other paragraph of the ALLTEL Disclosure Schedule unless otherwise indicated therein):

Section 3.01.  Organization.

Each of ALLTEL, the ALLTEL Receiving Entity and the ALLTEL Entities is either a corporation or a limited liability company.  ALLTEL Newco is a limited liability company.  Each of ALLTEL, the ALLTEL Receiving Entity, ALLTEL Newco, and the ALLTEL Entities is duly organized, in good standing and validly existing under the Laws of its jurisdiction of organization and has all requisite corporate or limited liability company power and authority to enter into each Transaction Document to which it is or shall be a party and consummate the Transactions to which it is or shall be a party.  Each of ALLTEL, the ALLTEL Receiving Entity, ALLTEL Newco, and the ALLTEL Entities is duly qualified as a foreign entity in each of the jurisdictions where such qualification is required by Law, except where the failure to be so qualified would not (i) in the case of ALLTEL, materially impair the ability of ALLTEL or any applicable Affiliate to own the ALLTEL Newco Interests, or (ii) in the case of ALLTEL Newco, materially impair its ability to hold control of the ALLTEL Licenses or own the ALLTEL Transferred Assets, or (iii) in the case of ALLTEL, the ALLTEL Receiving Entity, ALLTEL Newco and the ALLTEL Entities, materially impair their respective ability to consummate the Transactions to which it is or shall be a party.

Section 3.02.  Authority.

With respect to each of ALLTEL and its applicable Affiliates, the execution and delivery of each Transaction Document to which it is or shall be a party, the consummation by it of the Transactions to which it is or shall be a party and the performance by it of each Transaction Document to which it is or shall be a party have been duly authorized and approved by all necessary corporate or limited liability company, as applicable, action, and no other proceedings on its part which have not been taken are necessary to authorize the execution, delivery and performance of the Transaction Documents to which it is or shall be a party or to consummate the Transactions to which it is or shall be a party.

Section 3.03.  Execution and Enforceability.

Each Transaction Document to which ALLTEL and its applicable Affiliates is a party has been, and each Transaction Document to which ALLTEL and its applicable Affiliates shall be a party as of the Closing Date shall have been, duly executed and delivered by it and constitutes or shall constitute as of Closing, as applicable, its legal, valid and binding obligation, enforceable against it in accordance with its terms, except to the extent enforcement may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability affecting the rights of creditors and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

Section 3.04.  No Conflict or Consents.

Except as set forth in Schedule 3.04, neither the execution, delivery or performance by ALLTEL and its applicable Affiliates of the Transaction Documents to which it is or shall be a party, nor the consummation of the Transactions to which it is a party, will (a) conflict with, or result in a breach or violation of, or constitute a default under, any provision of its organizational documents; (b) constitute, with or without the giving of notice or passage of time or both, a breach, violation or default by it, create a Lien, or give rise to any right of termination, modification, cancellation, prepayment or acceleration, or a loss of rights, under (i) any Law, Governmental Authorization, judgment, decree, injunction, rule or order, or (ii) any note, bond, mortgage, indenture, lease, agreement or other instrument, in each case which is applicable to or binding upon it or any of its assets; or (c) require any action in respect of, or filing with, any Governmental Authority or any Consent, other than filings under the HSR Act, the DOJ Consent, the Consent of the FCC, and any other Consents disclosed in this Agreement, including the Schedules hereto, except, in the case of clauses (b) and (c), where such breach, violation, default, Lien, right or the failure to obtain or give such Consent would not have an ALLTEL Material Adverse Effect.  Not in limitation of the generality of the foregoing, the power and authority of the Management Trustee under the Management Trustee Agreement with respect to the ALLTEL Licenses, the ALLTEL Transferred Assets and the ALLTEL Business shall terminate as of the Effective Time, without any need to amend the Management Trustee Agreement and without the need to obtain the Consent of any Person.

Section 3.05.  No Broker.

Except for Daniels & Associates, Denver, Colorado, neither ALLTEL nor any of its Affiliates has entered into any agreement, arrangement or understanding with any Person which will result in an obligation to pay any finder’s fee, brokerage commission or similar payment in connection with the Transactions.

Section 3.06.  FCC Matters.

(a)                                  The ALLTEL Entities are, and at Closing ALLTEL Newco will be, the exclusive holder of, and have good title, free and clear of all Liens (other than those under FCC Law), to the ALLTEL Licenses.  No Person other than the ALLTEL Entities has, and at Closing no Person other than ALLTEL Newco will have, any right, title or interest (legal or beneficial) in or to the ALLTEL Licenses.  Each ALLTEL License has been granted to the ALLTEL Entities by Final Order and is in full force and effect.  At Closing, each ALLTEL License will have been granted to ALLTEL Newco (controlled by USCC) by Final Order and will be in full force and effect.  No Person other than the ALLTEL Entities is licensed to use, or otherwise has a right to use, the ALLTEL Licenses held by the ALLTEL Entities.  At Closing, no Person other than ALLTEL Newco will be licensed to use, or otherwise have a right to use, the ALLTEL Licenses held by ALLTEL Newco.  Except as set forth in Schedule 3.06(a), none of the ALLTEL Entities, ALLTEL Newco or any Affiliate thereof has entered into any obligation, agreement, arrangement or understanding to Transfer any ALLTEL License or that would adversely affect USCC’s rights to, or use of, any ALLTEL License after Closing.  Except as will be set forth in Schedule 3.06(a) to be delivered prior to Closing, all Interference Consents with respect to the ALLTEL Licenses are terminable by either party thereto with no more than 60 days’ advance notice.  ALLTEL will deliver to USCC, within ten Business Days after the execution of this Agreement by both parties, a copy of all Known Interference Consents with respect to the ALLTEL Licenses.

(b)                                 Except for proceedings affecting the wireless industry or wireless licenses generally and as set forth on Schedule 3.06(b), there is not pending or, to the Knowledge of ALLTEL, threatened against any of the ALLTEL Entities, ALLTEL Newco, or any of the ALLTEL Licenses, nor does ALLTEL have Knowledge of any basis for, any application, action, complaint, claim, investigation, suit, notice of violation, petition, objection or other pleading, or any proceeding against ALLTEL, ALLTEL Newco, or the ALLTEL Licenses with the FCC or any other Governmental Authority, which (i) questions or contests the validity of any of the ALLTEL Licenses, or (ii) would reasonably be expected to result in (A) the revocation, cancellation, forfeiture (other than a monetary payment), non-renewal, suspension, modification or amendment of any of the ALLTEL Licenses, or (B) the payment of a fine, sanction, penalty, damages or contribution in connection with the use of any of the ALLTEL Licenses by any of the ALLTEL Entities or ALLTEL Newco that would have an ALLTEL Material Adverse Effect.

(c)                                  All material documents required to be filed at any time by ALLTEL or its Affiliates with the FCC or any other Governmental Authority pursuant to FCC Law with respect to each of the ALLTEL Licenses have been timely filed or the time period for such filing has not lapsed.  All of such filings are complete and correct in all material respects.  None of the ALLTEL Licenses is subject to any conditions other than those appearing on its face and those imposed by

FCC Law.  ALLTEL will pay or accrue, prior to the Closing Date, all amounts due to be paid to the FCC prior to the Closing Date in connection with each of the ALLTEL Licenses, the ALLTEL Transferred Assets and the ALLTEL System.  Schedule 3.06(c) sets forth and describes all applications in respect of the ALLTEL Licenses pending or on file with a Governmental Authority; the information contained in each such application is true and complete in all material respects.

(d)                                 Except as set forth on Schedule 3.06(d), neither ALLTEL nor any Affiliate thereof is in conflict with, or in default or violation of, any Laws applicable to any ALLTEL License (including, rules, regulations and orders regarding implementation of CALEA, E911 (Phase I and II), number portability, telephone service for the hearing impaired and other FCC Laws), and the ALLTEL Entities and ALLTEL Newco, as applicable, have complied in all material respects with the terms and conditions of the ALLTEL Licenses except where such conflict, default, violation or non-compliance would not reasonably be expected to result in (i) the revocation, cancellation, forfeiture (other than a monetary payment), non-renewal, suspension, modification or amendment of any of the ALLTEL Licenses, or (ii) the payment of a fine, sanction, penalty, damages or contribution in connection with the use of any of the ALLTEL Licenses by the ALLTEL Entities or ALLTEL Newco, as applicable, that would have an ALLTEL Material Adverse Effect.  None of the ALLTEL Entities, ALLTEL Newco or any Affiliate thereof has received written notice of any formal or informal complaint or order filed against it alleging any material non-compliance by it with respect to any such Laws, in each case to the extent applicable to the ALLTEL Licenses.  Except as set forth on Schedule 3.06(d), none of the ALLTEL Entities, ALLTEL Newco or any Affiliate thereof have received any request from any Public Safety Answering Point (“PSAP”), or Governmental Authority with jurisdiction or control over a PSAP, requesting the provision of Phase II E-911 services in the ALLTEL Service Area.  None of the ALLTEL Entities, ALLTEL Newco or any Affiliate thereof has received written notice of any formal or informal complaint or order filed against it alleging any material non-compliance by it with respect to any Laws relating to Phase II E-911 services in the ALLTEL Service Area.

(e)                                  Except as set forth on Schedule 3.06(e), all buildout and coverage requirements under 47 C.F.R. 22.946 and 47 C.F.R. 22.947 in respect of the ALLTEL Licenses have been satisfied in full and certification of such buildout and coverage has been made to the FCC.

(f)                                    Each ALLTEL Receiving Entity is qualified to acquire and hold, or be a transferee of control of, the USCC Licenses the control of which is being transferred to ALLTEL pursuant to this Agreement and to receive and hold any Governmental Authorization necessary for it to acquire and hold, or be a transferee of control of, the USCC Licenses.

(g)                                 On the Closing Date, every ALLTEL License will be in full force and effect.

Section 3.07.  No Litigation.

Except as set forth on Schedule 3.07, there are no civil, criminal or administrative claims, actions, suits, demands, proceedings or investigations pending or, to the Knowledge of ALLTEL, threatened against ALLTEL or any Affiliate thereof relating to or affecting the ALLTEL Newco

Interests, the ALLTEL Business, the ALLTEL System, the ALLTEL Licenses or the ALLTEL Transferred Assets that would if determined adversely to ALLTEL or any Affiliate thereof, as applicable, reasonably be expected to have an ALLTEL Material Adverse Effect or materially delay the ability of ALLTEL or any Affiliate thereof to consummate the Transactions.  Except as set forth on Schedule 3.07, (a) there is no judgment, decree, injunction, rule or order outstanding against ALLTEL or any Affiliate thereof relating to or affecting the ALLTEL Newco Interests, the ALLTEL Business, the ALLTEL System, the ALLTEL Licenses or ALLTEL Transferred Assets, nor does ALLTEL have Knowledge of any reasonable basis therefor, and (b) there are no unsatisfied judgments against ALLTEL or any Affiliate thereof with respect to the ALLTEL Newco Interests, the ALLTEL Business, the ALLTEL System, the ALLTEL Licenses or the ALLTEL Transferred Assets except for any such outstanding judgments, decrees, injunctions, rulings or orders and for any such unsatisfied judgments that individually or in the aggregate would not have an ALLTEL Material Adverse Effect.

Section 3.08.  Tax Matters.

(a)                                  All material Tax Returns that are required to be filed with respect or relating to ALLTEL Newco and the ALLTEL Business have been duly filed or, where not so filed, are covered under an extension that has been obtained therefor.

(b)                                 All material Taxes shown to be due on the Tax Returns referred to in Section 3.08(a) and in respect of ALLTEL Newco and the ALLTEL Business have been paid in full.

(c)                                  Except as disclosed on Schedule 3.08(c), all deficiencies asserted or assessments made as a result of the examinations of any Tax Returns referred to in Section 3.8(a) by a taxing authority have been paid in full.

(d)                                 Except as disclosed on Schedule 3.08(d), no issues that have been raised in writing by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in Section 3.08(a) are currently pending.

(e)                                  Except as disclosed on Schedule 3.08(e), no waiver of any statute of limitation has been given by or requested with respect to any Tax Return referred to in Section 3.08(a), which waiver is currently in effect.

(f)                                    There are no Liens (other than Permitted Liens) with respect to Taxes upon the ALLTEL Newco Interests, the ALLTEL Licenses, the ALLTEL Transferred Assets, the ALLTEL System or the ALLTEL Business.

(g)                                 The ALLTEL Entities, ALLTEL Newco or an Affiliate thereof, as applicable, has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party involved with ALLTEL Newco, the ALLTEL Licenses or the ALLTEL Transferred Assets, the ALLTEL System or the ALLTEL Business. All Taxes that were required to be collected or withheld by an ALLTEL Entity or an Affiliate thereof with respect to the operation of ALLTEL Newco, the ALLTEL Licenses, the ALLTEL Transferred Assets, the ALLTEL System or the

ALLTEL Business have been duly collected or withheld, and all such amounts that were required to be remitted to any taxing authority have been duly remitted.

(h)                                 No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the Transfer of the ALLTEL Newco Interests contemplated hereby.

(i)                                     ALLTEL Newco is, and has always been, a disregarded entity for federal income tax purposes.

(j)                                     Notwithstanding anything to the contrary in this Agreement, nothing in this Section 3.08 shall cause ALLTEL to be liable for any Taxes for which ALLTEL is not expressly liable pursuant to Section 5.10.

Section 3.09.  Title to ALLTEL Newco Interests and Sufficiency of ALLTEL Transferred Assets.

(a)                                  ALLTEL Receiving Entity is the sole record and beneficial owner of the ALLTEL Newco Interests free and clear of all Liens (other than those under FCC Law).  At Closing, the USCC Receiving Entity will acquire valid title to the ALLTEL Newco Interests, free and clear of all Liens (other than Permitted Liens).  The ALLTEL Newco Interests have been duly authorized and validly issued and are fully paid and non-assessable.

(b)                                 ALLTEL Newco is, or will be at Closing, the owner (whether by leasehold or fee simple interest) of, and has, or will have at Closing, valid title to, all of the ALLTEL Transferred Assets, free and clear of all Liens other than Permitted Liens and those under FCC Law.  Except as disclosed on Schedule 3.09(b), the ALLTEL Transferred Assets are in satisfactory operating condition, ordinary wear, tear and natural depreciation excepted.  The ALLTEL Transferred Assets, together with the ALLTEL Licenses, the ALLTEL Excluded Assets and the services to be provided and assets to be made available to USCC pursuant to the ALLTEL Transition Services Agreement, constitute all of the rights, assets and properties required to operate the ALLTEL System in all material respects as they are currently operated.

(c)                                  On the Closing Date, the ALLTEL Transferred Assets and the ALLTEL System will be operational.

Section 3.10.  Real Property.

(a)                                  Schedule 3.10(a) lists all Real Property (i) owned (including easement rights) by the ALLTEL Entities (or other party) and (ii) all Real Property owned by an Affiliate of ALLTEL that is primarily used or held for use in connection with the operation of the ALLTEL System.  Schedule 3.10(a) also specifies the identity of the owner, the address or other location description sufficient to identify the property and contains a reasonable description of the use of each property.  With respect to each parcel of such owned Real Property, except as set forth on Schedule 3.10(a):

(i)                                     ALLTEL Newco has, or will have at Closing, valid title to the parcel of Real Property, free and clear of all Liens, except for Permitted Liens;

(ii)                                  except as set forth on Schedule 3.10(b), there are no leases, subleases, licenses, concessions or other agreements to which the ALLTEL Entities or an Affiliate thereof is a party or, to the Knowledge of ALLTEL, leases, subleases, licenses, concessions or other agreements to which an ALLTEL Entity is not a party, granting to any Person the right of use or occupancy of any portion of the parcel of Real Property;

(iii)                               there are no outstanding options or rights of first refusal to purchase the parcel of Real Property, or any portion thereof or interest therein;

(iv)                              to the Knowledge of ALLTEL, an ALLTEL Entity or an Affiliate thereof (or the other party identified as the owner on Schedule 3.10(a)) has physical and legal ingress and egress to and from such parcel; and

(v)                                 none of ALLTEL, any ALLTEL Entity or ALLTEL Newco has received any written notice of, and ALLTEL has no Knowledge of, any material non-compliance with applicable building codes, land use regulations, occupational health and safety Laws or any other Laws, applicable to such parcel or the use or occupancy thereof.

A preliminary draft of Schedule 3.10(a) that is substantially complete is attached hereto.  An updated final version of Schedule 3.10(a) will be delivered by ALLTEL to USCC within 30 days after the date of this Agreement.

(b)                                 Schedule 3.10(b) lists all Real Property leases and occupancy agreements (together with any amendments thereto) with respect to which an ALLTEL Entity or ALLTEL Newco is a sublessor, sublicensor, tenant, lessee or licensee used primarily in the operation of the ALLTEL System in the ALLTEL Service Area (the “ALLTEL Leases”).  Schedule 3.10(b) also lists all Real Property leases and occupancy agreements (together with any amendments thereto) with respect to which an Affiliate of an ALLTEL Entity or ALLTEL Newco is a sublessor, sublicensor, tenant, lessee or licensee (the “ALLTEL Affiliate Leases” and together with the ALLTEL Leases, the “ALLTEL Real Property Leases”) and which cover Real Property used primarily in the operation of the ALLTEL System in the ALLTEL Service Area.  All Real Property leased, licensed, occupied or used pursuant to an ALLTEL Real Property Lease is referred to herein as “ALLTEL Leased Property”.  ALLTEL has made available to USCC complete and correct copies of each of the ALLTEL Real Property Leases (together with any subleases granted with respect to the Real Property covered by the ALLTEL Real Property Leases).  At Closing, ALLTEL will deliver to USCC originals (to the extent available) or copies of the same.  Each ALLTEL Real Property Lease that has not expired in accordance with its terms is valid, binding and enforceable against the ALLTEL Entity, ALLTEL Newco or an Affiliate thereof, as applicable, in accordance with its terms, except to the extent enforcement may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability affecting the rights of creditors and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).  Except as disclosed on Schedule 3.10(b), none of the ALLTEL Entities, ALLTEL Newco or any Affiliate thereof, nor, to the Knowledge of ALLTEL, any other party to any ALLTEL Real Property Lease is in default, violation or breach of any material term of such ALLTEL Real Property Lease, and none of the ALLTEL Entities, ALLTEL Newco or any

Affiliate thereof has received any written notice of default thereunder.  Except as set forth on Schedule 3.10(b), none of the ALLTEL Entities, ALLTEL Newco or any Affiliate thereof, has subleased, licensed or otherwise granted the right to use or occupy any Real Property leased by an ALLTEL Entity, ALLTEL Newco or an Affiliate, or any portion thereof to any other Person.  Except as set forth on Schedule 3.10(b), the leasehold interests of each ALLTEL Entity, ALLTEL Newco or any Affiliate thereof in ALLTEL Leased Property are free and clear of all Liens, except for Permitted Liens.  A preliminary draft of Schedule 3.10(b) that is substantially complete is attached hereto.  An updated final version of Schedule 3.10(b) will be delivered by ALLTEL to USCC within 30 days after the date of this Agreement.

(c)                                  No improvements on any Real Property owned by an ALLTEL Entity, ALLTEL Newco or any Affiliate thereof encroach upon adjoining real estate, and all such improvements have been constructed in conformity with all “setback” lines, easements and other restrictions, or rights of record, that have been established by any applicable building or zoning ordinances, except those encroachments and violations which would not reasonably be expected to interfere in any material respect with the use, occupancy or operation of the ALLTEL Transferred Assets as currently used, occupied or operated.

Section 3.11.  Intellectual Property.

(a)                                  Notwithstanding anything to the contrary, the ALLTEL Transferred Assets do not include any Intellectual Property except as expressly provided in this Section 3.11.  Except for (i) Intellectual Property made available to USCC pursuant to the Cellular One License Assignment or the ALLTEL Transition Services Agreement, (ii) Intellectual Property (if any) used by an ALLTEL Entity or ALLTEL Newco pursuant to any ALLTEL Contract, (iii) Intellectual Property (such as software) incorporated into tangible ALLTEL Transferred Assets (such as switches), and (iv) incidental Intellectual Property used in the operation of the ALLTEL System (such as standard shrink wrap licenses which typically accompany commercially available software), there is no Intellectual Property that is required to operate the ALLTEL System in all material respects as it is currently operated.

(b)                                 Schedule 3.11(b) contains a complete and correct list of all Intellectual Property to be transferred or otherwise made available by ALLTEL or its Affiliates to USCC or any Affiliate thereof, including ALLTEL Newco after the Closing in connection with the Transactions (the “ALLTEL Transferred Intellectual Property”).  The ALLTEL Transferred Intellectual Property includes all Intellectual Property that ALLTEL or its Affiliates supply to their own employees, customers, suppliers, agents, or licensees in the operation of the ALLTEL Business and that is capable of being transferred to ALLTEL Newco in their entirety (other than (i) ALLTEL Excluded Assets and (ii) Cellular One Group Assets, which are or prior to Closing will be licensed to ALLTEL Newco pursuant to the Cellular One License Assignment).  The ALLTEL Transferred Intellectual Property does not include any Intellectual Property which is solely owned by ALLTEL or an Affiliate thereof, or any Intellectual Property owned or licensed by ALLTEL or an Affiliate thereof which has been developed or customized, either by ALLTEL or an Affiliate thereof or at its request.  The ALLTEL Entities have, and at Closing ALLTEL Newco will have, the right to use pursuant to license, sublicense, agreement or permission, the ALLTEL Transferred Intellectual Property as described on Schedule 3.11(b), free and clear of all Liens and free from any requirement of any past, present or future royalty payments, license fees, charges or other payments, except as set forth in the terms of use and limitations in such licenses, including obligations on the part of the licensee.

(c)                                  To the extent transferable, from and after Closing, USCC or an Affiliate thereof will have the right to use all of the incidental Intellectual Property used in the operation of the ALLTEL System.  In the case of any incidental Intellectual Property used in the operation of the ALLTEL System which had been used by an ALLTEL Entity, ALLTEL Newco or an Affiliate thereof, USCC’s or its Affiliate’s use of said incidental Intellectual Property shall be in accordance with the terms and conditions of the applicable license or lease agreement, including obligations to obtain Consent to change of control and use and to make payment of any license or right to use fee necessary in connection with such change of control to, or use by, USCC or its Affiliate.

(d)                                 Except as set forth on Schedule 3.11(d), no claim or demand of any Person has been made nor is there any proceeding that is pending, or to the Knowledge of ALLTEL, threatened, nor does ALLTEL have Knowledge of any reasonable basis therefor, which (i) challenges the rights of an ALLTEL Entity or ALLTEL Newco in respect of any ALLTEL Transferred Intellectual Property, (ii) asserts that an ALLTEL Entity or ALLTEL Newco is infringing or otherwise in conflict with, or is required to pay any royalty, license fee, charge or other amount with regard to, any ALLTEL Transferred Intellectual Property, or (iii) claims that any default exists under any agreement or arrangement listed in Schedule 3.11(d) with respect to ALLTEL Transferred Intellectual Property which default would reasonably be expected, individually or in the aggregate, to result in an ALLTEL Material Adverse Effect.

Section 3.12.  Compliance with Laws.

None of the ALLTEL Entities, ALLTEL Newco or any Affiliate thereof is in conflict with, or in default or violation of, any Laws applicable to the operation or use of the ALLTEL System or the ALLTEL Transferred Assets, except where such conflict, default, violation or non-compliance would not reasonably be expected to result in (a) the revocation, cancellation, forfeiture (other than a monetary payment), non-renewal, suspension, modification or amendment of any of the ALLTEL Licenses, or (b) the payment of a fine, sanction, penalty, damages or contribution in connection with the use of any of the ALLTEL Licenses by any of the ALLTEL Entities, ALLTEL Newco or any Affiliate thereof that would have an ALLTEL Material Adverse Effect.  None of the ALLTEL Entities, ALLTEL Newco or any Affiliate thereof has received notice of any formal or informal complaint or order filed against any of the ALLTEL Entities, ALLTEL Newco or any Affiliate thereof alleging any material non-compliance by it with respect to any such Laws, in each case to the extent applicable to the operation or use of the ALLTEL System or the ALLTEL Transferred Assets.

Section 3.13.  Governmental Authorizations.

(a)                                  Schedule 3.13(a) sets forth a preliminary list of all material Governmental Authorizations (other than the ALLTEL Licenses) held by an ALLTEL Entity, ALLTEL Newco or an Affiliate thereof and relating primarily to the ALLTEL System, including any construction permits for ongoing construction projects (collectively, the “ALLTEL System Permits”).  A list of ALLTEL System Permits, which to the Knowledge of ALLTEL will be true and complete, updating Schedule 3.13(a), will be delivered by ALLTEL to USCC within 30 days after the date of this Agreement.  All ALLTEL System Permits are validly held by an ALLTEL Entity, ALLTEL Newco or an Affiliate thereof, and are in good standing, and in full force and effect; an ALLTEL Entity, ALLTEL Newco or an Affiliate thereof, is the exclusive holder of each ALLTEL System Permit held by it; and an ALLTEL Entity or ALLTEL Newco or an Affiliate thereof, is in substantial compliance with each ALLTEL System Permit granted to or held by it (except for such instances of non-compliance that would not result in the loss or non-renewal of the applicable ALLTEL System Permit or an ALLTEL Material Adverse Effect).

(b)                                 Except as set forth on Schedule 3.13(b), there is not pending or, to the Knowledge of ALLTEL, threatened any civil, criminal or administrative claims, actions, suits, demands, proceedings or investigations against an ALLTEL Entity, ALLTEL Newco or an Affiliate thereof, with any Governmental Authority, which (a) questions or contests the validity of any of the ALLTEL System Permits, or (b) would reasonably be expected to result in (i) the revocation, cancellation, forfeiture (other than a monetary payment), non-renewal, suspension, modification or amendment of any of the ALLTEL System Permits, or (ii) the payment of a fine, sanction, penalty, damages or contribution in connection with the use of any of the ALLTEL System Permits by an ALLTEL Entity, ALLTEL Newco or an Affiliate thereof that would have an ALLTEL Material Adverse Effect.  Except as set forth on Schedule 3.13(b), assuming USCC or an Affiliate thereof is qualified to hold control of the ALLTEL System Permits, the ALLTEL Newco Interests are transferable to USCC or an Affiliate thereof pursuant to this Agreement and the ALLTEL Licenses and ALLTEL System Permits will not be subject to suspension, modification or revocation as a result of the consummation of the Transactions.  Assuming USCC or an Affiliate thereof is qualified to hold control of the ALLTEL System Permits, no event has occurred with respect to any of the ALLTEL System Permits which permits, or after notice, or lapse of time (except for the expiration of an ALLTEL System Permit in accordance with its terms), or both, would permit, revocation or termination thereof or would reasonably be expected to have, individually or in the aggregate, an ALLTEL Material Adverse Effect.  A preliminary draft of Schedule 3.13(b) is attached hereto.  A final version of Schedule 3.13(b), which to the Knowledge of ALLTEL will be true and complete, will be delivered by ALLTEL to USCC within 30 days after the date of this Agreement.

(c)                                  There are no defects in the environmental, zoning, licensing or other permits pertaining to the operation of each of the ALLTEL Transferred Assets that will have a material adverse effect on the operator of the mobile wireless business in which the ALLTEL Transferred Asset is primarily used.  Following the Closing, ALLTEL will not undertake, directly or indirectly, any challenges to the environmental, zoning, licensing or other permits relating to the operation of the ALLTEL Transferred Assets.

Section 3.14.  Employee Benefit Plans.

(a)                                  Each Employee Plan maintained or sponsored by, or contributed to by, an ALLTEL Entity or any ERISA Affiliate of an ALLTEL Entity which covers any current or former employee, director or independent contractor involved in the operation of the ALLTEL System

(the “ALLTEL System Employee Plans”) has been in all material respects maintained and operated by the ALLTEL Entity or its ERISA Affiliates in conformity with all applicable Laws, including the Code and ERISA, and in accordance with the terms of such ALLTEL System Employee Plan.

(b)                                 With respect to employees employed in operating the ALLTEL System, no ALLTEL Entity nor any ERISA Affiliate thereof sponsors, has sponsored, contributes to, has contributed to, or has or had an obligation to contribute to (i) a multiemployer plan, as defined in Section 3(37) of ERISA or (ii) a multiple employer plan subject to Sections 4063 or 4064 of ERISA which could reasonably result in any liability to USCC or any Affiliate thereof, including ALLTEL Newco after the Closing.

(c)                                  Schedule 3.14(c) sets forth the name of each of the ALLTEL System Employee Plans material to the operation of the ALLTEL System and indicates whether such ALLTEL System Employee Plan has been terminated.

(d)                                 With respect to each such ALLTEL System Employee Plan that is intended to be a qualified plan within the meaning of Section 401(a) of the Code, a favorable determination letter has been received from the IRS or a request for a determination letter has been or will be timely filed under applicable guidance from the IRS and is currently pending with the IRS.

(e)                                  All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the ALLTEL System Employee Plans or by Law (without regard to any waivers granted under Section 412 of the Code) to any funds or trusts established thereunder or in connection therewith have been made by an ALLTEL Entity or its ERISA Affiliates by the due date thereof (including any valid extension), and all contributions for any period ending on or before the Closing Date which are not yet due will be paid as soon as practicable, but in any event on or before the date required by law.  No accumulated funding deficiencies exist in any ALLTEL System Employee Plan subject to Section 412 of the Code.

(f)                                    No event has occurred nor shall any event occur as a result of the Transactions which could reasonably result in the imposition upon USCC or any Affiliate thereof, including ALLTEL Newco after the Closing, of any liability or any lien against any of their assets, directly or indirectly, as a “successor employer” or otherwise, attributable to or relating to the ALLTEL System Employee Plans or any other Employee Plan maintained or sponsored by, or contributed to by, an ALLTEL Entity or its ERISA Affiliates, including any funding requirements under the Code or liabilities under Title IV of ERISA with respect to any such plans.

(g)                                 There is no material violation of ERISA with respect to the filing of applicable reports, documents and notices regarding the ALLTEL System Employee Plans with the Secretary of Labor and the Secretary of the Treasury or the furnishing of such documents to the participants or beneficiaries of the ALLTEL System Employee Plans which could reasonably result in any liability to any USCC or any Affiliate thereof, including ALLTEL Newco after the Closing.

(h)                                 There are no pending actions, claims or lawsuits with respect to the operation of the ALLTEL System Employee Plans (other than routine claims for benefits) which have been asserted or instituted against an ALLTEL Entity or any of its ERISA Affiliates, the assets of any of the trusts under such plans or the plan sponsor, plan administrator, or any fiduciary of the ALLTEL System Employee Plans, nor does an ALLTEL Entity or its ERISA Affiliates have Knowledge of any threatened litigation or Knowledge of facts which could form the basis for any such claim or lawsuit and which could reasonably result in any liability to any USCC or any Affiliate thereof, including ALLTEL Newco after the Closing.

(i)                                     No ALLTEL Entity nor any Affiliate thereof nor any “party in interest” or “disqualified person” with respect to the ALLTEL System Employee Plans has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA which could reasonably result in any liability to USCC or any Affiliate thereof, including ALLTEL Newco after the Closing.

(j)                                     Each ALLTEL Entity and any ERISA Affiliate of ALLTEL which maintains a “group health plan” within the meaning of Section 5000(b)(1) of the Code that is a ALLTEL System Employee Plan has complied in all material respects with the notice and coverage continuation requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (and any similar state law), Section 4980B of the Code, and Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder (“COBRA”).

(k)                                  With respect to any ALLTEL System Employee Plan which is a “health plan” as defined by the privacy regulations under the Health Insurance Portability and Accountability Act of 1996, 67 Fed. Reg. 53182, there has been no material violation of the privacy regulations of Health Insurance Portability and Accountability Act of 1996, Pub. L. 104-191, as amended (and any similar state law) and the regulations thereunder which could reasonably result in any material liability to any USCC or any Affiliate thereof, including ALLTEL Newco after the Closing.

(l)                                     No ALLTEL Entity nor any Affiliate thereof has any formal plan or commitment, whether or not legally binding, to create any additional Employee Plan or modify or change any existing ALLTEL System Employee Plan in a manner that would impose liability on USCC or any Affiliate thereof, including ALLTEL Newco after the Closing, nor has any intention to do so been communicated to any employees of ALLTEL or any Affiliate thereof who perform services for the ALLTEL System or their dependents, survivors or beneficiaries.

(m)                               With respect to employees employed in operating the ALLTEL System, none of the ALLTEL System Employee Plans provides any continuation of welfare benefits (including medical and life insurance benefits) after an employee terminates employment due to retirement or other reason, except for the coverage continuation requirements of COBRA.

Section 3.15.  Employment Matters.

(a)                                  Each ALLTEL Entity and Affiliate thereof (A) is in compliance in all material respects with all applicable foreign, federal, state and local Laws respecting employment, employment practices, terms and conditions of employment and wages and hours with respect to employees employed in operating the ALLTEL System or former employees during their employment in operating the ALLTEL System; (B) has provided for the withholding of all amounts required by Law or by agreement to be withheld from the wages, salaries and other payments to such employees; (C) is not liable for any arrears of wages, any other compensation or benefits (including vacation or severance pay) or any taxes related to the ALLTEL System or any penalty for failure to comply with any of the foregoing; and (D) is not liable for any payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for such employees (other than routine payments to be made in the normal course of business and consistent with past practice).  Except as set forth on Schedule 3.15(a), to ALLTEL’s Knowledge, there are no pending claims, charges, actions, investigations or lawsuits filed against an ALLTEL Entity or ALLTEL Newco with any court or any Governmental Authority involving the employment of or termination of any current or former employees pertaining to their involvement in the operation of the ALLTEL System.  Except as set forth on Schedule 3.15(a), to ALLTEL’s Knowledge:  (i) there are no such claims, charges, actions, investigations or lawsuits threatened, and (ii) no facts exist which could give rise to liability to any current or former employees involved in the operation of the ALLTEL System.

(b)                                 For each employee directly employed in operating the ALLTEL System, Schedule 3.15(b) sets forth as of the date hereof the name, position, market location, date of hire, current annual salary, hourly rate of pay, commission and/or bonus arrangement (as applicable), service credited for purposes of vesting and eligibility under any ALLTEL System Employee Plan, the current status of the employee as either active or on leave and if on leave, the type of leave, and the amount of the last salary or rate of pay increase and the date thereof of all active employees and all inactive employees on leave or other inactive status, in each case employed by an ALLTEL Entity, ALLTEL Newco or any Affiliate thereof in the operation of the ALLTEL System.  None of the ALLTEL Entities, ALLTEL Newco or any Affiliate thereof is a party to, nor is bound by, any contracts or employment agreements with respect to employees or officers engaged, to any extent, in the operation of the ALLTEL System.

(c)                                  To ALLTEL’s Knowledge:  (i) any individual engaged by an ALLTEL Entity, ALLTEL Newco or an Affiliate thereof as an independent contractor in connection with the ALLTEL System has been accurately classified as an independent contractor for all purposes, including payroll tax, withholding, unemployment insurance and benefits, and (ii) none of the ALLTEL Entities, ALLTEL Newco or any Affiliate thereof has received notice of any pending or threatened inquiry from any Governmental Authority concerning such independent contractor status, or any pending or threatened claim by any party that any such independent contractor be reclassified as an employee for any purpose.

(d)                                 On or prior to the Closing Date, ALLTEL shall provide USCC a list of the former employees who performed services for the ALLTEL System at a location in the ALLTEL Service Area and have terminated employment due to lay-off or position elimination during the 90 calendar day period preceding the Closing Date with their position and work location at time of termination, except for terminations of employment pursuant to Section 6.01(a), and a list of the total number of employees employed at each work location in the ALLTEL Service Area as of the

Closing Date.

(e)                                  There are no employment, severance or similar agreements which are binding on USCC or an Affiliate thereof, including ALLTEL Newco after Closing (as a successor employer or otherwise) or which will create any obligation whatsoever after the Closing on the part of USCC or an Affiliate thereof, including ALLTEL Newco after Closing, in regard to any employee, manager, agent, contractor or officer of any ALLTEL Entity, ALLTEL Newco or any Affiliate thereof.

Section 3.16.  Labor Matters.

Neither the ALLTEL Entities nor ALLTEL Newco, are presently a party to or bound by any collective bargaining agreement or union contract, including a card check, neutrality or other type of labor agreement with respect to employees employed in operating the ALLTEL System, and no collective bargaining agreement with respect to employees employed in operating the ALLTEL System is being negotiated by the ALLTEL Entities, ALLTEL Newco or any Affiliate thereof with respect to employees employed in operating the ALLTEL System.  To the Knowledge of ALLTEL, no union organizational campaign or effort presently exists or is being threatened with respect to any employees of the ALLTEL Entities, ALLTEL Newco or any Affiliate thereof with respect to employees employed in operating the ALLTEL System.  To the Knowledge of ALLTEL, no question concerning representation presently exists with respect to any employees of the ALLTEL Entities, ALLTEL Newco or any Affiliate thereof with respect to employees employed in operating the ALLTEL System.  None of the ALLTEL Entities, ALLTEL Newco, or any Affiliate thereof, has received notice of any charges with respect to or relating to, directly or indirectly, the ALLTEL System that are pending before any Governmental Authority and none of the ALLTEL Entities, ALLTEL Newco or any Affiliate thereof has received, with respect to the ALLTEL System, notice of the intent of any Governmental Authority responsible for the enforcement of labor or employment Laws to conduct an investigation, audit or review and no such investigation, audit or review is in progress.  To the Knowledge of ALLTEL, no wage investigations have been made of the ALLTEL Entities, ALLTEL Newco or any Affiliate thereof with respect to employees employed in operating the ALLTEL System, or its independent contractors and none of the ALLTEL Entities, ALLTEL Newco or any Affiliate thereof has received notice of the intent of any Governmental Authority to conduct such an investigation, audit or review.  To the Knowledge of ALLTEL, there are no controversies, grievances or arbitrations pending or threatened between the ALLTEL Entities, ALLTEL Newco or any Affiliate thereof and any of its current or former employees or any labor or other collective bargaining unit representing any current or former employees, in each case to the extent relating to employees who perform or have performed services for the ALLTEL System.  To the Knowledge of ALLTEL, no work stoppage, picketing, hand billing, consumer boycott, labor strike, dispute or slow-down exists or has been threatened against the ALLTEL Entities, ALLTEL Newco or any Affiliate thereof with respect to the ALLTEL System.  The ALLTEL Entities, ALLTEL Newco and Affiliates thereof are in compliance in all material respects with all applicable Laws in respect of the ALLTEL System respecting employment, fair employment practices and fair labor standards, including such Laws that prohibit discrimination based on race, age, sex, religion, color, national origin, disability and sexual orientation.  The ALLTEL Entities, ALLTEL Newco and Affiliates thereof are in compliance with the requirements of the

National Labor Relations Act, as such Act relates to the ALLTEL System, and to the Knowledge of ALLTEL, no unfair labor practice charges or complaints against the ALLTEL Entities, ALLTEL Newco or any Affiliate thereof are pending or threatened before the National Labor Relations Board in respect of the ALLTEL System.

Section 3.17.  Environmental Matters.

(a)                                  Except as would not have an ALLTEL Material Adverse Effect:

(i)                           The ALLTEL Entities and/or ALLTEL Newco, as applicable, have obtained all environmental, health and safety permits, licenses and other authorizations which are required under Environmental Laws in connection with the operation of the ALLTEL System.  Each such permit, license and other authorization is valid and enforceable and in full force and effect, and the ALLTEL Entities and/or ALLTEL Newco, as applicable, are in compliance with the terms and conditions of all such permits, licenses and other authorizations and with each Environmental Law.  Promptly, but not to exceed 60 days after the date hereof, ALLTEL shall deliver to USCC a Schedule 3.17(a) which shall set forth all pending applications for any permits, licenses or other authorizations under any Environmental Law in connection with the operation of the ALLTEL Transferred Assets.

(ii)                        (A) No Hazardous Substances generated by, used by or originating from activities of the ALLTEL System or the ALLTEL Transferred Assets have been Released or, to the Knowledge of ALLTEL, threatened to be Released into the environment, whether by an ALLTEL Entity, ALLTEL Newco, or an Affiliate thereof, or to the Knowledge of ALLTEL, third parties, at any site, facility or location relating to the ALLTEL System, whether or not now or previously owned, operated, occupied, utilized or leased by an ALLTEL Entity, ALLTEL Newco, or an Affiliate thereof and (B) no oral or written notification of a Release of a Hazardous Substance has been filed by or on behalf of an ALLTEL Entity, ALLTEL Newco, or an Affiliate thereof with any Governmental Authority relating to the ALLTEL System, and no site or facility now or, to the Knowledge of ALLTEL, previously owned, operated, occupied, utilized or leased by an ALLTEL Entity, ALLTEL Newco, or an Affiliate thereof relating to the ALLTEL System is subject to investigation or clean-up under any Environmental Law.  None of the ALLTEL Entities, ALLTEL Newco or an Affiliate thereof has received any notice of intention to commence suit under any Environmental Law with respect to the ALLTEL System or the ALLTEL Transferred Assets (and to the Knowledge of ALLTEL, there is no reasonable basis for any such suit), nor has an ALLTEL Entity, ALLTEL Newco, or an Affiliate thereof received any request for information from any Governmental Authority under any Environmental Law with respect to the ALLTEL System or the ALLTEL Transferred Assets.  There is no existing, pending or, to the Knowledge of ALLTEL, threatened action, suit, investigation, inquiry or proceeding under Environmental Laws by or before any Governmental Authority relating to the ALLTEL System.

(iii)                     Each ALLTEL Entity, ALLTEL Newco and Affiliate thereof has complied and is in compliance with all Environmental Permits and all applicable Environmental

Laws pertaining to the ALLTEL System or the ALLTEL Transferred Assets, and, to the Knowledge of ALLTEL, none of the ALLTEL Entities, ALLTEL Newco or an Affiliate thereof has any liability, contingent or otherwise, under any Environmental Law pertaining to the ALLTEL System or the ALLTEL Transferred Assets.  To the Knowledge of ALLTEL, no Person has alleged any violation by an ALLTEL Entity, ALLTEL Newco or an Affiliate thereof of any applicable Environmental Law relating to the operation of the ALLTEL System or the ALLTEL Transferred Assets.  None of the ALLTEL Entities, ALLTEL Newco or an Affiliate thereof has caused or permitted the use, management, generation, manufacture, refining, transportation, treatment, storage, handling, disposal, production or processing of any Hazardous Substances in connection with the operation of the ALLTEL System or the ALLTEL Transferred Assets except in compliance with Environmental Law.  None of the ALLTEL Entities, ALLTEL Newco or an Affiliate thereof has caused or permitted, and ALLTEL has no Knowledge of, the Release or threatened Release of any Hazardous Substances generated, used or originating from the operations of the ALLTEL System or the ALLTEL Transferred Assets.

(iv)                    The assets, property and equipment of each ALLTEL Entity, ALLTEL Newco and Affiliate thereof relating to the ALLTEL System and Real Property now or previously owned, operated, occupied, utilized or leased in the operation of the ALLTEL System by an ALLTEL Entity, ALLTEL Newco or an Affiliate thereof are not subject to any Liens under any Environmental Law, and to the Knowledge of ALLTEL no basis exists for any such Liens.

(v)                       Except as disclosed on Schedule 3.17(a)(v), to the extent applicable, the operation of the ALLTEL System and the ALLTEL Transferred Assets is in compliance with the applicable requirements of OSHA and any state and local occupational safety and health Laws, and all regulations promulgated thereunder and there are no pending or, to the Knowledge of ALLTEL, threatened safety and/or health citations, complaints, lawsuits or orders issued with respect to any of the foregoing Laws.  There have been no citations, notices or complaints issued to an ALLTEL Entity, ALLTEL Newco or any Affiliate thereof with respect to the ALLTEL System or the ALLTEL Transferred Assets by OSHA or any state occupational safety and health administration.

(vi)                    Each underground or above ground storage tank owned or operated by an ALLTEL Entity, ALLTEL Newco or an Affiliate thereof and used in the operation of the ALLTEL System is in compliance with Environmental Law.

(b)                                 Promptly, but not to exceed 60 days after the date hereof, ALLTEL will provide to USCC access to copies of all material environmental investigations, studies, audits, tests, reviews and other analyses conducted by or on behalf of, and that are in the possession of, an ALLTEL Entity, ALLTEL Newco or an Affiliate thereof in relation to any of the ALLTEL Transferred Assets now or previously owned, operated, occupied, utilized or leased by an ALLTEL Entity, ALLTEL Newco or an Affiliate thereof.

(c)                                  There is no (i) material judgment, decree, injunction, rule or order issued, entered or approved under any Environmental Law relating to the activities of the ALLTEL System or to the ALLTEL Transferred Assets now or previously owned, operated, occupied, utilized or leased by an ALLTEL Entity, ALLTEL Newco or an Affiliate thereof, or (ii) material remedial obligation, arising under any Environmental Laws, in each case directly relating to the ALLTEL System and the ALLTEL Transferred Assets.

(d)                                 Promptly, but not to exceed 60 days after the date hereof, ALLTEL will provide Schedule 3.17(d) which will contain a correct and complete list of each underground or above ground storage tank owned or operated by an ALLTEL Entity, ALLTEL Newco or an Affiliate thereof and used in the operation of the ALLTEL System other than tanks that do not exceed in the aggregate more than 1320 gallons per site.

Section 3.18.  Agreements, Contracts and Commitments.

(a)                                  Except with respect to the incidental Intellectual Property described in Section 3.11(a)(iv) and the Interference Consents, ALLTEL has made available to USCC correct and complete information to the extent available relating to each contract, agreement, arrangement, commitment, understanding, lease, license or other instrument to which an ALLTEL Entity, ALLTEL Newco or an Affiliate thereof is a party (or in the case of any oral ALLTEL Contract, a correct and complete summary thereof), in each case primarily related and material to the operation of the ALLTEL System, together with any and all amendments or modifications thereto through and including the date hereof (each, a “ALLTEL Contract”).  Promptly, but not to exceed 60 days after the date hereof, ALLTEL shall make available to USCC to the extent available the standard forms of Customer Agreements of those customers of the ALLTEL System that are a party to a Customer Agreement.  Each ALLTEL Contract is valid, binding, enforceable and in full force and effect; none of the ALLTEL Entities, ALLTEL Newco or any Affiliate thereof is in breach or default under any such ALLTEL Contract; and, to the Knowledge of ALLTEL no event has occurred which, with notice or lapse of time or both, would constitute a breach or default, or permit termination, modification or acceleration, under such ALLTEL Contract, except where the failure to be so valid, binding, enforceable or in full force and effect or such breach or default, termination, modification or acceleration would not reasonably be expected to have, individually or in the aggregate, an ALLTEL Material Adverse Effect.

(b)                                 Schedule 3.18(b) sets forth each ALLTEL Contract included in the ALLTEL Transferred Assets (the “ALLTEL System Contracts”).  ALLTEL will make available to USCC, on or before the Closing Date, correct and complete information to the extent available of the Customer Agreements and correct and complete copies of each other ALLTEL System Contract.  Schedule 3.18(b) sets forth all necessary Consents (including Consents relating to change of control or assignment by operation of law) of parties to all ALLTEL System Contracts which are required in connection with the consummation of the Transactions (collectively, the “ALLTEL Consents”).

(c)                                  Except for the ALLTEL System Contracts, there are no material contracts, agreements, arrangements, commitments, understandings, leases, licenses or other instruments to which an ALLTEL Entity, ALLTEL Newco or any Affiliate thereof is a party, or will be a party at Closing, which will create any obligation whatsoever on the part of USCC or any Affiliate thereof, including ALLTEL Newco after the Closing with respect to the ALLTEL Licenses, ALLTEL Transferred Assets or the ALLTEL System, including the following:

(i)                           an agreement, contract or commitment limiting or restraining any Person from engaging in any business or pursuing any strategic initiative or competing in any manner;

(ii)                        a license or other agreement which relates in whole or in part to any software, patent, trademark, trade name, service mark or copyright owned by any Person;

(iii)                     a confidentiality or non-disclosure agreement, contract or commitment in accordance with which a Person agrees to keep confidential and/or not to use or disclose information obtained from any other Person;

(iv)                    an agreement, contract or commitment for contour extension, interconnection, reciprocal compensation, switching, transport, back haul or agreement involving air to ground service;

(v)                       a management agreement, contract or commitment;

(vi)                    an agreement, contract, commitment or arrangement with any labor union or other representative of employees;

(vii)                 a commission, reseller, dealer, distributorship or sales agency agreement, contract or commitment;

(viii)              an agreement, contract, lease, license, commitment or similar arrangement with respect to the ownership, operation, leasing or licensing of cell sites, network sites, space on towers, office space, call centers or retail store or kiosk locations;

(ix)                      any other material agreement, contract or commitment, whether or not made in the ordinary course of operation of business; or

(x)                         any patent applications which, in the event such applications should mature to registration, would prevent USCC from operating the ALLTEL System as they are operated at the time of this Agreement.

Section 3.19.  Books of Account.

All Books and Records (i) have been properly and accurately kept and maintained in all material respects in accordance with applicable Law, (ii) are complete and correct in all material respects and do not contain or reflect any material inaccuracies or discrepancies and (iii) fairly reflect in reasonable detail the material assets, liabilities and transactions relating to the ALLTEL Business.

Section 3.20.  Financial Information.

Attached hereto as Schedule 3.20 is an unaudited balance sheet of the ALLTEL Business as of June 30, 2005 (“ALLTEL Balance Sheet Date”), and unaudited statements of income for the period from January 1, 2005 through the ALLTEL Balance Sheet Date (the “ALLTEL Financial Statements”).  The ALLTEL Financial Statements (i) were prepared by ALLTEL in good faith and contain no information that ALLTEL or any of its Affiliates has reason to believe is incorrect, (ii) are derived from data for systems of the ALLTEL Entities or Affiliates thereof used in their normal operations and from books and records maintained in accordance with GAAP, (iii) contain estimates with respect to and adjustments of certain information, which estimates and adjustments were made in good faith by Persons Knowledgeable regarding the operations of the ALLTEL Business in the ALLTEL Service Area, and (iv)  fairly present in all material respects the financial position of the ALLTEL Business and the results of its operations for the periods specified therein (subject to the absence of footnotes and to normal quarterly or year end adjustments).  To the extent applicable and reasonably possible, the accounting methodologies and principles used in preparing the ALLTEL Financial Statements are consistent with the methodologies and principles generally and historically used by the ALLTEL Entities or Affiliates thereof in preparing corresponding financial information for similar operations in other markets in which the ALLTEL Entities or Affiliates thereof operate.  The ALLTEL Financial Statements were not prepared with a view towards compliance with published guidelines of the American Institute of Certified Public Accountants or GAAP, but the material differences from GAAP Known to ALLTEL are described on Schedule 3.20.

Section 3.21.  Absence of Undisclosed Liabilities.

At Closing ALLTEL Newco will have no liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise, and whether due or to become due, arising out of the use, ownership or operation prior to the Effective Time of the ALLTEL System, the ALLTEL Licenses or the ALLTEL Transferred Assets, except as reflected or reserved for, and only to the extent reflected or reserved for, in the ALLTEL Financial Statements and except (a) as set forth in Schedule 3.21, (b) for liabilities incurred in the ordinary course of business consistent with past practice since January 1, 2005 and in each case to the extent permitted to be incurred in accordance with the terms hereof, (c) executory obligations under any ALLTEL System Contract or ALLTEL Real Property Lease and (d) obligations under Laws arising out of the use, ownership or operation on or after the Effective Time of the ALLTEL System, the ALLTEL Licenses or the ALLTEL Transferred Assets.

Section 3.22.  Absence of Changes or Events.

Since June 30, 2005 (a) there has not been any ALLTEL Material Adverse Effect (for the purposes of this Section 3.22, ALLTEL Material Adverse Effect shall not include any effect as a result of the consummation of the transactions contemplated by and in accordance with the terms of the Western Merger Agreement, the entry of the DOJ Consent Decree, or the appointment of the Management Trustee in accordance with the terms of the Governing Regulatory Documents) and (b) except as set forth in Schedule 3.22, none of ALLTEL nor any Affiliate thereof has (with respect to the ALLTEL Business): (i) discharged or satisfied any Lien or paid any liabilities other than in the ordinary course of the operation of the ALLTEL Business consistent with past practice, or failed to pay or discharge when due any liabilities; (ii) sold, encumbered, assigned, transferred or otherwise disposed of any assets or properties (including rights or interests with respect to such assets or properties) relating to the ALLTEL Business which the ALLTEL Entities, ALLTEL Newco or any Affiliate thereof purported to own as of June 30, 2005 or on any date since such date, except in the ordinary course of the operation of the ALLTEL Business consistent with past practice; (iii) incurred any indebtedness (or made any guaranties in respect thereof) relating to the ALLTEL Business for which USCC or an Affiliate thereof, including ALLTEL Newco, will be liable after the Effective Time or subjected any of the assets or properties relating to the ALLTEL Business owned by an ALLTEL Entity, ALLTEL Newco or an Affiliate thereof to any Lien other than a Permitted Lien; (iv) made or suffered any amendment or termination of (or received notice of another party’s intent to terminate or received written notice of termination from another party with respect to) any ALLTEL System Contract, or canceled, modified or waived any substantial debts or claims held by it or waived any rights of substantial value relating to the ALLTEL Business, except in the ordinary course of the operation of the ALLTEL Business consistent with past practice; (v) changed any of the accounting principles followed by an ALLTEL Entity, ALLTEL Newco or an Affiliate thereof relating to the operation of the ALLTEL System or the methods of applying such principles or made or changed any Tax elections relating to the operation of the ALLTEL System; (vi) entered into any transaction relating to the ALLTEL Business, except in the ordinary course of the operation of the ALLTEL Business consistent with past practice; (vii) made any material change in the monetary compensation or other employment arrangement of any ALLTEL Designated Employee (other than customary annual increases in the monetary compensation of ALLTEL Designated Employees); or (viii) agreed, orally or in writing, or granted any other person an option, to do any of the things specified in subparagraphs (i) through (vii) above.

Section 3.23.  Accounts Receivable.

The Accounts Receivable of the ALLTEL Entities, ALLTEL Newco or any Affiliate thereof relating to the ALLTEL Business as of June 30, 2005 are set forth on Schedule 3.23, which sets forth a calculation of the reserves in respect of such Accounts Receivable and the ALLTEL methodology used in such calculation.  All Accounts Receivable, whether reflected in the ALLTEL Financial Statements, Schedule 3.23 or subsequently created, have or will have arisen from bona fide transactions in the ordinary course of business, are not or will not be subject to set-offs or counterclaims (other than such as are adequately covered within the reserves set forth in the ALLTEL Financial Statements, or Schedule 3.23) and at Closing will not be owned by any Person other than ALLTEL Newco.  None of the ALLTEL Entities, ALLTEL Newco or any Affiliate thereof has taken any actions with the intended effect of accelerating and has not sought to accelerate the payment of any of the Accounts Receivable relating to the ALLTEL Business in a manner inconsistent with its practice during prior periods.  None of the ALLTEL Entities, ALLTEL Newco or any Affiliate thereof has settled or compromised any Accounts Receivable except in the ordinary course of business consistent with its practice during prior periods.  Schedule 3.23 includes a correct and complete aging as of June 30, 2005 of Accounts Receivable of the ALLTEL Entities, ALLTEL Newco and Affiliates thereof relating to the ALLTEL Business that are current (outstanding for 20 days or less from the invoice date) and that have been outstanding from the applicable due date for (a) 30 days or less, (b) more than 30 but less than 61 days, (c) more than 60 days but less than 91 days, and (d) more than 90 days.

Section 3.24.  Inventories.

The Inventories as of June 30, 2005, together with the locations thereof, are set forth in Schedule 3.24.  Except as set forth on Schedule 3.24, all Inventories are of good, usable and merchantable quality in all material respects and do not include items which have been discontinued or are off specification, damaged, dormant, obsolete, non-salable, non-usable or not first quality.  All Inventories have been acquired and maintained in the ordinary course of business consistent with past practice, are owned by an ALLTEL Entity, and at Closing will be owned by ALLTEL Newco, free and clear of all Liens (other than Permitted Liens) and are of such quality as to meet the quality control standards of ALLTEL.  All Inventories are recorded on Schedule 3.24 on a first-in, first-out basis at the lower of cost or market value determined in accordance with GAAP.  Time division multiple access (TDMA) technology is used in the ALLTEL System.  No TDMA technology mobile phones included in Inventory are system operator code (SOC) “locked” to search for a system operation code on a preferred or exclusive basis, and the intercarrier roamer data base (IRDB) for all TDMA mobile phones included in Inventory is reprogrammable by any wireless carrier assuming such carrier has over the air programming capabilities and uses TDMA technology.  Code division multiple access (CDMA) technology is used in the ALLTEL System.  CDMA technology mobile phones included in Inventory, if any, are subsidy locked, and the preferred roaming list (PRL) for all CDMA mobile phones included in Inventory is reprogrammable by any wireless carrier assuming such carrier has the over the air programming capabilities, uses CDMA technology and has the subsidy codes with respect to such phones.  At Closing, ALLTEL will provide to USCC the subsidy codes for each CDMA mobile phone in Inventory or used by each customer of the ALLTEL System.

Section 3.25.  Machinery and Equipment.

Except as set forth on Schedule 3.25, at Closing all items of Machinery and Equipment included in the ALLTEL Transferred Assets are in satisfactory operating condition, ordinary wear, tear and natural depreciation excepted and will be operational at Closing.  To the Knowledge of ALLTEL, there are no material repairs necessary with respect thereto other than routine maintenance in the ordinary course.

Section 3.26.  Cell Sites.

Schedule 3.26 lists each cell site (including each cell site on which an ALLTEL Entity, ALLTEL Newco or an Affiliate thereof has placed one or more antennas) (a “ALLTEL Cell Site”) currently operated, used or under construction (including cell sites where site acquisition is in process and where construction has not commenced) by an ALLTEL Entity, ALLTEL Newco or an Affiliate thereof primarily for the ALLTEL Business, as of the date hereof, indicating the address or other location description of such ALLTEL Cell Site, and whether any other Person is permitted to co-locate towers or antennas thereon or has any other rights with respect thereto.  Schedule 3.26 also sets forth (a) each instance where an ALLTEL Entity, ALLTEL Newco or an Affiliate thereof co-locates its antennas used in the ALLTEL Business on another Person’s tower or antenna structure and (b) whether any antenna structure on which an ALLTEL Entity, ALLTEL Newco or an Affiliate thereof locates antennas used in the ALLTEL Business is one which requires notification to the FAA under 47 C.F.R. 17.17 and, if so, the antenna structure registration number thereof.  Except as disclosed on Schedule 3.26, each of the ALLTEL Cell Sites has been constructed, and is operating, substantially in compliance with the terms and conditions of the ALLTEL Licenses, the ALLTEL System Permits and the rules and regulations of all applicable Governmental Authorities, including the FCC and the FAA, and an ALLTEL Entity, ALLTEL Newco or an Affiliate thereof has made all filings, tower registrations and reports relating to each ALLTEL Cell Site, except where the failure to make such filings, tower registrations or reports would not reasonably be expected to have, individually or in the aggregate, an ALLTEL Material Adverse Effect, and all such filings, reports and registrations are accurate in all material respects.  A preliminary draft of Schedule 3.26 that is substantially complete is attached hereto.  An updated final version of Schedule 3.26 will be delivered by ALLTEL to USCC within 30 days after the date of this Agreement.

Section 3.27.  [Reserved].

Section 3.28.  Liability to Affiliates; Affiliate Transactions.

None of the ALLTEL Entities, ALLTEL Newco or an Affiliate thereof is a party to any agreements, arrangements or understandings relating to the ALLTEL System or the ALLTEL Business with, or that grant rights or obligations in favor of, ALLTEL or any of its Affiliates, except (a) as expressly contemplated by this Agreement or the other Transaction Documents, (b) as disclosed on Schedule 3.28 or (c) as are not material in dollar amount or are not in respect of the operation of the ALLTEL Transferred Assets or the ALLTEL System after the Closing, or may be terminated at will or upon no more than 90 days’ notice without Consent of, or material payment to, ALLTEL or any Affiliate thereof or third party.

Section 3.29.  CALEA.

Except as set forth in Schedule 3.29 with respect to the ALLTEL System, ALLTEL is in compliance with the requirements of the Communications Assistance for Law Enforcement Act (“CALEA”).

Section 3.30.  Insurance.

The ALLTEL System and the ALLTEL Transferred Assets will be covered until the Closing by commercially reasonable policies of casualty, liability, and other forms of insurance owned or held by ALLTEL or an Affiliate thereof.  Such policies are in full force and effect and will remain in full force and effect through the Effective Time in accordance with their terms (and USCC acknowledges that neither ALLTEL nor any Affiliate thereof shall have any obligation to continue any such insurance or self-funding arrangements following the Closing). No notice of cancellation has been received, and there is no existing default, or event which, with the giving of notice or lapse of time or both, would constitute a default thereunder by ALLTEL or an Affiliate thereof.  All premiums to date have been, and all premiums due and payable as of the Closing Date will be, paid in full.

Section 3.31.  Business Activity Restriction.

Except as set forth on Schedule 3.31, there is no non-competition or other agreement,

commitment, judgment, injunction, order or decree to which any ALLTEL Entity, ALLTEL Newco or an Affiliate thereof is a party or subject that does or would reasonably be expected to interfere in any material respect with the use, occupancy or operation of the ALLTEL System or the ALLTEL Transferred Assets by USCC or any Affiliate thereof, including ALLTEL Newco after Closing.

Section 3.32.  Capitalization of ALLTEL Newco.

Schedule 3.32 sets forth for ALLTEL Newco its authorized equity interests and all outstanding equity interests.  All of the issued and outstanding equity interests of ALLTEL Newco are held by ALLTEL or an Affiliate, each of which is a direct or indirect wholly-owned subsidiary of ALLTEL.  There is no other issued class of equity interests, preemptive or other similar right, warrant, option or agreement to issue, transfer or sell any equity interests of ALLTEL Newco or any securities convertible into or exchangeable for equity interests of ALLTEL Newco, and there are no outstanding securities convertible into or exchangeable for equity interests of ALLTEL Newco.  There are no voting trusts, proxies or other agreements or understandings with respect to the voting of the equity interests of ALLTEL Newco.  No bonds, debentures, notes or other obligations are outstanding that provide the holders of such obligations the right to vote (including, without limitation, the right to vote following conversion or exercise of such obligations) on any matter.  True and complete copies of certificate of formation and the limited liability company operating agreement or similar organizational documents, each as amended to date, of ALLTEL Newco have been delivered to USCC.

Section 3.33.  No Bundled Customers.

No customer of the ALLTEL System is billed by ALLTEL or any of its Affiliates for communications services (other than cellular wireless and paging communications services) on the same bill that such customer is billed for cellular wireless communications services with respect to the ALLTEL System.

Section 3.34.  Customers; Rate Plans.

Schedule 3.34 sets forth the aggregate number of Postpay Customers and Total Customers subscribed to the ALLTEL System as of June 30, 2005.  Such schedule shall be updated as of the Closing Date to set forth the aggregate number of Postpay Customers and Total Customers subscribed to the ALLTEL System as of the fifth Business Day prior to the Closing Date.  ALLTEL has made available to USCC correct and complete (a) description of each rate plan and promotion offered to new customers in connection with the operation of the ALLTEL System since January 1, 2005, and (b) description of the products and services offered to new customers in connection with the operation of the ALLTEL System since January 1, 2005 in addition to basic voice cellular.

Section 3.35.  Capital Expenditures.

Schedule 3.35 sets forth the total cost spent or incurred since January 1, 2005 through June 30, 2005 by the ALLTEL Entities, ALLTEL Newco or an Affiliate thereof used primarily in the operation of the ALLTEL System in the ALLTEL Service Area, and, at Closing, will set forth the total cost spent or incurred since January 1, 2005 through a date within 35 days of Closing by the ALLTEL Entities in the ALLTEL Service Area.

Section 3.36.  Governing Regulatory Documents.

(a)                                  ALLTEL has made available to USCC a true and complete copy of the Governing Regulatory Documents.

(b)                                 The Cellular One Group Assets are unencumbered and have not been judged invalid or unenforceable by any court or similar authority.

Section 3.37.  No Other Representations or Warranties.

EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, NONE OF ALLTEL, ANY AFFILIATE OF ALLTEL OR ANY OTHER PERSON MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY ON BEHALF OF ALLTEL OR ANY AFFILIATE THEREOF WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AT LAW OR IN EQUITY, INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF USCC

USCC hereby represents and warrants to ALLTEL as follows, except as set forth in the disclosure schedule attached hereto (the “USCC Disclosure Schedule”), which USCC Disclosure Schedule is arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article IV (it being understood that any item disclosed in one paragraph of the USCC Disclosure Schedule shall not be deemed to be disclosed with respect to any other paragraph of the USCC Disclosure Schedule unless otherwise indicated therein):

Section 4.01.  Organization.

Each of USCC, the USCC Receiving Entity and the USCC Entities is either a corporation or a limited liability company.  USCC Newco is a limited liability company.  Each of USCC, the USCC Receiving Entity, USCC Newco and the USCC Entities is duly organized, in good standing and validly existing under the Laws of its jurisdiction of organization and has all requisite corporate or limited liability company power and authority to enter into each Transaction Document to which it is or shall be a party and consummate the Transactions to which it is or shall be a party.  Each of USCC, the USCC Receiving Entity, USCC Newco, and the USCC Entities is duly qualified as a foreign entity in each of the jurisdictions where such qualification is required by Law, except where the failure to be so qualified would not (i) in the case of USCC, materially impair the ability of USCC or any applicable Affiliate to own the

USCC Newco Interests, or (ii) in the case of the USCC Newco, materially impair its ability to hold control of the USCC Licenses or own the USCC Transferred Assets, or (iii) in the case of USCC, the USCC Receiving Entity, USCC Newco and the USCC Entities, materially impair their respective ability to consummate the Transactions to which it is or shall be a party.

Section 4.02.  Authority.

With respect to each of USCC and its applicable Affiliates, the execution and delivery of each Transaction Document to which it is or shall be a party, the consummation by it of the Transactions to which it is or shall be a party and the performance by it of each Transaction Document to which it is or shall be a party have been duly authorized and approved by all necessary corporate or limited liability company, as applicable, action, and no other proceedings on its part which have not been taken are necessary to authorize the execution, delivery and performance of the Transaction Documents to which it is or shall be a party or to consummate the Transactions to which it is or shall be a party.

Section 4.03.  Execution and Enforceability.

Each Transaction Document to which USCC and its applicable Affiliates is a party has been, and each Transaction Document to which USCC and its applicable Affiliates shall be a party as of the Closing Date shall have been, duly executed and delivered by it and constitutes or shall constitute as of Closing, as applicable, its legal, valid and binding obligation, enforceable against it in accordance with its terms, except to the extent enforcement may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability affecting the rights of creditors and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

Section 4.04.  No Conflict or Consents.

Except as set forth in Schedule 4.04, neither the execution, delivery or performance by USCC and its applicable Affiliates of the Transaction Documents to which it is or shall be a party, nor the consummation of the Transactions to which it is a party, will (a) conflict with, or result in a breach or violation of, or constitute a default under, any provision of its organizational documents; (b) constitute, with or without the giving of notice or passage of time or both, a breach, violation or default by it, create a Lien, or give rise to any right of termination, modification, cancellation, prepayment or acceleration, or a loss of rights, under (i) any Law, Governmental Authorization, judgment, decree, injunction, rule or order, or (ii) any note, bond, mortgage, indenture, lease, agreement or other instrument, in each case which is applicable to or binding upon it or any of its assets; or (c) require any action in respect of, or filing with, any Governmental Authority or any Consent, other than filings under the HSR Act, the DOJ Consent, the Consent of the FCC and any other Consents disclosed in this Agreement, including the Schedules hereto, except, in the case of clauses (b) and (c), where such breach, violation, default, Lien, right or the failure to obtain or give such Consent would not have a USCC Material Adverse Effect.

Section 4.05.  No Broker.

Except for Falkenberg Capital Corporation, Denver, Colorado, neither USCC nor any of its Affiliates has entered into any agreement, arrangement or understanding with any Person which will result in an obligation to pay any finder’s fee, brokerage commission or similar payment in connection with the Transactions.

Section 4.06.  FCC Matters.

(a)                                  The USCC Entities are, and at Closing USCC Newco will be, the exclusive holder of, and have good title, free and clear of all Liens (other than those under FCC Law), to the USCC Licenses.  No Person other than the USCC Entities has, and at Closing no Person other than USCC Newco will have, any right, title or interest (legal or beneficial) in or to the USCC Licenses.  Each USCC License has been granted to the USCC Entities by Final Order and is in full force and effect.  At Closing, each USCC License will have been granted to USCC Newco (controlled by ALLTEL) by Final Order and will be in full force and effect.  No Person other than the USCC Entities is licensed to use, or otherwise has a right to use, the USCC Licenses held by the USCC Entities.  At Closing, no Person other than USCC Newco will be licensed to use, or otherwise have a right to use, the USCC Licenses held by USCC Newco.  Except as set forth in Schedule 4.06(a), none of the USCC Entities, USCC Newco, or any Affiliate thereof has entered into any obligation, agreement, arrangement or understanding to Transfer any USCC License or that would adversely affect ALLTEL’s rights to, or use of, any USCC License after Closing.  Except as will be set forth in Schedule 4.06(a) to be delivered prior to Closing, all Interference Consents with respect to the USCC Licenses are terminable by either party thereto with no more than 60 days’ advance notice.  USCC will deliver to ALLTEL, within ten Business Days after the execution of this Agreement by both parties, a copy of all Known Interference Consents with respect to the USCC Licenses.

(b)                                 Except for proceedings affecting the wireless industry or wireless licenses generally and as set forth on Schedule 4.06(b), there is not pending or, to the Knowledge of USCC, threatened against any of the USCC Entities, USCC Newco or any of the USCC Licenses, nor does USCC have Knowledge of any basis for, any application, action, complaint, claim, investigation, suit, notice of violation, petition, objection or other pleading, or any proceeding against USCC, USCC Newco or the USCC Licenses with the FCC or any other Governmental Authority, which (i) questions or contests the validity of any of the USCC Licenses, or (ii) would reasonably be expected to result in (A) the revocation, cancellation, forfeiture (other than a monetary payment), non-renewal, suspension, modification or amendment of any of the USCC Licenses, or (B) the payment of a fine, sanction, penalty, damages or contribution in connection with the use of any of the USCC Licenses by any of the USCC Entities or USCC Newco that would have a USCC Material Adverse Effect.

(c)                                  All material documents required to be filed at any time by USCC or its Affiliates with the FCC or any other Governmental Authority pursuant to FCC Law with respect to each of the USCC Licenses have been timely filed or the time period for such filing has not lapsed.  All of such filings are complete and correct in all material respects.  None of the USCC Licenses is subject to any conditions other than those appearing on its face and those imposed by FCC Law.

USCC will pay or accrue, prior to the Closing Date, all amounts due to be paid to the FCC prior to the Closing Date in connection with each of the USCC Licenses, the USCC Transferred Assets and the USCC System.  Schedule 4.06(c) sets forth and describes all applications in respect of the USCC Licenses pending or on file with a Governmental Authority; the information contained in each such application is true and complete in all material respects.

(d)                                 Except as set forth on Schedule 4.06(d), neither USCC nor any Affiliate thereof is in conflict with, or in default or violation of, any Laws applicable to any USCC License (including, rules, regulations and orders regarding implementation of CALEA, E911 (Phase I and II), number portability, telephone service for the hearing impaired and other FCC Laws), and the USCC Entities and USCC Newco, as applicable, have complied in all material respects with the terms and conditions of the USCC Licenses except where such conflict, default, violation or non-compliance would not reasonably be expected to result in (i) the revocation, cancellation, forfeiture (other than a monetary payment), non-renewal, suspension, modification or amendment of any of the USCC Licenses, or (ii) the payment of a fine, sanction, penalty, damages or contribution in connection with the use of any of the USCC Licenses by the USCC Entities or USCC Newco, as applicable, that would have a USCC Material Adverse Effect.  None of the USCC Entities, USCC Newco or any Affiliate thereof has received written notice of any formal or informal complaint or order filed against it alleging any material non-compliance by it with respect to any such Laws, in each case to the extent applicable to the USCC Licenses.  Except as set forth on Schedule 4.06(d), none of the USCC Entities, USCC Newco or any Affiliate thereof have received any request from any PSAP, or Governmental Authority with jurisdiction or control over a PSAP, requesting the provision of Phase II E-911 services in the USCC Service Area.  None of the USCC Entities, USCC Newco any Affiliate thereof has received written notice of any formal or informal complaint or order filed against it alleging any material non-compliance by it with respect to any Laws relating to Phase II E-911 services in the USCC Service Area.

(e)                                  Except as set forth on Schedule 4.06(e), all buildout and coverage requirements under 47 C.F.R. 22.946 and 47 C.F.R. 22.947 in respect of the USCC Licenses have been satisfied in full and certification of such buildout and coverage has been made to the FCC.

(f)                                    Each USCC Receiving Entity is qualified to acquire and hold, or be a transferee of control of, the ALLTEL Licenses the control of which is being transferred to USCC pursuant to this Agreement and to receive and hold any Governmental Authorization necessary for it to acquire and hold, or be a transferee of control of, the ALLTEL Licenses.

(g)                                 On the Closing Date, every USCC License will be in full force and effect.

Section 4.07.  No Litigation.

Except as set forth on Schedule 4.07, there are no civil, criminal or administrative claims, actions, suits, demands, proceedings or investigations pending or, to the Knowledge of USCC, threatened against USCC or any Affiliate thereof relating to or affecting the USCC Newco Interests, the USCC Business, the USCC System, the USCC Licenses or the USCC Transferred Assets that would if determined adversely to the USCC or any Affiliate thereof, as applicable, reasonably be expected to have a USCC Material Adverse Effect or materially delay the ability of USCC or any Affiliate thereof to consummate the Transactions.  Except as set forth on Schedule 4.07, (a) there is no judgment, decree, injunction, rule or order outstanding against USCC or any Affiliate thereof relating to or affecting the USCC Newco Interests, the USCC Business, the USCC System, the USCC Licenses or the USCC Transferred Assets, nor does USCC have Knowledge of any reasonable basis therefor, and (b) there are no unsatisfied judgments against USCC or any Affiliate thereof with respect to the USCC Newco Interests, the USCC Business, the USCC System, the USCC Licenses or the USCC Transferred Assets except for any such outstanding judgments, decrees, injunctions, rulings or orders and for any such unsatisfied judgments that individually or in the aggregate would not have a USCC Material Adverse Effect.

Section 4.08.  Tax Matters.

(a)                                  All material Tax Returns that are required to be filed with respect or relating to the USCC Newco and the USCC Business have been duly filed or, where not so filed, are covered under an extension that has been obtained therefor.

(b)                                 All material Taxes shown to be due on the Tax Returns referred to in Section 4.08(a) and in respect of the USCC Newco and the USCC Business have been paid in full.

(c)                                  Except as disclosed on Schedule 4.08(c), all deficiencies asserted or assessments made as a result of the examinations of any Tax Returns referred to in Section 4.8(a) by a taxing authority have been paid in full.

(d)                                 Except as disclosed on Schedule 4.08(d), no issues that have been raised in writing by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in Section 4.08(a) are currently pending.

(e)                                  Except as disclosed on Schedule 4.08(e), no waiver of any statute of limitation has been given by or requested with respect to any Tax Return referred to in Section 4.8(a), which waiver is currently in effect.

(f)                                    There are no Liens (other than Permitted Liens) with respect to Taxes upon the USCC Newco Interests, the USCC Licenses, the USCC Transferred Assets, the USCC System or the USCC Business.

(g)                                 The USCC Entities, USCC Newco or an Affiliate thereof, as applicable, has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party involved with USCC Newco, the USCC Licenses, the USCC Transferred Assets, the USCC System or the USCC Business. All Taxes that were required to be collected or withheld by a USCC Entity or an Affiliate thereof with respect to the operation of USCC Newco, the USCC Licenses, the USCC Transferred Assets, the USCC System or the USCC Business have been duly collected or withheld, and all such amounts that were required to be remitted to any taxing authority have been duly remitted.

(h)                                 No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the Transfer of the USCC Newco Interests contemplated hereby.

(i)                                     USCC Newco is, and always has been, a disregarded entity for federal income tax purposes.

(j)                                     Notwithstanding anything to the contrary in this Agreement, nothing in this Section 4.08 shall cause USCC to be liable for any Taxes for which USCC is not expressly liable pursuant to Section 5.10.

Section 4.09.  Title to USCC Newco Interests and Sufficiency of USCC Transferred Assets.

(a)                                  USCC Receiving Entity is the sole record and beneficial owner of the USCC Newco Interests free and clear of all Liens (other than those under FCC Law).  At Closing, the ALLTEL Receiving Entity will acquire, valid title to the USCC Newco Interests, free and clear of all Liens (other than Permitted Liens).  The USCC Newco Interests have been duly authorized and validly issued and are fully paid and non-assessable.

(b)                                 USCC Newco is, or will be at Closing, the owner (whether by leasehold or fee simple interest) of, and has, or will have at Closing, valid title to, all of the USCC Transferred Assets, free and clear of all Liens other than Permitted Liens and those under FCC Law.  The USCC Transferred Assets are in satisfactory operating condition, ordinary wear, tear and natural depreciation excepted.  The USCC Transferred Assets, together with the USCC Licenses, the USCC Excluded Assets and the services to be provided and assets to be made available to ALLTEL pursuant to the USCC Transition Services Agreement, constitute all of the rights, assets and properties required to operate the USCC System in all material respects as they are currently operated.

(c)                                  On the Closing Date, the USCC Transferred Assets and the USCC System will be operational.

Section 4.10.  Real Property.

(a)                                  Schedule 4.10(a) lists all Real Property (i) owned (including easement rights) by the USCC Entities (or other party) and (ii) all Real Property owned by an Affiliate of USCC that is primarily used or held for use in connection with the operation of the USCC System.  Schedule 4.10(a) also specifies the identity of the owner, the address or other location description sufficient to identify the property and contains a reasonable description of the use of each property.  With respect to each parcel of such owned Real Property, except as set forth on Schedule 4.10(a):

(i)                                     USCC Newco has, or will have at Closing, valid title to the parcel of Real Property, free and clear of all Liens, except for Permitted Liens;

(ii)                                  except as set forth on Schedule 4.10(b), there are no leases, subleases, licenses, concessions or other agreements to which the USCC Entities or an Affiliate thereof is a party or, to the Knowledge of USCC, leases, subleases, licenses, concessions or other agreements to which a USCC Entity is not a party, granting to any Person the right of use or occupancy of any portion of the parcel of Real Property;

(iii)                               there are no outstanding options or rights of first refusal to purchase the parcel of Real Property, or any portion thereof or interest therein;

(iv)                              to the Knowledge of USCC, a USCC Entity or an Affiliate thereof (or the other party identified as the owner on Schedule 4.10(a)) has physical and legal ingress and egress to and from such parcel; and

(v)                                 None of USCC, any USCC Entity or USCC Newco has received any written notice of, and USCC has no Knowledge of, any material non-compliance with applicable building codes, land use regulations, occupational health and safety Laws or any other Laws, applicable to such parcel or the use or occupancy thereof.

A preliminary draft of Schedule 4.10(a) that is substantially complete is attached hereto.  An updated final version of Schedule 4.10(a) will be delivered by USCC to ALLTEL within 30 days after the date of this Agreement.

(b)                                 Schedule 4.10(b) lists all Real Property leases and occupancy agreements (together with any amendments thereto) with respect to which a USCC Entity or USCC Newco is a sublessor, sublicensor, tenant, lessee or licensee used primarily in the operation of the USCC System in the USCC Service Area (the “USCC Leases”).  Schedule 4.10(b) also lists all Real Property leases and occupancy agreements (together with any amendments thereto) with respect to which an Affiliate of a USCC Entity is a sublessor, sublicensor, tenant, lessee or licensee (the “USCC Affiliate Leases” and together with the USCC Leases, the “USCC Real Property Leases”) and which cover Real Property used primarily in the operation of the USCC System in the USCC Service Area.  All Real Property leased, licensed, occupied or used pursuant to a USCC Real Property Lease is referred to herein as “USCC Leased Property”.  USCC has made available to ALLTEL complete and correct copies of each of the USCC Real Property Leases (together with any subleases granted with respect to the Real Property covered by the USCC Real Property Leases).  At Closing, USCC will deliver to ALLTEL originals (to the extent available) or copies of the same.  Each USCC Real Property Lease that has not expired in accordance with its terms is valid, binding and enforceable against the USCC Entity, USCC Newco or an Affiliate thereof, as applicable, in accordance with its terms, except to the extent enforcement may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability affecting the rights of creditors and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).  None of the USCC Entities, USCC Newco or any Affiliate thereof, nor, to the Knowledge of USCC, any other party to any USCC Real Property Lease is in default, violation or breach of any material term of such USCC Real Property Lease, and none of the USCC Entities, USCC Newco or any Affiliate thereof has received any written notice of default thereunder.  Except as set forth on Schedule 4.10(b), none of the USCC Entities, USCC Newco or any Affiliate thereof, has subleased, licensed or otherwise granted the right to use or occupy any Real Property leased by a USCC Entity, USCC Newco or an Affiliate, or any portion thereof to any other Person.  Except as set forth on Schedule 4.10(b), the leasehold interests of each USCC

Entity, USCC Newco or any Affiliate thereof in USCC Leased Property are free and clear of all Liens, except for Permitted Liens.  A preliminary draft of Schedule 4.10(b) that is substantially complete is attached hereto.  An undated final version of Schedule 4.10(b) will be delivered by USCC to ALLTEL within 30 days after the date of this Agreement.

(c)                                  No improvements on any Real Property owned by a USCC Entity, USCC Newco or any Affiliate thereof encroach upon adjoining real estate, and all such improvements have been constructed in conformity with all “setback” lines, easements and other restrictions, or rights of record, that have been established by any applicable building or zoning ordinances, except those encroachments and violations which would not reasonably be expected to interfere in any material respect with the use, occupancy or operation of the USCC Transferred Assets as currently used, occupied or operated.

Section 4.11.  Intellectual Property.

(a)                                  Notwithstanding anything to the contrary, the USCC Transferred Assets do not include any Intellectual Property except as expressly provided in this Section 4.11.  Except for (i) Intellectual Property made available to ALLTEL pursuant to the USCC Brand License Agreement or the ALLTEL Transition Services Agreement, (ii) Intellectual Property (if any) used by a USCC Entity or USCC Newco pursuant to any USCC Contract, (iii) Intellectual Property (such as software) incorporated into tangible USCC Transferred Assets (such as switches), and (iv) incidental Intellectual Property used in the operation of the USCC System (such as standard shrink wrap licenses which typically accompany commercially available software), there is no Intellectual Property that is required to operate the USCC System in all material respects as it is currently operated.

(b)                                 Schedule 4.11(b) contains a complete and correct list of all Intellectual Property to be transferred or otherwise made available by USCC or its Affiliates to ALLTEL or any Affiliate thereof, including USCC Newco after the Closing in connection with the Transactions (the “USCC Transferred Intellectual Property”).  The USCC Transferred Intellectual Property does not include any Intellectual Property which is solely owned by USCC or an Affiliate thereof, or any Intellectual Property owned or licensed by USCC or an Affiliate thereof which has been developed or customized, either by USCC or an Affiliate thereof or at its request.  The USCC Entities have, and at Closing USCC Newco will have, the right to use pursuant to license, sublicense, agreement or permission, the USCC Transferred Intellectual Property as described on Schedule 4.11(b), free and clear of all Liens and free from any requirement of any past, present or future royalty payments, license fees, charges or other payments, except as set forth in the terms of use and limitations in such licenses, including obligations on the part of the licensee.

(c)                                  To the extent transferable, from and after Closing, ALLTEL or an Affiliate thereof will have the right to use all of the incidental Intellectual Property used in the operation of the USCC System.  In the case of any incidental Intellectual Property used in the operation of the USCC System which had been used by a USCC Entity, USCC Newco or an Affiliate thereof, ALLTEL or its Affiliate’s use of said incidental Intellectual Property shall be in accordance with the terms and conditions of the applicable license or lease agreement, including obligations to obtain Consent to change of control and use and to make payment of any license or right to use fee necessary in connection with such change of control to, or use by ALLTEL or its Affiliates.

(d)                                 Except as set forth on Schedule 4.11(d), no claim or demand of any Person has been made nor is there any proceeding that is pending, or to the Knowledge of USCC, threatened, nor does USCC have Knowledge of any reasonable basis therefor, which (i) challenges the rights of a USCC Entity or USCC Newco in respect of any USCC Transferred Intellectual Property, (ii) asserts that a USCC Entity or USCC Newco is infringing or otherwise in conflict with, or is required to pay any royalty, license fee, charge or other amount with regard to, any USCC Transferred Intellectual Property, or (iii) claims that any default exists under any agreement or arrangement listed in Schedule 4.11(d) with respect to USCC Transferred Intellectual Property which default would reasonably be expected, individually or in the aggregate, to result in a USCC Material Adverse Effect.

Section 4.12.  Compliance with Laws.

None of the USCC Entities USCC Newco or any Affiliate thereof is in conflict with, or in default or violation of, any Laws applicable to the operation or use of the USCC System or the USCC Transferred Assets, except where such conflict, default, violation or non-compliance would not reasonably be expected to result in (a) the revocation, cancellation, forfeiture (other than a monetary payment), non-renewal, suspension, modification or amendment of any of the USCC Licenses, or (b) the payment of a fine, sanction, penalty, damages or contribution in connection with the use of any of the USCC Licenses by any of the USCC Entities, USCC Newco or any Affiliate thereof that would have a USCC Material Adverse Effect.  None of the USCC Entities, USCC Newco or any Affiliate thereof has received notice of any formal or informal complaint or order filed against any of the USCC Entities, USCC Newco or any Affiliate thereof alleging any material non-compliance by it with respect to any such Laws, in each case to the extent applicable to the operation or use of the USCC System or the USCC Transferred Assets.

Section 4.13.  Governmental Authorizations.

(a)                                  Schedule 4.13(a) sets forth a preliminary list of all material Governmental Authorizations (other than the USCC Licenses) held by a USCC Entity, USCC Newco or an Affiliate thereof and relating primarily to the USCC System, including any construction permits for ongoing construction projects (collectively, the “USCC System Permits”).  A list of USCC System Permits, which to the Knowledge of USCC will be true and complete, updating Schedule 4.13(a), will be delivered by USCC to ALLTEL within 30 days after the date of this Agreement.  All USCC System Permits are validly held by a USCC Entity, USCC Newco or an Affiliate thereof, and are in good standing, and in full force and effect; a USCC Entity, USCC Newco or an Affiliate thereof is the exclusive holder of each USCC System Permit held by it; and a USCC Entity, USCC Newco or an Affiliate thereof is in substantial compliance with each USCC System Permit granted to or held by it (except for such instances of non-compliance that would not result in the loss or non-renewal of the applicable USCC System Permit or a USCC Material Adverse Effect).

(b)                                 Except as set forth on Schedule 4.13(b), there is not pending or, to the Knowledge of USCC, threatened any civil, criminal or administrative claims, actions, suits, demands, proceedings or investigations against a USCC Entity, USCC Newco or an Affiliate thereof, with any Governmental Authority, which (a) questions or contests the validity of any of the USCC System Permits, or (b) would reasonably be expected to result in (i) the revocation, cancellation, forfeiture (other than a monetary payment), non-renewal, suspension, modification or amendment of any of the USCC System Permits, or (ii) the payment of a fine, sanction, penalty, damages or contribution in connection with the use of any of the USCC System Permits by a USCC Entity, USCC Newco or an Affiliate thereof that would have a USCC Material Adverse Effect.  Except as set forth on Schedule 4.13(b), assuming ALLTEL or an Affiliate thereof is qualified to hold control of the USCC System Permits, the USCC Newco Interests are transferable to ALLTEL or an Affiliate thereof pursuant to this Agreement and the USCC Licenses and USCC System Permits will not be subject to suspension, modification or revocation as a result of the consummation of the Transactions.  Assuming ALLTEL or an Affiliate thereof is qualified to hold control of the USCC System Permits, no event has occurred with respect to any of the USCC System Permits which permits, or after notice, or lapse of time (except for the expiration of a USCC System Permit in accordance with its terms), or both, would permit, revocation or termination thereof or would reasonably be expected to have, individually or in the aggregate, a USCC Material Adverse Effect.  A preliminary draft of Schedule 4.13(b) is attached hereto.  A final version of Schedule 4.13(b), which to the Knowledge of USCC will be true and complete, will be delivered by USCC to ALLTEL within 30 days after the date of this Agreement.

(c)                                  There are no defects in the environmental, zoning, licensing or other permits pertaining to the operation of each of the USCC Transferred Assets that will have a material adverse effect on the operator of the mobile wireless business in which the USCC Transferred Asset is primarily used.  Following the Closing, USCC will not undertake, directly or indirectly, any challenges to the environmental, zoning, licensing or other permits relating to the operation of the USCC Transferred Assets.

Section 4.14.  Employee Benefit Plans.

(a)                                  Each Employee Plan maintained or sponsored by, or contributed to by, a USCC Entity or any ERISA Affiliate of a USCC Entity which covers any current or former employee, director or independent contractor involved in the operation of the USCC System (the “USCC System Employee Plans”) has been in all material respects maintained and operated by the USCC Entity or its ERISA Affiliates in conformity with all applicable Laws, including the Code and ERISA, and in accordance with the terms of such USCC System Employee Plan.

(b)                                 With respect to employees employed in operating the USCC System, no USCC Entity nor any ERISA Affiliate thereof sponsors, has sponsored, contributes to, has contributed to, or has or had an obligation to contribute to (i) a multiemployer plan, as defined in Section 3(37) of ERISA or (ii) a multiple employer plan subject to Sections 4063 or 4064 of ERISA which could reasonably result in any liability to ALLTEL or any Affiliate thereof, including USCC Newco after the Closing.

(c)                                  Schedule 4.14(c) sets forth the name of each of the USCC System Employee Plans material to the operation of the USCC System and indicates whether such USCC System

Employee Plan has been terminated.

(d)                                 With respect to each such USCC System Employee Plan that is intended to be a qualified plan within the meaning of Section 401(a) of the Code, a favorable determination letter has been received from the IRS or a request for a determination letter has been or will be timely filed under applicable guidance from the IRS and is currently pending with the IRS.

(e)                                  All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the USCC System Employee Plans or by Law (without regard to any waivers granted under Section 412 of the Code) to any funds or trusts established thereunder or in connection therewith have been made by a USCC Entity or its ERISA Affiliates by the due date thereof (including any valid extension), and all contributions for any period ending on or before the Closing Date which are not yet due will be paid as soon as practicable, but in any event on or before the date required by law.  No accumulated funding deficiencies exist in any USCC System Employee Plan subject to Section 412 of the Code.

(f)                                    No event has occurred nor shall any event occur as a result of the Transactions which could reasonably result in the imposition upon ALLTEL or any Affiliate thereof, including USCC Newco after the Closing of any liability or any lien against any of their assets, directly or indirectly, as a “successor employer” or otherwise, attributable to or relating to the USCC System Employee Plans or any other Employee Plan maintained or sponsored by, or contributed to by, a USCC Entity or its ERISA Affiliates, including any funding requirements under the Code or liabilities under Title IV of ERISA with respect to any such plans.

(g)                                 There is no material violation of ERISA with respect to the filing of applicable reports, documents and notices regarding the USCC System Employee Plans with the Secretary of Labor and the Secretary of the Treasury or the furnishing of such documents to the participants or beneficiaries of the USCC System Employee Plans which could reasonably result in any liability to ALLTEL or any Affiliate thereof, including USCC Newco after the Closing.

(h)                                 There are no pending actions, claims or lawsuits with respect to the operation of the USCC System Employee Plans (other than routine claims for benefits) which have been asserted or instituted against a USCC Entity or any of its ERISA Affiliates, the assets of any of the trusts under such plans or the plan sponsor, plan administrator, or any fiduciary of the USCC System Employee Plans, nor does a USCC Entity or its ERISA Affiliates have Knowledge of any threatened litigation or Knowledge of facts which could form the basis for any such claim or lawsuit and which could reasonably result in any liability to ALLTEL or any Affiliate thereof, including USCC Newco after the Closing.

(i)                                     No USCC Entity nor any Affiliate thereof nor any “party in interest” or “disqualified person” with respect to the USCC System Employee Plans has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA which could reasonably result in any liability to ALLTEL or any Affiliate thereof, including USCC Newco after the Closing.

(j)                                     Each USCC Entity and any ERISA Affiliate of USCC which maintains a “group health plan” within the meaning of Section 5000(b)(1) of the Code that is a USCC System Employee Plan has complied in all material respects with the notice and coverage continuation requirements of COBRA.

(k)                                  With respect to any USCC System Employee Plan which is a “health plan” as defined by the privacy regulations under the Health Insurance Portability and Accountability Act of 1996, 67 Fed. Reg. 53182, there has been no material violation of the privacy regulations of Health Insurance Portability and Accountability Act of 1996, Pub. L. 104-191, as amended (and any similar state law) and the regulations thereunder which could reasonably result in any material liability to ALLTEL or any Affiliate thereof, including USCC Newco after the Closing.

(l)                                     No USCC Entity nor any Affiliate thereof has any formal plan or commitment, whether or not legally binding, to create any additional Employee Plan or modify or change any existing USCC System Employee Plan in a manner that would impose liability on ALLTEL or any Affiliate thereof, including USCC Newco after the Closing, nor has any intention to do so been communicated to any employees of USCC or any Affiliate thereof who perform services for the USCC System or their dependents, survivors or beneficiaries.

(m)                               With respect to employees employed in operating the USCC System, none of the USCC System Employee Plans provides any continuation of welfare benefits (including medical and life insurance benefits) after an employee terminates employment due to retirement or other reasons, except for the coverage continuation requirements of COBRA.

Section 4.15.  Employment Matters.

(a)                                  Each USCC Entity and Affiliate thereof (A) is in compliance in all material respects with all applicable foreign, federal, state and local Laws respecting employment, employment practices, terms and conditions of employment and wages and hours with respect to employees employed in operating the USCC System or former employees during their employment in operating the USCC System; (B) has provided for the withholding of all amounts required by Law or by agreement to be withheld from the wages, salaries and other payments to such employees; (C) is not liable for any arrears of wages, any other compensation or benefits (including vacation or severance pay) or any taxes related to the USCC System or any penalty for failure to comply with any of the foregoing; and (D) is not liable for any payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for such employees (other than routine payments to be made in the normal course of business and consistent with past practice).  Except as set forth on Schedule 4.15(a), to USCC’s Knowledge, there are no pending claims, charges, actions, investigations or lawsuits filed against a USCC Entity or USCC Newco with any court or any Governmental Authority involving the employment of or termination of any current or former employees pertaining to their involvement in the operation of the USCC System.  Except as set forth on Schedule 4.15(a), to USCC’s Knowledge:  (i) there are no such claims, charges, actions, investigations or lawsuits threatened, and (ii) no facts exist which could give rise to liability to any current or former employees involved in the operation of the USCC System.

(b)                                 For each employee directly employed in operating the USCC System, Schedule 4.15(b) sets forth as of the date hereof the name, position, market location, date of hire, current annual salary, hourly rate of pay, commission and/or bonus arrangement (as applicable), service credited for purposes of vesting and eligibility under any USCC System Employee Plan, the current status of the employee as either active or on leave and if on leave, the type of leave, and the amount of the last salary or rate of pay increase and the date thereof of all active employees and all inactive employees on leave or other inactive status, in each case employed by a USCC Entity, USCC Newco or any Affiliate thereof in the operation of the USCC System.  None of the USCC Entities, USCC Newco or any Affiliate thereof is a party to, nor is bound by, any contracts or employment agreements with respect to employees or officers engaged, to any extent, in the operation of the USCC System.

(c)                                  To USCC’s Knowledge:  (i) any individual engaged by a USCC Entity, USCC Newco or an Affiliate thereof as an independent contractor in connection with the USCC System has been accurately classified as an independent contractor for all purposes, including payroll tax, withholding, unemployment insurance and benefits, and (ii) none of the USCC Entities, USCC Newco or any Affiliate thereof has received notice of any pending or threatened inquiry from any Governmental Authority concerning such independent contractor status, or any pending or threatened claim by any party that any such independent contractor be reclassified as an employee for any purpose.

(d)                                 On or prior to the Closing Date, USCC shall provide ALLTEL a list of the former employees who performed services for the USCC System at a location in the USCC Service Area and have terminated employment due to lay-off or position elimination during the 90 calendar day period preceding the Closing Date with their position and work location at time of termination, except for terminations of employment pursuant to Section 6.1(a), and a list of the total number of employees employed at each work location in the USCC Service Area as of the Closing Date.

(e)                                  There are no employment, severance or similar agreements which are binding on ALLTEL or an Affiliate thereof, including USCC Newco after Closing (as a successor employer or otherwise) or which will create any obligation whatsoever after the Closing on the part of ALLTEL or an Affiliate thereof, including USCC Newco after Closing, in regard to any employee, manager, agent, contractor or officer of the USCC Entity, USCC Newco or any Affiliate thereof.

Section 4.16.  Labor Matters.

Neither the USCC Entities nor USCC Newco are presently a party to or bound by any collective bargaining agreement or union contract, including a card check, neutrality or other type of labor agreement with respect to employees employed in operating the USCC System, and no collective bargaining agreement with respect to employees employed in operating the USCC System is being negotiated by the USCC Entities, USCC Newco or any Affiliate thereof with respect to employees employed in operating the USCC System.  To the Knowledge of USCC, no union organizational campaign or effort presently exists or is being threatened with respect to any employees of the USCC Entities, USCC Newco or any Affiliate thereof with respect to employees employed in operating the USCC System.  To the Knowledge of USCC, no question concerning representation presently exists with respect to any employees of the USCC Entities, USCC Newco or any Affiliate thereof with respect to employees employed in operating the USCC System.  None of the USCC Entities, USCC Newco, or any Affiliate thereof, has received notice of any charges with respect to or relating to, directly or indirectly, the USCC System that are pending before any Governmental Authority and none of the USCC Entities, USCC Newco or any Affiliate thereof has received, with respect to the USCC System, notice of the intent of any Governmental Authority responsible for the enforcement of labor or employment Laws to conduct an investigation, audit or review and no such investigation, audit or review is in progress.  To the Knowledge of USCC, no wage investigations have been made of the USCC Entities, USCC Newco or any Affiliate thereof with respect to employees employed in operating the USCC System, or its independent contractors and none of the USCC Entities, USCC Newco or any Affiliate thereof has received notice of the intent of any Governmental Authority to conduct such an investigation, audit or review.  To the Knowledge of USCC, there are no controversies, grievances or arbitrations pending or threatened between the USCC Entities, USCC Newco or any Affiliate thereof and any of its current or former employees or any labor or other collective bargaining unit representing any current or former employees, in each case to the extent relating to employees who perform or have performed services for the USCC System.  To the Knowledge of USCC, no work stoppage, picketing, hand billing, consumer boycott, labor strike, dispute or slow-down exists or has been threatened against the USCC Entities, USCC Newco or any Affiliate thereof with respect to the USCC System.  The USCC Entities, USCC Newco and Affiliates thereof are in compliance in all material respects with all applicable Laws in respect of the USCC System respecting employment, fair employment practices and fair labor standards, including such Laws that prohibit discrimination based on race, age, sex, religion, color, national origin, disability and sexual orientation.  The USCC Entities, USCC Newco and Affiliates thereof are in compliance with the requirements of the National Labor Relations Act, as such Act relates to the USCC System, and to the Knowledge of USCC, no unfair labor practice charges or complaints against the USCC Entities, USCC Newco or any Affiliate thereof are pending or threatened before the National Labor Relations Board in respect of the USCC System.

Section 4.17.  Environmental Matters.

(a)                                  Except as would not have a USCC Material Adverse Effect:

(i)                           The USCC Entities and/or USCC Newco, as applicable, have obtained all environmental, health and safety permits, licenses and other authorizations which are required under Environmental Laws in connection with the operation of the USCC System.  Each such permit, license and other authorization is valid and enforceable and in full force and effect, and the USCC Entities and/or USCC Newco, as applicable, are in compliance with the terms and conditions of all such permits, licenses and other authorizations and with each Environmental Law.  Promptly, but not to exceed 60 days after the date hereof, USCC shall deliver to ALLTEL a Schedule 4.17(a) which shall set forth all pending applications for any permits, licenses or other authorizations under any Environmental Law in connection with the operation of the USCC Transferred Assets.

(ii)                        (A) No Hazardous Substances generated by, used by or originating from activities of the USCC System or the USCC Transferred Assets have been Released or, to the Knowledge of USCC, threatened to be Released into the environment, whether by a USCC Entity, USCC Newco or an Affiliate thereof, or to the Knowledge of USCC, third parties, at any site, facility or location relating to the USCC System whether or not now or previously owned, operated, occupied, utilized or leased by a USCC Entity, USCC Newco or any Affiliate thereof and (B) no oral or written notification of a Release of a Hazardous Substance has been filed by or on behalf of a USCC Entity, USCC Newco or an Affiliate thereof with any Governmental Authority relating to the USCC System and no site or facility now or, to the Knowledge of USCC, previously owned, operated, occupied, utilized or leased by a USCC Entity, USCC Newco or an Affiliate thereof relating to the USCC System is subject to investigation or clean-up under any Environmental Law.  None of the USCC Entities, USCC Newco or an Affiliate thereof has received any notice of intention to commence suit under any Environmental Law with respect to the USCC System or the USCC Transferred Assets (and to the Knowledge of USCC, there is no reasonable basis for any such suit), nor has a USCC Entity, USCC Newco or an Affiliate thereof received any request for information from any Governmental Authority under any Environmental Law with respect to the USCC System or the USCC Transferred Assets.  There is no existing, pending or, to the Knowledge of USCC, threatened action, suit, investigation, inquiry or proceeding under Environmental Laws by or before any Governmental Authority relating to the USCC System.

(iii)                     Each USCC Entity, USCC Newco and Affiliate thereof has complied and is in compliance with all Environmental Permits and all applicable Environmental Laws pertaining to the USCC System or the USCC Transferred Assets, and, to the Knowledge of USCC, none of the USCC Entities, USCC Newco or an Affiliate thereof has any liability, contingent or otherwise, under any Environmental Law pertaining to the USCC System or the USCC Transferred Assets.  To the Knowledge of USCC, no Person has alleged any violation by a USCC Entity, USCC Newco or an Affiliate thereof of any applicable Environmental Law relating to the operation of the USCC System or the USCC Transferred Assets.  None of the USCC Entities, USCC Newco or an Affiliate thereof has caused or permitted the use, management, generation, manufacture, refining, transportation, treatment, storage, handling, disposal, production or processing of any Hazardous Substances in connection with the operation of the USCC System or the USCC Transferred Assets except in compliance with Environmental Law.  None of the USCC Entities, USCC Newco or an Affiliate thereof has caused or permitted, and USCC has no Knowledge of, the Release or threatened Release of any Hazardous Substances generated, used or originating from the operations of the USCC System or the USCC Transferred Assets.

(iv)                    The assets, property and equipment of each USCC Entity, USCC Newco and Affiliate thereof relating to the USCC System and Real Property now or previously owned, operated, occupied, utilized or leased in the operation of the USCC System by a USCC Entity, USCC Newco or an Affiliate thereof are not subject to any Liens under any Environmental Law, and to the Knowledge of USCC no basis exists for any such Liens.

(v)                       To the extent applicable, the operation of the USCC System and the USCC Transferred Assets is in compliance with the applicable requirements of OSHA and any state and local occupational safety and health Laws, and all regulations promulgated thereunder and there are no pending or, to the Knowledge of USCC, threatened safety and/or health citations, complaints, lawsuits or orders issued with respect to any of the foregoing Laws.  There have been no citations, notices or complaints issued to a USCC Entity, USCC Newco or any Affiliate thereof with respect to the USCC System or the USCC Transferred Assets by OSHA or any state occupational safety and health administration.

(vi)                    Each underground or above ground storage tank owned or operated by a USCC Entity, USCC Newco or an Affiliate thereof used in the operation of the USCC System is in compliance with Environmental Law.

(b)                                 Promptly, but not to exceed 60 days after the date hereof, USCC will provide to ALLTEL access to copies of all material environmental investigations, studies, audits, tests, reviews and other analyses conducted by or on behalf of, and that are in the possession of, a USCC Entity, USCC Newco or an Affiliate thereof in relation to any of the USCC Transferred Assets now or previously owned, operated, occupied, utilized or leased by a USCC Entity, USCC Newco or an Affiliate thereof.

(c)                                  There is no (i) material judgment, decree, injunction, rule or order issued, entered or approved under any Environmental Law relating to the activities of the USCC System or to the USCC Transferred Assets now or previously owned, operated, occupied, utilized or leased by a USCC Entity, USCC Newco or an Affiliate thereof, or (ii) material remedial obligation, arising under any Environmental Laws, in each case directly relating to the USCC System and the USCC Transferred Assets.

(d)                                 Promptly, but not to exceed 60 days after the date hereof, USCC will provide Schedule 4.17(d) which will contain a correct and complete list of each underground or above ground storage tank owned or operated by a USCC Entity, USCC Newco or an Affiliate thereof and used in the operation of the USCC System other than tanks that do not exceed in the aggregate more than 1320 gallons per site.

Section 4.18.  Agreements, Contracts and Commitments.

(a)                                  Except with respect to the incidental Intellectual Property described in Section 3.11(a)(iv) and the Interference Consents, USCC has made available to ALLTEL correct and complete information to the extent available relating to each contract, agreement, arrangement, commitment, understanding, lease, license or other instrument to which a USCC Entity, USCC Newco or an Affiliate thereof is a party (or in the case of any oral USCC Contract, a correct and complete summary thereof), in each case primarily related and material to the operation of the USCC System, together with any and all amendments or modifications thereto through and including the date hereof (each, a “USCC Contract”).  Promptly, but not to exceed 60 days after the date hereof, USCC shall make available to ALLTEL to the extent available the standard forms of Customer Agreements of those customers of the USCC System that are a party to a

Customer Agreement.  Each USCC Contract is valid, binding, enforceable and in full force and effect; none of the USCC Entities, USCC Newco or any Affiliate thereof is in breach or default under any such USCC Contract; and, to the Knowledge of USCC no event has occurred which, with notice or lapse of time or both, would constitute a breach or default, or permit termination, modification or acceleration, under such USCC Contract, except where the failure to be so valid, binding, enforceable or in full force and effect or such breach or default, termination, modification or acceleration would not reasonably be expected to have, individually or in the aggregate, a USCC Material Adverse Effect.

(b)                                 Schedule 4.18(b) sets forth each USCC Contract included in the USCC Transferred Assets (the “USCC System Contracts”).  USCC will make available to ALLTEL, on or before the Closing Date, correct and complete information to the extent available of the Customer Agreements and correct and complete copies of each other USCC System Contract.  Schedule 4.18(b) sets forth all necessary Consents (including Consents relating to change of control or assignment by operation of law) of parties to all USCC System Contracts which are required in connection with the consummation of the Transactions (collectively, the “USCC Consents”).

(c)                                  Except for the USCC System Contracts, there are no material contracts, agreements, arrangements, commitments, understandings, leases, licenses or other instruments to which a USCC Entity, USCC Newco or any Affiliate thereof is a party, or will be a party at Closing, which will create any obligation whatsoever on the part of ALLTEL or any Affiliate thereof, including USCC Newco after Closing, with respect to the USCC Licenses, USCC Transferred Assets or the USCC System, including the following:

(i)                           an agreement, contract or commitment limiting or restraining any Person from engaging in any business or pursuing any strategic initiative or competing in any manner;

(ii)                        a license or other agreement which relates in whole or in part to any software, patent, trademark, trade name, service mark or copyright owned by any Person;

(iii)                     a confidentiality or non-disclosure agreement, contract or commitment in accordance with which a Person agrees to keep confidential and/or not to use or disclose information obtained from any other Person;

(iv)                    an agreement, contract or commitment for contour extension, interconnection, reciprocal compensation, switching, transport, back haul or agreement involving air to ground service;

(v)                       a management agreement, contract or commitment;

(vi)                    an agreement, contract, commitment or arrangement with any labor union or other representative of employees;

(vii)                 a commission, reseller, dealer, distributorship or sales agency agreement, contract or commitment;

(viii)              an agreement, contract, lease, license, commitment or similar arrangement with respect to the ownership, operation, leasing or licensing of cell sites, network sites, space on towers, office space, call centers or retail store or kiosk locations;

(ix)                      any other material agreement, contract or commitment, whether or not made in the ordinary course of operation of business; or

(x)                         any patent applications which, in the event such applications should mature to registration, would prevent ALLTEL from operating the USCC System as they are operated at the time of this Agreement.

Section 4.19.  Books of Account.

All Books and Records (i) have been properly and accurately kept and maintained in all material respects in accordance with applicable Law, (ii) are complete and correct in all material respects and do not contain or reflect any material inaccuracies or discrepancies and (iii) fairly reflect in reasonable detail the material assets, liabilities and transactions relating to the USCC Business.

Section 4.20.  Financial Information.

Attached hereto as Schedule 4.20 is an unaudited balance sheet of the USCC Business as of June 30, 2005 (“USCC Balance Sheet Date”), and an unaudited statement of income for the period from January 1, 2005 through the USCC Balance Sheet Date (the “USCC Financial Statements”).  The USCC Financial Statements (i) were prepared by USCC in good faith and contain no information that USCC or any of its Affiliates has reason to believe is incorrect, (ii) are derived from data for systems of the USCC Entities or Affiliates thereof used in their normal operations and from books and records maintained in accordance with GAAP, (iii) contain estimates with respect to and adjustments of certain information, which estimates and adjustments were made in good faith by Persons Knowledgeable regarding the operations of the USCC Business in the USCC Service Area, and (iv) fairly present in all material respects the financial position of the USCC Business and the results of its operations for the periods specified therein (subject to the absence of footnotes and to normal quarterly or year end adjustments).  To the extent applicable and reasonably possible, the accounting methodologies and principles used in preparing the USCC Financial Statements are consistent with the methodologies and principles generally and historically used by the USCC Entities or Affiliates thereof in preparing corresponding financial information for similar operations in other markets in which the USCC Entities or Affiliates thereof operate.  The USCC Financial Statements were not prepared with a view towards compliance with published guidelines of the American Institute of Certified Public Accountants or GAAP, but the material differences from GAAP Known to USCC are described on Schedule 4.20.

Section 4.21.  Absence of Undisclosed Liabilities.

At Closing USCC Newco will have no liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise, and whether due or to become due, arising out of the use, ownership or operation prior to the Effective Time of the USCC System, the USCC Licenses or the USCC Transferred Assets, except as reflected or reserved for, and only to the extent reflected or reserved for, in the USCC Financial Statements and the USCC Interim Financial Statements and except (a) as set forth in Schedule 4.21, (b) for liabilities incurred in the ordinary course of business consistent with past practice since the USCC Balance Sheet Date and in each case to the extent permitted to be incurred in accordance with the terms hereof, (c) executory obligations under any USCC System Contract or USCC Real Property Lease and (d) obligations under Laws arising out of the use, ownership or operation on or after the Effective Time of the USCC System, the USCC Licenses or the USCC Transferred Assets.

Section 4.22.  Absence of Changes or Events.

Since June 30, 2005 (a) there has not been any USCC Material Adverse Effect and (b) except as set forth in Schedule 4.22, none of USCC nor any Affiliate thereof has (with respect to the USCC Business): (i) discharged or satisfied any Lien or paid any liabilities other than in the ordinary course of the operation of the USCC Business consistent with past practice, or failed to pay or discharge when due any liabilities; (ii) sold, encumbered, assigned, transferred or otherwise disposed of any assets or properties (including rights or interests with respect to such assets or properties) relating to the USCC Business which the USCC Entities, USCC Newco or any Affiliate thereof purported to own as of June 30, 2005 or on any date since such date, except in the ordinary course of the operation of the USCC Business consistent with past practice; (iii) incurred any indebtedness (or made any guaranties in respect thereof) relating to the USCC Business for which ALLTEL or an Affiliate thereof, including USCC Newco, will be liable after the Effective Time or subjected any of the assets or properties relating to the USCC Business owned by a USCC Entity, USCC Newco or an Affiliate thereof to any Lien other than a Permitted Lien; (iv) made or suffered any amendment or termination of (or received notice of another party’s intent to terminate or received written notice of termination from another party with respect to) any USCC System Contract, or canceled, modified or waived any substantial debts or claims held by it or waived any rights of substantial value relating to the USCC Business, except in the ordinary course of the operation of the USCC Business consistent with past practice; (v) changed any of the accounting principles followed by a USCC Entity, USCC Newco or an Affiliate thereof relating to the operation of the USCC System or the methods of applying such principles or made or changed any Tax elections relating to the operation of the USCC System; (vi) entered into any transaction relating to the USCC Business, except in the ordinary course of the operation of the USCC Business consistent with past practice; (vii) made any material change in the monetary compensation or other employment arrangement of any USCC Designated Employee (other than customary annual increases in the monetary compensation of USCC Designated Employees); or (viii) agreed, orally or in writing, or granted any other person an option, to do any of the things specified in subparagraphs (i) through (vii) above.

Section 4.23.  Accounts Receivable.

The Accounts Receivable of the USCC Entities, USCC Newco or an Affiliate thereof relating to the USCC Business as of June 30, 2005 are set forth on Schedule 4.23, which sets forth a calculation of the reserves in respect of such Accounts Receivable and the USCC methodology used in such calculation.  All Accounts Receivable, whether reflected in the USCC Financial Statements, Schedule 4.23 or subsequently created, have or will have arisen from bona fide transactions in the ordinary course of business, are not subject to set-offs or counterclaims (other than such as are adequately covered within the reserves set forth in the USCC Financial Statements or Schedule 4.23) and at Closing will not be owned by any Person other than USCC Newco.  None of the USCC Entities, USCC Newco or any Affiliate thereof has taken any actions with the intended effect of accelerating and has not sought to accelerate the payment of any of the Accounts Receivable relating to the USCC Business in a manner inconsistent with such USCC Entity’s practice during prior periods.  None of the USCC Entities, USCC Newco or any Affiliate thereof has settled or compromised any Accounts Receivable except in the ordinary course of business consistent with its practice during prior periods.  Schedule 4.23 includes a correct and complete aging as of June 30, 2005 of Accounts Receivable of the USCC Entities, USCC Newco and Affiliates thereof relating to the USCC Business that are current (outstanding for 20 days or less from the invoice date) and that have been outstanding from the applicable due date for (a) 30 days or less, (b) more than 30 but less than 61 days, (c) more than 60 days but less than 91 days, and (d) more than 90 days.

Section 4.24.  Inventories.

The Inventories as of June 30, 2005, together with the locations thereof, are set forth in Schedule 4.24.  Except as set forth on Schedule 4.24, all Inventories are of good, usable and merchantable quality in all material respects and do not include items which have been discontinued or are off specification, damaged, dormant, obsolete, non-salable, non-usable or not first quality.  All Inventories have been acquired and maintained in the ordinary course of business consistent with past practice, are owned by a USCC Entity, and at Closing will be owned by USCC Newco, free and clear of all Liens (other than Permitted Liens) and are of such quality as to meet the quality control standards of USCC.  All Inventories are recorded on Schedule 1.03 on a first-in, first-out basis at the lower of cost or market value determined in accordance with GAAP.  Code division multiple access (CDMA) technology is used in the USCC System.  CDMA technology mobile phones included in Inventory, if any, are subsidy locked, and the preferred roaming list (PRL) for all CDMA mobile phones included in Inventory is reprogrammable by any wireless carrier assuming such carrier has the over the air programming capabilities, uses CDMA technology and has the subsidy codes with respect to such phones.  At Closing, USCC will provide to ALLTEL the subsidy codes for each CDMA mobile phone in Inventory or used by each customer of the USCC System.

Section 4.25.  Machinery and Equipment.

Except as set forth on Schedule 4.25, at Closing all items of Machinery and Equipment included in the USCC Transferred Assets are in satisfactory operating condition, ordinary wear, tear and natural depreciation excepted and will be operational at Closing.  To the Knowledge of USCC, there are no material repairs necessary with respect thereto other than routine maintenance in the ordinary course.

Section 4.26.  Cell Sites.

Schedule 4.26 lists each cell site (including each cell site on which a USCC Entity, USCC Newco or an Affiliate thereof has placed one or more antennas) (a “USCC Cell Site”) currently operated, used or under construction (including cell sites where site acquisition in process and  where construction has not yet commenced) by a USCC Entity, USCC Newco or an Affiliate thereof primarily for the USCC Business, as of the date hereof, indicating the address or other location description of such USCC Cell Site, and whether any other Person is permitted to co-locate towers or antennas thereon or has any other rights with respect thereto.  Schedule 4.26 also sets forth (a) each instance where a USCC Entity, USCC Newco or an Affiliate thereof co-locates its antennas used in the USCC Business on another Person’s tower or antenna structure and (b) whether any antenna structure on which a USCC Entity, USCC Newco or an Affiliate thereof locates antennas used in the USCC Business is one which requires notification to the FAA under 47 C.F.R. 17.17 and, if so, the antenna structure registration number thereof.  Each of the USCC Cell Sites has been constructed, and is operating, substantially in compliance with the terms and conditions of the USCC Licenses, the USCC System Permits and the rules and regulations of all applicable Governmental Authorities, including the FCC and the FAA, and a USCC Entity, USCC Newco or an Affiliate thereof has made all filings, tower registrations and reports relating to each USCC Cell Site, except where the failure to make such filings, tower registrations or reports would not reasonably be expected to have, individually or in the aggregate, a USCC Material Adverse Effect, and all such filings, reports and registrations are accurate in all material respects.  A preliminary draft of Schedule 4.26 that is substantially complete is attached hereto.  An updated final version of Schedule 4.26 will be delivered by USCC to ALLTEL within 30 days after the date of this Agreement.

Section 4.27.  [Reserved].

Section 4.28.  Liability to Affiliates; Affiliate Transactions.

None of the USCC Entities, USCC Newco or an Affiliate thereof is a party to any agreements, arrangements or understandings relating to the USCC System or the USCC Business with, or that grant rights or obligations in favor of, USCC or any of its Affiliates, except (a) as expressly contemplated by this Agreement or the other Transaction Documents, (b) as disclosed on Schedule 4.28 or (c) as are not material in dollar amount or are not in respect of the operation of the USCC Transferred Assets or the USCC System after the Closing, or may be terminated at will or upon no more than 90 days’ notice without Consent of, or material payment to, USCC or any Affiliate thereof or third party.

Section 4.29.  CALEA.

Except as set forth in Schedule 4.29 with respect to the USCC System, USCC is in compliance with the requirements of CALEA.

Section 4.30.  Insurance.

The USCC System and the USCC Transferred Assets will be covered until the Closing by commercially reasonable policies of casualty, liability, and other forms of insurance owned or held by USCC or an Affiliate thereof.  Such policies are in full force and effect and will remain in full force and effect through the Effective Time in accordance with their terms (and ALLTEL acknowledges that neither USCC nor any Affiliate thereof shall have any obligation to continue any such insurance or self-funding arrangements following the Closing). No notice of cancellation has been received, and there is no existing default, or event which, with the giving of notice or lapse of time or both, would constitute a default thereunder by USCC or an Affiliate thereof.  All premiums to date have been, and all premiums due and payable as of the Closing Date will be, paid in full.

Section 4.31.  Business Activity Restriction.

Except as set forth on Schedule 4.31, there is no non-competition or other agreement, commitment, judgment, injunction, order or decree to which any USCC Entity, USCC Newco or an Affiliate thereof is a party or subject that does or would reasonably be expected to interfere in any material respect with the use, occupancy or operation of the USCC System or the USCC Transferred Assets by ALLTEL or any Affiliate thereof, including USCC Newco after Closing.

Section 4.32.  Capitalization of USCC Entities.

Schedule 4.32 sets forth for USCC Newco its authorized equity interests and all outstanding equity interests.  All of the issued and outstanding equity interests of the USCC Newco are held by USCC or an Affiliate, each of which is a direct or indirect wholly-owned subsidiary of USCC.  There is no other issued class of equity interests, preemptive or other similar right, warrant, option or agreement to issue, transfer or sell any equity interests in USCC Newco or any securities convertible into or exchangeable for equity interests of USCC Newco, and there are no outstanding securities convertible into or exchangeable for equity interests of USCC Newco.  There are no voting trusts, proxies or other agreements or understandings with respect to the voting of equity interests USCC Newco.  No bonds, debentures, notes or other obligations are outstanding that provide the holders of such obligations the right to vote (including, without limitation, the right to vote following conversion or exercise of such obligations) on any matter.  True and complete copies of the certificate of formation and the limited liability company operating agreement or similar organizational documents, each as amended to date, of USCC Newco have been delivered to ALLTEL.

Section 4.33.  No Bundled Customers.

No customer of the USCC System is billed by USCC or any of its Affiliates for communications services (other than cellular wireless communications services) on the same bill that such customer is billed for cellular wireless communications services with respect to the USCC System.

Section 4.34.  Customers; Rate Plans.

Schedule 4.34 sets forth the aggregate number of Postpay Customers and Total Customers subscribed to the USCC System as of June 30, 2005.  Such schedule shall be updated as of the Closing Date to set forth the aggregate number of Postpay Customers and Total Customers subscribed to the USCC System as of the fifth Business Day prior to the Closing Date.  USCC has made available to ALLTEL correct and complete (a) description of each rate plan and promotion offered to new customers in connection with the operation of the USCC System since January 1, 2005, and (b) description of the products and services offered to new customers in connection with the operation of the USCC System since January 1, 2005 in addition to basic voice cellular.

Section 4.35.  Capital Expenditures.

Schedule 4.35 sets forth the total cost spent or incurred since January 1, 2005 through June 30, 2005 by the USCC Entities, USCC Newco or an Affiliate thereof used primarily in the operation of the USCC System in the USCC Service Area, and, at Closing, will set forth the total cost spent or incurred since January 1, 2005 through a date within 35 days of Closing by the USCC Entities in the USCC Service Area.

Section 4.36.  Governing Regulatory Documents.

(a)                                  USCC intends to use the ALLTEL Transferred Assets as part of a viable, ongoing business engaged in the provision of mobile wireless services.

(b)                                 USCC believes that it and its Affiliates have the capability (including the necessary managerial, operational, technical and financial capability) of competing effectively in the provision of mobile wireless services.

(c)                                  USCC acknowledges it has received a copy of the Governing Regulatory Documents.

Section 4.37.  Sufficient Funds.

USCC has sufficient financial resources, and will have at the Closing sufficient cash, to pay the Cash Payment at the Closing and to make all other necessary payments of fees and expenses in connection with the Transactions.

Section 4.38.  No Other Representations or Warranties.

EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, NONE OF USCC, ANY AFFILIATE OF USCC OR ANY OTHER PERSON MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY ON BEHALF OF USCC OR ANY AFFILIATE THEREOF WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AT LAW OR IN EQUITY, INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.

ARTICLE V

COVENANTS AND AGREEMENTS

Section 5.01.  Commercially Reasonable Efforts and Other Agreements.

Each party covenants and agrees from and after the execution and delivery of this Agreement until the Closing Date, as follows:

(a)                                  It shall use its Commercially Reasonable Efforts to take, or cause to be taken, promptly all actions and to do, or cause to be done, promptly all things necessary, proper or advisable to consummate and make effective the Transactions and to fulfill its obligations hereunder, including causing to be satisfied at the earliest practical date all conditions contained in Article VII to be satisfied by it.

(b)                                 It shall, and shall cause its respective Affiliates to, refrain from taking any action which could be reasonably expected to render any of its representations or warranties contained as this Agreement or any other Transaction Documents incorrect or inaccurate in any material respect.  It shall comply in all material respects with all applicable Laws and Governmental Authorizations relating to the Transactions, the ALLTEL Licenses, the USCC Licenses, the ALLTEL System, the USCC System, the ALLTEL System Permits, the USCC System Permits, the ALLTEL Transferred Assets, the USCC Transferred Assets, the ALLTEL Newco Interests and the USCC Newco Interests, as applicable.

(c)                                  ALLTEL shall, and shall cause its applicable Affiliates to, in the case of the ALLTEL Licenses and the ALLTEL System, (i) maintain such ALLTEL Licenses in full force and effect and (ii) maintain in full force and effect all Governmental Authorizations, including the ALLTEL System Permits, necessary to preserve the ability to construct and operate the ALLTEL System, as and when such Governmental Authorizations are or become necessary for such purposes; provided, that ALLTEL shall not make, cause or permit to be made, any material commitments to any Governmental Authority relating to any Governmental Authorization affecting the ALLTEL Licenses or the ALLTEL System without USCC’s prior written consent, which shall not be unreasonably withheld or delayed.

(d)                                 USCC shall, and shall cause its applicable Affiliates to, in the case of the USCC Licenses and the USCC System, (i) maintain such USCC Licenses in full force and effect and (ii) maintain in full force and effect all Governmental Authorizations, including the USCC System Permits, necessary to preserve the ability to construct and operate the USCC System, as and when such Governmental Authorizations are or become necessary for such purposes; provided, that USCC shall not make, cause or permit to be made, any material commitments to any Governmental Authority relating to any Governmental Authorization affecting the USCC Licenses or the USCC System without ALLTEL’s prior written consent, which shall not be unreasonably withheld or delayed.

(e)                                  It shall:

(i)                           Give written notice to the other party promptly upon the commencement of, or upon obtaining Knowledge of any facts that would give rise to a threat of, any claim, action or proceeding commenced against or relating to it, its Affiliates or its or their properties or assets which would reasonably be expected to have a USCC Material Adverse Effect (in the case of USCC) or an ALLTEL Material Adverse Effect (in the case of ALLTEL);

(ii)                        Give written notice to the other party promptly upon obtaining Knowledge of any event, condition or state of facts, or any occurrence which would reasonably be expected to give rise to an event, condition or state of facts, which could cause or constitute a material breach of any warranties, representations, covenants or agreements contained in this Agreement or any other Transaction Document, and if such material breach is of any of its warranties, representations, covenants or agreements contained in this Agreement or any other Transaction Document, use Commercially Reasonable Efforts to prevent or to promptly remedy such breach;

(iii)                     Give written notice to the other party promptly upon obtaining Knowledge of any event, condition or state of facts, or any occurrence which would reasonably be expected to give rise to an event, condition or state of facts, which would result in the failure of any condition in Section 7 to be satisfied; and

(iv)                    Give written notice to the other party promptly (A) upon obtaining Knowledge of any event, condition or state of facts which would reasonably be expected to have a USCC Material Adverse Effect (in the case of USCC) or an ALLTEL Material Adverse Effect (in the case of ALLTEL) or (B) of the commencement of any claim, action or proceeding which seeks to enjoin or otherwise challenge the consummation of the Transactions.

Notwithstanding the foregoing, no disclosure by a party pursuant to this Section 5.02(e) shall be deemed to amend or supplement this Agreement or any other Transaction Document or to cure any misrepresentation or breach of warranty, representation, covenant or agreement contained in this Agreement or any other Transaction Document.

Section 5.02.  Consents of Third Parties.

Each party covenants and agrees, from and after the execution and delivery of this Agreement until the Closing Date, as follows:

(a)                                  Promptly following execution of this Agreement (but in no event later than five Business Days after the date hereof), it shall file or cause to be filed with the FCC all appropriate applications for Governmental Authorizations (i) to the transfer of control of the ALLTEL Licenses and the USCC Licenses contemplated hereby and (ii) the spectrum use rights contemplated by the Facilities Use Agreement.  It shall cooperate with the other party and use its Commercially Reasonable Efforts to prosecute or cause to be prosecuted all such applications to a favorable conclusion, and shall work with the other party to file or cause to be filed all required notices of consummation with the FCC.  Without limiting the generality of the foregoing, in the event that the FCC objects to, or otherwise rejects, the Spectrum Lease in the form contemplated by the Facilities Use Agreement, Section 10.15 shall apply.  No party shall take or cause to be taken any action before the FCC which is inconsistent with or intended to delay action on such applications or consummation of the Transactions.  ALLTEL shall pay the applicable FCC filing fees with respect to the applications for Consent to the transfer of control of USCC Newco and the USCC Licenses and the spectrum use rights contemplated by the Facilities Use Agreement, and USCC shall pay the applicable FCC filing fees with respect to the applications for Consent to the transfer of control of ALLTEL Newco and the ALLTEL Licenses.  ALLTEL and USCC, respectively, shall bear its own costs associated with the preparation and submission of such filings.

(b)                                 ALLTEL and USCC shall each use its Commercially Reasonable Efforts to secure before the Closing Date any Consent (other than the Consent of the FCC), in form and substance reasonably satisfactory to the other party, from any Governmental Authority as is necessary to be obtained by it in order to consummate the Transactions.  ALLTEL and USCC shall each use its Commercially Reasonable Efforts to cooperate with the other party, as reasonably requested, to obtain such Consents.

(c)                                  Consents.  ALLTEL will use its best efforts to obtain Consents for Intellectual Property that cannot be transferred or assigned to USCC without the consent of licensors or third parties.

(d)                                 Except as provided in the preceding subsection, USCC and ALLTEL shall use their Commercially Reasonable Efforts to obtain all of the USCC Consents and ALLTEL Consents, as applicable, prior to Closing.  If any USCC Consent or ALLTEL Consent is not obtained prior to Closing, and Closing occurs, (i) the relevant party shall continue to use its Commercially Reasonable Efforts following Closing for up to 12 months (and thereafter for such additional period as USCC and ALLTEL may mutually agree) to obtain such USCC Consent or ALLTEL Consent and (ii) until such USCC Consent or ALLTEL Consent is obtained or the related USCC System Contract or ALLTEL System Contract’s expiration, whichever occurs first, the relevant party shall cause the benefit of such USCC System Contract or ALLTEL System Contract to be provided to the same extent as if the USCC Consent or ALLTEL Consent had been obtained including, to the extent possible, (A) causing any rights of any USCC Entity or USCC Newco or any ALLTEL Entity or ALLTEL Newco arising from such USCC System Contract or ALLTEL System Contract to be enforced against the issuers thereof or the other party or parties thereto; (B) causing to be taken all such actions and causing to be done all such things at the request and cost of the receiving party (to the extent the receiving party would have been responsible for such costs had the applicable USCC Consent or ALLTEL Consent been obtained at Closing) as shall be reasonably necessary and proper in order that the value of any USCC System Contract or ALLTEL System Contract shall be preserved and shall inure to the benefit of the receiving party; and (C) causing to be paid over to the receiving party all monies or other assets collected by or paid to the USCC Entity or USCC Newco or the ALLTEL Entity or ALLTEL Newco in respect of such USCC System Contract or ALLTEL System Contract.  The receiving party shall be responsible for the performance of all obligations under any such USCC System Contract or

ALLTEL System Contract that the receiving party would have been responsible for had Consent to assignment of the USCC System Contract or ALLTEL System Contract been obtained, but only to the extent that the receiving party receives the benefits under any such USCC System Contract or ALLTEL System Contract that the receiving party would have received had Consent relating to the USCC System Contract or ALLTEL System Contract been obtained.  Nothing in this Agreement or any other Transaction Document shall be construed as an attempt to assign any agreement or other instrument that is by its terms non-assignable without the consent of any other party to such agreement or other instrument.

(e)                                  USCC and ALLTEL shall each cooperate and use their Commercially Reasonable Efforts to prepare and file with the FTC and the DOJ within five Business Days after the date hereof, all requisite applications and amendments thereto together with related information, data and exhibits necessary to satisfy the requirements of the HSR Act (if applicable to the transactions contemplated by this Agreement).  USCC and ALLTEL shall, and shall cause their respective Affiliates to, cooperate and use Commercially Reasonable Efforts to take, or cause to be taken, promptly all actions and to do, or cause to be done, promptly all things necessary, proper or advisable to, furnish to the FTC or the DOJ any additional information requested by the FTC or DOJ promptly following the receipt of such request by either party.  USCC and ALLTEL shall each pay their own filing fees in connection with any filings pursuant to this Section 5.02(d).  ALLTEL and USCC, respectively, shall bear their own costs associated with the preparation and submission of any filings pursuant to this Section 5.02(e).

(f)                                    USCC and ALLTEL shall each cooperate and use their Commercially Reasonable Efforts to allow ALLTEL to prepare and file with the United States Department of Justice, within two business days following the execution of this Agreement, a written notice stating the details of this Agreement and the name, address, telephone number of each Person who offered or expressed an interest in or desire to acquire any ownership interest in the ALLTEL Newco Interests, the ALLTEL Licenses and the ALLTEL Transferred Assets.

(g)                                 USCC and ALLTEL shall, and shall cause their respective Affiliates to, cooperate and use Commercially Reasonable Efforts to take, or cause to be taken, promptly all actions and to do, or cause to be done, promptly all things necessary, proper or advisable to, following the notice provided in Section 5.02(f), furnish to the DOJ any additional information requested by the DOJ within fifteen calendar days of the receipt of such request by either party or any longer period agreed with the DOJ as provided in the Governing Regulatory Documents.

(h)                                 If the DOJ by official action of an authorized representative of the DOJ pursuant to the Governing Regulatory Documents provides written notice to ALLTEL and/or USCC of the DOJ’s objection to the proposed transaction contemplated by this Agreement, the parties agree, for a period of five Business Days from the receipt of the DOJ’s objection, to negotiate with each other to attempt to make commercially reasonable modifications to the terms and conditions of this Agreement as would enable the parties to resolve the DOJ’s objection.  No party will have any obligations under this Section 5.02(h) if (a) the basis for the DOJ’s objection is that USCC is the purchaser of the assets to be divested or (b) the resolution of the objection by the DOJ would require a material diminution of the rights or a material increase of obligations of such party.

Section 5.03.  Prohibited Transactions.

Between the date of execution of this Agreement and the earlier to occur of the Closing or the termination of this Agreement pursuant to Section 9.01, (i) USCC and its Representatives will not directly or indirectly solicit, encourage or initiate the submission of proposals or offers from, provide any confidential information to, or continue or participate in discussions or negotiations or enter into any agreement, arrangement or understanding with any Person concerning the Transfer of, or create, incur or suffer to exist any Lien of any nature whatsoever in respect of, all or any portion of the USCC Newco Interests, the USCC Licenses or the USCC Transferred Assets (other than solely in the case of the USCC Transferred Assets, Permitted Liens or as otherwise permitted by Section 5.06) or (ii) ALLTEL and its Representatives will not directly or indirectly solicit, encourage or initiate the submission of proposals or offers from, provide any confidential information to, or continue or participate in discussions or negotiations or enter into any agreement, arrangement or understanding with any Person concerning the Transfer of, or create, incur or suffer to exist any Lien of any nature whatsoever in respect of, all or any portion of the ALLTEL Newco Interests, the ALLTEL Licenses or the ALLTEL Transferred Assets (other than solely in the case of the ALLTEL Transferred Assets, Permitted Liens or as otherwise permitted by Section 5.06).

Section 5.04.  Confidentiality.

(a)                                  For a period of two years from and after the later of the date of this Agreement or the Closing Date, each party shall, and shall cause each of its Representatives to, (i) retain in strictest confidence any and all Confidential Information relating to the other party that it receives in connection with the negotiation or performance of this Agreement and each other Transaction Document (whether received prior to or after the date of this Agreement), and (ii) not disclose such Confidential Information to anyone except (A) the parent company of a party to this Agreement (if any) or the receiving party’s Representatives and (B) any other Person that needs to know such Confidential Information for purposes of performance of this Agreement and each other Transaction Document and who agrees to keep in confidence all Confidential Information in accordance with the terms of this Section 5.04 as if it were the receiving party hereunder.  Each party agrees to use Confidential Information received from the other party only in furtherance of the performance of this Agreement, and each other Transaction Document, and not for any other purpose.  If this Agreement is terminated, all Confidential Information furnished pursuant to this Agreement and each other Transaction Document shall either be returned promptly to the party to whom it belongs, or destroyed and such destruction certified, in either case upon request made by such party.

(b)                                 The obligations set forth in paragraph (a) above shall not apply to Confidential Information that (i) is or becomes generally available to the public other than as a result of disclosure by the receiving party or its Affiliates or its Representatives in violation of this Section 5.04, (ii) was available to the receiving party on a non-confidential basis prior to its disclosure to the receiving party, or (iii) becomes available to the receiving party on a non-confidential basis from a source other than the providing party or its Affiliates or its Representatives, provided, that such source is not Known by the receiving party to be bound by a confidentiality agreement with the providing party or its Affiliates or its Representatives.  Confidential Information with respect to the USCC System, the USCC Licenses and the USCC Transferred Assets shall be deemed to be Confidential Information of ALLTEL from and after the Closing.  Confidential Information with respect to the ALLTEL System, the ALLTEL Licenses and the ALLTEL Transferred Assets shall be deemed to be Confidential Information of USCC from and after the Closing.

(c)                                  Anything else in this Agreement or any other Transaction Document notwithstanding, each party shall have the right to disclose any information, including Confidential Information of the other party or such other party’s Affiliates: (i) to its Representatives (such Representatives to acknowledge that any such Confidential Information disclosed to them is subject to the provisions hereof); (ii) in any filing with any regulatory agency, court, or other authority (in confidence where a procedure for confidential disclosure exists) or any disclosure to a trustee of public debt of a party to the extent that the disclosing party determines in good faith that it is required by Law or the terms of such debt to do so; provided, that any such disclosure shall be as limited in scope as possible and shall be made only after giving the other party as much notice as practicable of such required disclosure and an opportunity to contest such disclosure, or seek confidential treatment, if possible; (iii) as required by its existing or potential lending sources (such lending sources to acknowledge that any such Confidential Information disclosed to them is subject to the provisions hereof); or (iv) as required to enforce its rights under this Agreement or any Transaction Document.

(d)                                 The parties agree that except (i) as may be necessary to comply with the requirements of applicable Law or the rules and regulations of any national securities exchange upon which the securities of one of the parties or its Affiliates is listed, or (ii) as may be disclosed in a customary broker’s communication disclosing its representation of a party to the Transactions (but which in no case may any such broker’s communication disclose the Cash Payment or any Confidential Information), no press release or similar public announcement or communication will be made or caused to be made concerning the execution of this Agreement or any other Transaction Document or the consummation of the Transactions, provided, that in the case of any disclosure permitted under this paragraph (d), the disclosing party shall (i) prior to the proposed disclosure, permit the non-disclosing party to review and comment on such proposed disclosure and (ii) not publish or otherwise release to the public any proposed disclosure unless the non-disclosing party has first approved the same, which approval shall not be unreasonably withheld or delayed.

(e)                                  To the extent that any provision of this Section 5.04 is inconsistent with the Mutual Confidentiality Agreement dated as of May 11, 2005 between ALLTEL Corporation and USCC, the provisions of this Section 5.04 shall control.

Section 5.05.  Access and Information.

(a)                                  From the date hereof until Closing, USCC shall, and shall cause its Affiliates to, give ALLTEL and its Representatives reasonable access, during normal business hours and upon reasonable prior notice, to the USCC Transferred Assets and the USCC System, and to the records, books, contracts and documents of each USCC Entity and USCC Newco, including all environmental, zoning, and other permit documents, and to such other information related to the USCC Transferred Assets, the USCC System or the USCC Licenses as ALLTEL may reasonably request, and in each case to the extent reasonably necessary to Transfer to ALLTEL the ownership of the USCC Newco Interests and the operation and ownership by USCC Newco of the USCC System, the USCC Transferred Assets and the USCC Licenses.  Any such access shall be coordinated through Mark Wierzbinski, USCC Director of Finance – Market Transitions (office telephone:  (773) 399-4951) or another individual appointed by USCC to ALLTEL in writing.  Neither ALLTEL nor its Representatives shall contact any employees of USCC, any USCC Entity, USCC Newco or any of their respective Affiliates without first obtaining the consent of Mr. Wierzbinski or any other appointed individual.  USCC shall cause the appropriate officers, employees, consultants, agents, accountants and attorneys of USCC and its Affiliates to cooperate with ALLTEL and its Representatives in connection with such access.  This Section 5.05(a) shall not entitle ALLTEL to receive or review, or have access to, information that (i) is subject to a confidentiality agreement with a third party, provided, that USCC shall use Commercially Reasonable Efforts to obtain the Consent of any such third party to permit ALLTEL to receive and review such information or (ii) USCC reasonably believes to be competitively sensitive, provided however that this clause (ii) shall not apply to the USCC Transferred Assets.

(b)                                 From the date hereof until Closing, ALLTEL shall, and shall cause its Affiliates to, give USCC and its Representatives reasonable access, during normal business hours and upon reasonable prior notice, to the ALLTEL Transferred Assets and the ALLTEL System, and to the records, books, contracts and documents of each ALLTEL Entity and ALLTEL Newco, including all environmental, zoning, and other permit documents, and to such other information related to the ALLTEL Transferred Assets, the ALLTEL System or the ALLTEL Licenses as USCC may reasonably request, and in each case to the extent reasonably necessary to Transfer to USCC the ownership of the ALLTEL Newco Interests and the operation and ownership by ALLTEL Newco of the ALLTEL System, the ALLTEL Transferred Assets and the ALLTEL Licenses.  Any such access shall be coordinated through John Siebert, Senior Project Manager-Transition Services (office telephone: (501) 905-5022) or another individual appointed by ALLTEL to USCC in writing.  In furtherance of this Section 5.05(b), ALLTEL hereby consents to the Management Trustee providing to USCC and its Representatives such reasonable access, as USCC may reasonably request; provided, however, USCC shall inform Mr. Siebert of any such USCC request, and the Management Trustee’s response to such USCC request (which will include a reasonable description of the access or information provided pursuant to such USCC request, if applicable).  Neither USCC nor its Representatives shall contact any employees of ALLTEL, the ALLTEL Entity, ALLTEL Newco or any of their respective Affiliates without first obtaining the consent of Mr. Siebert, or the Management Trustee, as applicable.  ALLTEL shall cause the appropriate officers, employees, consultants, agents, accountants and attorneys of ALLTEL and its Affiliates to cooperate with USCC and its Representatives in connection with such access.  This Section 5.05(b) shall not entitle USCC to receive or review, or have access to, information that (i) is subject to a confidentiality agreement with a third party, provided, that ALLTEL shall use Commercially Reasonable Efforts to obtain the Consent of any such third party to permit USCC to receive and review such information or (ii) ALLTEL reasonably believes to be competitively sensitive, provided however that this clause (ii) shall not apply to the ALLTEL Transferred Assets.

Section 5.06.  Conduct of Business.

During the period from the date hereof until the earlier of the Closing or the termination of this Agreement, except as otherwise expressly provided in this Agreement or Schedule 5.06, each Transferring Party covenants and agrees that it shall, and shall cause its Affiliates to, operate the USCC System or the ALLTEL System, as applicable, in the ordinary course of business consistent with past practice.  In furtherance, but without limitation, of the foregoing, each Transferring Party shall, and shall cause its Affiliates or Representatives to:

(a)                                  maintain the USCC Transferred Assets or the ALLTEL Transferred Assets and operate the USCC System or the ALLTEL System, as applicable, in the ordinary course of business consistent with past practice, including (i) making satisfactory repairs with respect thereto consistent with past practice, (ii) maintaining a level of technical performance of the USCC System or the ALLTEL System, as applicable, which is consistent with past practice and (iii) maintaining customer service operations consistent with past practices, provided however that this clause (iii) shall not be construed as a prohibition against a Transferring Party or any of its Affiliates or Representatives from making improvements to its customer service operations and related processes;

(b)                                 with respect to the USCC System or the ALLTEL System, as applicable, use its Commercially Reasonable Efforts to preserve its goodwill and maintain its relationships with the suppliers, employees, agents, subscribers, dealers, distributors, resellers and others having material business relations with it consistent with past practice, provided however that this Section 5.06(b) shall not be construed as a requirement that a Transferring Party or any of its Affiliates or Representatives take any action to preserve the USCC Entity’s or the ALLTEL Entity’s goodwill or maintain such relationships to the extent such goodwill or relationships are adversely affected by the announcement or consummation of the Transactions;

(c)                                  with respect to the USCC System or the ALLTEL System, as applicable, solicit new customers and provide services to existing customers in the ordinary course of business consistent with past practice, provided however that this Section 5.06(c) shall not be construed as a prohibition against a Transferring Party or any of its Affiliates or Representatives from making improvements to the services provided to its customers and related processes;

(d)                                 preserve in full force and effect, as necessary and consistent with past practice, (i) all Governmental Authorizations (other than the USCC Licenses or the ALLTEL Licenses, as applicable) relating to the operation of the USCC System or the ALLTEL System, as applicable, including in each case the timely renewal thereof, in each case where the failure to so preserve such Governmental Authorizations in full force and effect would, individually or in the aggregate, be reasonably expected to have a USCC Material Adverse Effect or an ALLTEL Material Adverse Effect, as applicable; and (ii) the USCC Licenses or the ALLTEL Licenses, as applicable, including in each case the timely renewal thereof;

(e)                                  use its Commercially Reasonable Efforts to preserve its relationships with all parties to the USCC System Contracts or the ALLTEL System Contracts, as applicable, and perform in all material respects all of its obligations thereunder, according to the terms and conditions thereof, provided however that this Section 5.06(e) shall not be construed as a requirement that a Transferring Party or any of its Affiliates or Representatives take any action to preserve such relationships to the extent such relationships are adversely affected by the announcement or consummation of the Transactions;

(f)                                    perform in all material respects all of its obligations under each USCC System Contract or ALLTEL System Contract, as applicable, according to the terms and conditions thereof;

(g)                                 comply in all material respects with all Laws and all material Government Authorizations;

(h)                                 maintain in accordance with past practice the Books and Records;

(i)                                     (1) adhere to current practice with respect to bad debt of the USCC System or the ALLTEL System, as applicable, collection of accounts and deactivation of delinquent account service; and (2) collect Accounts Receivable and pay trade payables in the ordinary course consistent with past practices;

(j)                                     maintain all Inventory and expendable supplies at levels consistent with past practices, current business plans and reasonably expected customer demand and maintain its working capital at reasonable levels necessary to operate and maintain the USCC System or the ALLTEL System, as applicable, in a commercially reasonable manner and consistent with past practices; and

(k)                                  maintain in full force and effect, and with existing coverage, the existing insurance policies for the USCC System or the ALLTEL System, as applicable, and the USCC Transferred Assets or the ALLTEL Transferred Assets, as applicable, (or comparable policies), except for any changes to such policies that are made in the ordinary course of business; provided that nothing herein shall obligate a Transferring Party or any Affiliate or Representatives thereof to obtain or to continue any insurance coverage for any period after the Closing.  Each Transferring Party will provide each Receiving Party with information and records that each Receiving Party may reasonably request that are material to such claims now pending or made hereafter with respect to the USCC System or the ALLTEL System, as applicable, and the USCC Transferred Assets or the ALLTEL Transferred Assets, as applicable.

Section 5.07.  Negative Covenants.

(a)                                  With respect to the USCC System and the ALLTEL System, as applicable, during the period from the date hereof until the earlier of the Closing or the termination of this Agreement, except as otherwise contemplated by this Agreement or Schedule 5.07, a Transferring Party shall not take, and shall cause its Affiliates or Representatives not to take, any of the following actions relating to the USCC System and the ALLTEL System, as applicable, the USCC Licenses and the ALLTEL Licenses, as applicable, and the USCC Transferred Assets and the ALLTEL Transferred Assets, as applicable, without the prior written consent of the Receiving Party:

(i)                           enter into any agreement, arrangement or understanding involving payments, projected revenues, assets or liabilities with a value in excess of $250,000 in the aggregate, or materially alter, amend or modify or terminate, or exercise any option under, any existing agreement involving payments, projected revenues, assets or liabilities with a value in excess of $250,000 in the aggregate, other than in the ordinary course of business consistent with past practice;

(ii)                        except in the ordinary course of business consistent with past practice, remove, sell, lease, assign, transfer, pledge or otherwise dispose of capital assets with a value in excess of $250,000 in the aggregate; provided, however, it is understood that the disposition of the USCC Licenses and the ALLTEL Licenses, as applicable, shall not be permitted without the prior written consent of the respective Receiving Party;

(iii)                     except in the ordinary course of business consistent with past practice, incur or assume any indebtedness for borrowed money or guarantee any such obligations;

(iv)                    make or agree to make any material change in the monetary compensation or other employment arrangement of any Designated Employee or enter into any employment or consultant agreement with any Designated Employee or other Person which would create or impose any liability or obligation on the part of a Receiving Party (other than the customary annual increases in the monetary compensation of Designated Employees); provided however that this paragraph shall not preclude a Transferring Party or any Affiliate thereof from making or agreeing to make changes to Employee Plans;

(v)                       enter into any contracts with any Affiliate or Representatives which will be binding upon a Receiving Party after Closing;

(vi)                    fail to pay when due any liability or obligations that, if unpaid, would become a Lien upon (1) the USCC Licenses or the ALLTEL Licenses; (2) other than a Permitted Lien, the USCC Transferred Assets or the ALLTEL Transferred Assets; or (3) the USCC Newco Interests or the ALLTEL Newco Interests, each of (1), (2) and (3), as applicable;

(vii)                 with the exception of any changes required by Law or affecting all or substantially all of the wireless systems owned by a Transferring Party or an Affiliate thereof nationwide, implement any material change in (x) the terms and conditions of any Customer Agreements or (y) the types or quality of products and services provided to customers;

(viii)              except as required by Law, enter into any collective bargaining agreement, or make any commitment whatsoever to any union or other representative or party which intends to represent any employees of USCC or ALLTEL or their respective Affiliates, as applicable;

(ix)                      change its accounting principles or the methods of applying such principles, except as required by GAAP or, subject to contemporaneous written notice,

affecting all or substantially all of the wireless systems owned by USCC or ALLTEL or their respective Affiliates nationwide;

(x)                         amend or repeal the certificate of formation or the limited liability company operating agreement or similar organization documents of USCC Newco or ALLTEL Newco, as applicable;

(xi)                      cause or permit any change in the ownership of the equity interests in USCC Newco or ALLTEL Newco, as applicable;

(xii)                   cause or permit the merger, consolidation or other reorganization or recapitalization of USCC Newco or ALLTEL Newco, as applicable;

(xiii)                cause or permit the liquidation or dissolution of USCC Newco or ALLTEL Newco, as applicable;

(xiv)               cause or permit any stock splits, reverse stock splits, redemption or reclassification of the equity interests of USCC Newco or ALLTEL Newco, as applicable;

(xv)                  create or permit to be created any class or series of equity interest or other equity security of USCC Newco or ALLTEL Newco, as applicable, other than the existing capital stock;

(xvi)               cause or permit USCC Newco or ALLTEL Newco, as applicable, to issue any equity interest or other equity security, including any option or right to acquire an equity security;

(xvii)            cause or permit USCC Newco or ALLTEL Newco, as applicable, to declare any non-cash dividends or to make any non-cash distributions;

(xviii)         cause or permit USCC Newco or ALLTEL Newco, as applicable, to make any fundamental change in the business or operations of USCC Newco or ALLTEL Newco, as applicable; or

(xix)                 authorize or enter into an agreement in contravention of any of the foregoing.

A Transferring Party shall use Commercially Reasonable Efforts to give the Receiving Party contemporaneous notice of any material action relating to the USCC Transferred Assets or the ALLTEL Transferred Assets, as applicable, or the USCC System or the ALLTEL System, as applicable, taken prior to Closing pursuant to paragraph (vii), (viii) or (ix).  For the purpose of clarification, nothing in this Section shall prevent a Transferring Party from transferring or distributing to an Affiliate any ALLTEL Excluded Asset or USCC Excluded Asset or ALLTEL Excluded Liability or USCC Excluded Liability, as applicable.

Section 5.08.  Risk of Loss.

(a)                                  Risk of loss with respect to the USCC Licenses, the USCC Transferred Assets, the USCC System, the USCC Business and the USCC Newco Interests shall not pass to ALLTEL until Closing has occurred.

(b)                                 Risk of loss with respect to the ALLTEL Licenses, the ALLTEL Transferred Assets, the ALLTEL System, the ALLTEL Business and the ALLTEL Newco Interests shall not pass to USCC until Closing has occurred.

Section 5.09.  Casualty Insurance Proceeds.

(a)                                  In the event that any of the USCC Transferred Assets have been damaged or destroyed prior to the Closing Date by a casualty covered by insurance (“Damaged Assets”), USCC shall, and shall cause its Affiliates and Representatives to, (prior to and following Closing) use Commercially Reasonable Efforts to collect amounts due (if any) in respect of such Damaged Assets under applicable insurance policies, which amounts, (i) if collected prior to Closing, will be used to repair or replace the Damaged Assets and (ii) if collected following Closing, will be remitted to ALLTEL promptly, but in any event no later than 30 days after receipt by USCC or its Affiliates or Representatives.

(b)                                 In the event that any of the ALLTEL Transferred Assets are Damaged Assets, ALLTEL shall, and shall cause its Affiliates and Representatives to, (prior to and following Closing) use Commercially Reasonable Efforts to collect amounts due (if any) in respect of such Damaged Assets under applicable insurance policies, which amounts, (i) if collected prior to Closing, will be used to repair or replace the Damaged Assets and (ii) if collected following Closing, will be remitted to USCC promptly, but in any event no later than 30 days after receipt by ALLTEL or its Affiliates or Representatives.

Section 5.10.  Tax Matters.

(a)                                  Indemnity of Assigning Parties.  From and after the Closing:

(i)                           USCC shall be liable for and pay, and shall indemnify ALLTEL from and against, all Taxes imposed on the USCC Entities, USCC Newco or the USCC Business for any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date, provided, however, that USCC shall not be liable for or pay, and shall not indemnify ALLTEL from and against, any Taxes reflected as an ALLTEL Assumed Liability in the Final Working Capital Schedule for USCC Newco (Taxes described in this proviso, hereinafter “ALLTEL Excluded Taxes”).  USCC shall be entitled to any refund of (or credit for) Taxes allocable to any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date, unless such Taxes are reflected as an ALLTEL Assumed Liability in the Final Working Capital Schedule for the USCC Entities, USCC Newco and Affiliates thereof.

(ii)                        ALLTEL shall be liable for and pay, and shall indemnify USCC from and against, all Taxes imposed on the ALLTEL Entities, ALLTEL Newco or the ALLTEL Business for any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date, provided, however, that ALLTEL shall not be liable for or pay, and shall not indemnify USCC from and against, any Taxes reflected as a USCC Assumed Liability in the Final Working Capital Schedule for ALLTEL Newco (Taxes described in this proviso, hereinafter “USCC Excluded Taxes”).  ALLTEL shall be entitled to any refund of (or credit for) Taxes allocable to any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date, unless such Taxes are reflected as a USCC Assumed Liability in the Final Working Capital Schedule for ALLTEL Entities, ALLTEL Newco and Affiliates thereof.

(b)                                 From and after the Closing:

(i)                           ALLTEL shall be liable for and pay, and shall indemnify USCC from and against, (A) all Taxes imposed on USCC Newco or the USCC Business for any taxable year or period that begins after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date and (B) ALLTEL Excluded Taxes.  Except as otherwise provided herein, ALLTEL shall be entitled to any refund of (or credit for) Taxes with respect to USCC Newco allocable to any taxable year or period that begins after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date.

(ii)                        USCC shall be liable for and pay, and shall indemnify ALLTEL from and against, (A) all Taxes imposed on ALLTEL Newco or the ALLTEL Business for any taxable year or period that begins after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date and (B) USCC Excluded Taxes.  Except as otherwise provided herein, USCC shall be entitled to any refund of (or credit for) Taxes with respect to ALLTEL Newco allocable to any taxable year or period that begins after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date.

(c)                                  Straddle Allocation.  All Taxes, including real estate, personal property, public service company taxes and any special taxes or assessments attributable to the USCC Newco Interests, the USCC Transferred Assets, the USCC System, the USCC Licenses, the USCC Business, the ALLTEL Newco Interests, the ALLTEL Transferred Assets, the ALLTEL System, the ALLTEL Licenses and the ALLTEL Business, as applicable, for the fiscal year during which the Closing occurs, that are by their nature attributable to the entire fiscal year or a period that includes but does not end as of the Effective Time (the “Straddle Period”), shall be allocated as follows:  the amount of (i) personal, real and intangible property Taxes for the pre-Closing period shall be equal to the amount of such property Taxes attributable to the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the pre-Closing period and the denominator of which is the number of days in the entire Straddle Period, and (ii) Taxes (other than property Taxes) for the pre-Closing period shall be computed as if such period ended as of the Effective Time.  Any such Taxes with respect to the USCC Newco Interests, the USCC Transferred Assets, the USCC System, the USCC Licenses and the USCC Business allocated to the pre-Closing period, to the extent such Taxes remained unpaid as of the Closing Date, shall be paid by USCC when and as due.  Any such Taxes with respect to the ALLTEL Newco Interests, the ALLTEL Transferred Assets, the ALLTEL System, the ALLTEL Licenses and ALLTEL Business allocated to the pre-Closing period, to the extent such Taxes remained unpaid as of the Closing Date, shall be paid by ALLTEL when and as due. Any such Taxes with respect to the USCC Newco Interests, the USCC Transferred Assets, the USCC System, the USCC Licenses and USCC Business allocated to the post-Closing period shall be paid by ALLTEL when and as due.  Any such Taxes with respect to the ALLTEL Newco Interests, the ALLTEL Transferred Assets, the ALLTEL System, the ALLTEL Licenses and ALLTEL Business allocated to the post-Closing period shall be paid by USCC when and as due.  The amount of any pre-payment by a party in respect of such Taxes shall be reimbursed promptly to such party to the extent such pre-payment is allocated to the post-Closing period, except to the extent that such party receives credit for such payment in the Final Working Capital Schedule.  Notwithstanding the foregoing provisions of this 5.10(c), if the Transactions result in the reassessment of the value of any property owned for property Tax purposes, or the imposition of any property Taxes at a rate which is different than the rate that would have been imposed if such Transactions had not occurred, then (y) the portion of such property Taxes for the portion of the Straddle Period ending on and including the Closing Date shall be determined on a daily basis, using the assessed value and Tax rate that would have applied had such Transactions not occurred, and (z) the portion of such property Taxes for the portion of such Straddle Period beginning after the Closing Date shall be the total property Taxes for the Straddle Period minus the amount described in clause (y) of this sentence.

(d)                                 Notwithstanding anything herein to the contrary, at the Closing or, if due thereafter, when due, real property transfer or gains Tax, sales Tax, use Tax, stamp Tax, stock transfer Tax, or other similar Tax imposed on the Transactions (“Transaction Taxes”) shall be paid as follows:  (i) USCC shall pay, or cause to be paid, Transaction Taxes, if any, assessed on USCC or any Affiliate thereof, as the seller of the USCC Newco Interests and USCC Business; (ii) ALLTEL shall pay, or cause to be paid, Transaction Taxes, if any, assessed on ALLTEL or any Affiliate thereof, as the buyer of the USCC Newco Interests and USCC Business; (iii) ALLTEL shall pay, or cause to be paid, Transaction Taxes, if any, assessed on ALLTEL or any Affiliate thereof, as the seller of the ALLTEL Newco Interests and ALLTEL Business; (iv) USCC shall pay, or cause to be paid, Transaction Taxes, if any, assessed on USCC or any Affiliate thereof, as the buyer of the ALLTEL Newco Interests and ALLTEL Business; and (v) all other Transaction Taxes, whether assessed on USCC or any Affiliate thereof or ALLTEL or any Affiliate thereof, shall be paid one-half by ALLTEL, or a designated Affiliate, and paid one-half by USCC, or a designated Affiliate.

(e)                                  Filing Returns.

(i)                                     USCC shall file or cause to be filed when due (taking into account all extensions properly obtained) all Tax Returns that are required to be filed by or with respect to USCC Newco and the USCC Business for taxable years or periods ending on or before the Closing Date and USCC shall remit or cause to be remitted any Taxes due in respect of such Tax Returns, and ALLTEL shall file or cause to be filed when due (taking into account all extensions properly obtained) all Tax Returns that are required to be filed by or with respect to USCC Newco and the USCC Business for taxable years or periods ending after the Closing Date and ALLTEL shall remit or cause to be remitted any Taxes due in respect of such Tax Returns.

(ii)                                  ALLTEL shall file or cause to be filed when due (taking into account all extensions properly obtained) all Tax Returns that are required to be filed by or with respect to ALLTEL Newco and the ALLTEL Business for taxable years or periods ending on or before the Closing Date and USCC shall remit or cause to be remitted any Taxes due in respect of such Tax Returns, and USCC shall file or cause to be filed when due (taking into account all extensions properly obtained) all Tax Returns that are required to be filed by or with respect to ALLTEL Newco and the ALLTEL Business for taxable years or periods ending after the Closing Date and USCC shall remit or cause to be remitted any Taxes due in respect of such Tax Returns.

(iii)                               USCC or ALLTEL shall pay the other party for the Taxes for which USCC or ALLTEL, respectively, is liable pursuant to this Section 5.10 but which are payable with any Tax Return to be filed by the other party pursuant to this Section 5.10(e) upon the written request of the party entitled to payment, setting forth in detail the computation of the amount owed by USCC or ALLTEL, as the case may be, but in no event earlier than the later of (i) 20 days after receipt of such written request and (ii) 10 days prior to the due date for paying such Taxes.

(f)                                    From and after the Closing:

(i)                           ALLTEL shall promptly notify USCC in writing upon receipt by ALLTEL or any of its Affiliates of notice of any pending or threatened federal, state, local or foreign Tax audits, examinations or assessments which might affect the Tax liabilities for which USCC may be liable pursuant to this Section 5.10.  USCC shall have the sole right to represent the taxpayer’s interests in any Tax audit or administrative or court proceeding relating to taxable periods ending on or before the Closing Date or otherwise relating to Taxes for which USCC may be liable pursuant to this Section 5.10, and to employ counsel of its choice at its expense.  In the case of a Straddle Period, USCC shall be entitled to participate at its expense in any Tax audit or administrative or court proceeding relating (in whole or in part) to Taxes attributable to the portion of such Straddle Period ending on and including the Closing Date and, with the written consent of ALLTEL, and at USCC’s sole expense, may assume the entire control of such audit or proceeding.  None of ALLTEL or any of its Affiliates or Representatives may settle any Tax claim for any Taxes for which USCC may be liable pursuant this Section 5.10, without the prior written consent of USCC, which consent may be withheld in the sole discretion of USCC.

(ii)                        USCC shall promptly notify ALLTEL in writing upon receipt by USCC or any of its Affiliates of notice of any pending or threatened federal, state, local or foreign Tax audits, examinations or assessments which might affect the Tax liabilities for which

ALLTEL may be liable pursuant to this Section 5.10.  ALLTEL shall have the sole right to represent the taxpayer’s interests in any Tax audit or administrative or court proceeding relating to taxable periods ending on or before the Closing Date or otherwise relating to Taxes for which ALLTEL may be liable pursuant to this Section 5.10, and to employ counsel of its choice at its expense.  In the case of a Straddle Period, ALLTEL shall be entitled to participate at its expense in any Tax audit or administrative or court proceeding relating (in whole or in part) to Taxes attributable to the portion of such Straddle Period ending on and including the Closing Date and, with the written consent of USCC, and at ALLTEL’s sole expense, may assume the entire control of such audit or proceeding.  None of USCC or any of its Affiliates or Representatives, may settle any Tax claim for any Taxes for which ALLTEL may be liable pursuant this Section 5.10, without the prior written consent of ALLTEL, which consent may be withheld in the sole discretion of ALLTEL.

(g)                                 After the Closing Date, each of USCC and ALLTEL shall (and cause their respective Affiliates and Representatives to):

(i)                           assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with Section 5.10(e);

(ii)                        cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of USCC Newco or ALLTEL Newco;

(iii)                     make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of USCC Newco or ALLTEL Newco;

(iv)                    provide timely notice to the other in writing of any pending or threatened Tax audits or assessments of USCC Newco or ALLTEL Newco for taxable periods for which the other may have a liability under this Section 5.10;

(v)                       furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period;

(vi)                    timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Taxes described Section 5.10(d) (relating to sales, transfer and similar Taxes); and

(vii)                 timely provide to the other powers of attorney or similar authorizations necessary to carry out the purposes of this Section 5.10.

(h)                                 (i)                  Within 60 days following the date hereof, USCC and ALLTEL shall in good faith attempt to negotiate and draft on a preliminary basis an allocation schedule (the “Preliminary Allocation Schedule”) to identify the exchange groups, within the meaning of Treas. Reg. §1.1031(j)-1(b)(2)(i), constituting the ALLTEL Transferred Assets and the

USCC Transferred Assets (the “Exchange Groups”), and allocate the respective values of the ALLTEL Transferred Assets and the USCC Transferred Assets among the Exchange Groups, which allocation shall take into account the Cash Payment, including the estimate of Working Capital Amount on Schedule 1.03;

(ii)               Within 60 days following the final determination of the Final Working Capital Amount under Section 1.03, USCC and ALLTEL shall in good faith attempt to negotiate and finalize a final allocation schedule, which shall be based on the same methodology as the Preliminary Allocation Schedule (the “Final Allocation Schedule”); and

(iii)            If a “Final Allocation Schedule” is mutually agreed upon by ALLTEL and USCC, each of ALLTEL and USCC agrees to cause all Tax Returns and reports relating to the Transaction, including without limitation, IRS Form 8824 or Form 8594, as applicable, to be filed in accordance with the values set forth on the Final Allocation Schedule.

Section 5.11.  Post-Execution Contracts.

In the event that, following the date hereof and prior to Closing, (i) USCC enters into a contract or other agreement material to the operation of the USCC System or (ii) ALLTEL enters into a contract or other agreement material to the operation of the ALLTEL System (in each case, a “Post-Execution Contract”), such party shall immediately provide the other party with a fully executed copy of such Post-Execution Contract whereupon the party receiving the fully executed copy of such Post-Execution Contract may, in its reasonable discretion, designate in writing such Post-Execution Contract as a USCC System Contract or a ALLTEL System Contract, as applicable, to be included in the USCC Transferred Assets or the ALLTEL Transferred Assets as applicable.  In the event ALLTEL does not so designate such Post-Execution Contract as a USCC System Contract it shall be deemed an USCC Excluded Asset for all purposes of this Agreement.  In the event USCC does not so designate such Post-Execution Contract as a ALLTEL System Contract it shall be deemed an ALLTEL Excluded Asset for all purposes of this Agreement.  For purposes of clarification, USCC and ALLTEL each acknowledge and agree that it would not be reasonable for it to reject a Post-Execution Contract which contains commercially reasonable terms.

Section 5.12.  Inventory.

Each Transferring Party shall, and shall cause its Affiliates and Representatives to, operate the USCC System and ALLTEL System, as applicable, in such a manner that on the Closing Date the Inventory is sufficient for the Receiving Party to conduct business with such Inventory in the ordinary course, with respect to USCC Newco, for a period of at least 21 calendar days following the Closing Date, and with respect to ALLTEL Newco, for a period of 2 months or such shorter period (not fewer than 21 calendar days) approved by the DOJ in accordance with the Governing Regulatory Documents.  So long as a party complies with this covenant, a party shall also be deemed to be in compliance with the provisions of Section 5.06 in its management of Inventory of the USCC Business or ALLTEL Business, as applicable, between the date of this Agreement and the Closing Date.

Section 5.13.  Licenses.

(a)                                  At Closing USCC shall deliver to ALLTEL, organized in a reasonable fashion, correct and complete copies of the USCC Licenses and Antenna Structure Registrations (“ASRs”) filed by USCC or an Affiliate thereof with the FCC with respect to the USCC Service Area.  USCC shall take Commercially Reasonable Efforts, prior to the Closing, to clear and resolve, if Known to USCC, (1) any and all material disqualifications, defects and failures of compliance with respect to the USCC Licenses and ASRs so delivered, and (2) material failures of USCC or any Affiliate thereof to obtain any and all authorizations and registrations of such types in the manner and to the extent required by applicable Law.

(b)                                 At Closing ALLTEL shall deliver to USCC, organized in a reasonable fashion, correct and complete copies of the ALLTEL Licenses and ASRs filed by ALLTEL or an Affiliate thereof with the FCC with respect to the ALLTEL Service Area.  ALLTEL shall take Commercially Reasonable Efforts, prior to the Closing, to clear and resolve, if Known to ALLTEL, (1) any and all material disqualifications, defects and failures of compliance with respect to the ALLTEL Licenses and ASRs so delivered, and (2) material failures of ALLTEL or any Affiliate thereof to obtain any and all authorizations and registrations of such types in the manner and to the extent required by applicable Law.

Section 5.14.  Customers and Customer Lists.

During and for a period of three years from and after the Closing Date, Transferring Party will not, and will not permit any of its Affiliates to, in any way directly or indirectly use any Customer Lists (as defined in the last sentence of this Section 5.14) or the information included therein.  For the avoidance of doubt, this Section 5.14 will not prohibit Transferring Party from marketing, advertising or selling any services, or communicating with potential customers regarding such service generally, including, but not limited to, through the use of radio, television, telephone, newspaper advertisements and mass market mailings; provided that, such activities do not otherwise violate the terms of this Agreement, including but not limited to Section 5.04, and Transferring Party shall not be prohibited from using any information generally available in the marketplace.  “Customer Lists” means documents and computer files and other information in electronic form containing the names and addresses or other identifying and contact information for customers of the Transferring Party being transferred pursuant to this Agreement.

Section 5.15.  Interim Reports.

Without limiting any obligations or requirements of the parties or their respective Affiliates and Representatives under either the USCC Transition Services Agreement or ALLTEL Transition Services Agreement, until the Closing Date the parties shall provide to each other the information described on Schedule 5.15 in a form and medium consistent with the providing party’s current business practices.

Section 5.16.  Additional ALLTEL Covenants.

(a)                                  ALLTEL shall provide to USCC copies of all reports and other filings, including amendments, supplements and modifications to any previously filed reports and other filings, that ALLTEL or any of its Affiliates is required to deliver to the Management Trustee in accordance with the Governing Regulatory Documents relating to the management, sales and operations of the ALLTEL Transferred Assets, ALLTEL Licenses, ALLTEL Systems and ALLTEL Business (including the reports and other filings referred to in Section VI. F, G and N of the Preservation of Assets Stipulation and Order dated July 6, 2005).  For the avoidance of doubt, ALLTEL will not be required to provide to USCC copies of any affidavits, reports or other documents delivered to the DOJ or the Management Trustee regarding the efforts of ALLTEL or its Affiliates to solicit buyers or negotiate an agreement to dispose of any divestiture assets.

(b)                                 ALLTEL shall provide copies of such reports and other filings concurrently with the delivery of the same to the Management Trustee.

(c)                                  ALLTEL and its Affiliates shall take all steps necessary to ensure that the management, marketing, sales and operations (including books, records, competitively sensitive sales, marketing and pricing information, and decision-making concerning marketing, pricing or sales of mobile wireless telecommunications services) of the ALLTEL Transferred Assets, ALLTEL Licenses, ALLTEL Systems and ALLTEL Business are independent from ALLTEL’s other operations, except for support services needed to maintain the same in the ordinary course of business as permitted or required by the Governing Regulatory Documents and as provided by the ALLTEL Transition Services Agreement.  ALLTEL and its Affiliates shall not display advertising announcing or describing benefits of the merger transaction pursuant to the Western Merger Agreement in the ALLTEL Service Area.

Section 5.17.  Books and Records.

From and after the Closing, each Receiving Party shall retain all Books and Records received by such party from the Transferring Party pursuant to this Agreement until the seventh anniversary of the Closing Date or such earlier date agreed upon by the Transferring Party.   Each Receiving Party shall provide reasonable access to the Books and Records received by such party pursuant to this Agreement to duly authorized representatives of the Transferring Party during regular business hours for the period in which such Books and Records are required to be retained.  The Transferring Party may make copies of any such Books and Records as it deems desirable, at its own expense.

Section 5.18.  Customers.

(a)                                  USCC shall, and shall cause its Affiliates and Representatives to, use Commercially Reasonable Efforts to operate the USCC System such that on the Closing Date the USCC System will have no fewer than the number of Postpay Customers and the number of Total Customers set forth on Schedule 5.18(a).  USCC shall be deemed to be in compliance with the provisions of this Section 5.18(a) if the USCC Entity or any Affiliate or Representatives spends the amount(s) for sales and marketing activities in the USCC Service Area as indicated on Schedule 5.18(a).

(b)                                 ALLTEL shall, and shall cause its Affiliates to, use Commercially Reasonable Efforts to operate the ALLTEL System such that on the Closing Date the ALLTEL System will have no fewer than the number of Postpay Customers and the number of Total Customers set forth on Schedule 5.18(b).  ALLTEL shall be deemed to be in compliance with the provisions of this Section 5.18(b) if the ALLTEL Entity or any Affiliate spends the amount(s) for sales and marketing activities in the ALLTEL Service Area as indicated on Schedule 5.18(b).  This Section 5.18(b) shall not restrict or interfere with the authority of the Management Trustee pursuant to Article VI, Clause B(5) of the Preservation of Assets Stipulation and Order, dated July 6, 2005 and contained in the Governing Regulating Documents.

Section 5.19.  Cellular One License Fees.

Following the Closing, ALLTEL shall, or shall cause its Affiliates to, pay when due on behalf of ALLTEL Newco, the license fees, promotional fees and other fees payable by ALLTEL Newco under the Cellular One License Assignment for the period beginning on the Closing Date and continuing through December 31, 2006.

Section 5.20.  Divestiture Assets Severance Plan.

USCC agrees as a condition to the Closing, to provide, or cause to be provided, Comparable Severance Payments (as defined in Section 9 of the Divestiture Assets Severance Plan) to any individual who (a) is a participant in the Divestiture Assets Severance Plan as of the Closing Date as determined, as applicable, by the Management Trustee or the Administrator (as defined in Section 1 of the Divestiture Assets Severance Plan), (b) becomes an employee of USCC (or Affiliate thereof), (c) does not receive severance payments under the Divestiture Assets Severance Plan and (d) experiences a termination of employment on or prior to the second anniversary of the Closing Date (i) by USCC or an Affiliate for any reason other than “cause,” (ii) by such individual’s own initiative for “good reason” or (iii) due to such individual’s death or disability.  For purposes of (d) above, the terms “cause” and “good reason” shall have the same meanings as in the Divestiture Assets Severance Plan except that references to the Management Trustee and ALLTEL in such definitions shall be read as if they referred to USCC (or Affiliate thereof).  ALLTEL agrees that any Comparable Severance Payments made by USCC shall be deemed ALLTEL Excluded Liabilities for purpose of this Agreement and that ALLTEL shall reimburse USCC for any Comparable Severance Payments made by USCC or any Affiliate thereof within 30 days after written notice from USCC to ALLTEL.

Section 5.21.  Partition of Certain Assets.

(a)                                  Subject to the terms and conditions of this Section 5.21(a), ALLTEL and USCC agree to cooperate and work together in good faith in order to partition the rights and obligations with respect to the Shared Asset Agreements (as defined below) so that (i) USCC will receive the rights and benefits, and assume the related obligations and liabilities, of such Shared Asset Agreements that arise from and after the Closing Date, but only to the extent that such Shared Asset Agreements relate to the ALLTEL Business, the ALLTEL Service Area or the ALLTEL Transferred Assets, and (ii) ALLTEL will retain all other rights, benefits, obligations and liabilities with respect to such Shared Asset Agreements, including all rights, benefits, obligations and liabilities that relate to markets that are not included in the ALLTEL Service Area or assets that are not ALLTEL Transferred Assets.  “Shared Asset Agreement” means (a) the following agreements generally identified on Schedule V – ALLTEL Excluded Assets: (i) intercarrier roamer services agreements, (ii) agreements with long-distance service providers, (iii) internet marketing agreements, (iv) the master lease agreement with American Tower Corporation, and (v) vendor agreements; or (b) any other agreements that relate to the ALLTEL Business, the ALLTEL Service Area or the ALLTEL Transferred Assets, that are used substantially in the operation of Western’s overall wireless telecommunications services business and which must be retained by ALLTEL, at least in part, to continue Western’s operations of the wireless properties that ALLTEL is not required to divest pursuant to the DOJ Consent Decree.  Examples of actions that may be taken by the parties in furtherance of their obligations under this Section 5.21(a) include negotiating amendments to the Shared Asset Agreements with third parties or new agreements with such third parties, as necessary and appropriate, to accomplish a partition; provided, however, USCC shall have the right to waive its right to partition any one or all of the Shared Asset Agreements in which case ALLTEL shall retain all of the rights and obligations with respect to such agreement or agreements for which USCC has waived its right to partition.  Notwithstanding the foregoing, USCC acknowledges that ALLTEL’s obligations under this Section 5.21(a) may be limited by confidentiality restrictions in favor of third parties to the Shared Asset Agreements, and in such instances ALLTEL will use Commercially Reasonable Efforts to obtain waivers of such confidentiality restrictions from third parties or to provide to USCC copies of agreements subject to such confidentiality restrictions in a redacted format if such redaction will allow ALLTEL to remain in compliance with any relevant confidentiality restrictions or to provide to USCC summaries of the terms of such agreements that are relevant to the ALLTEL Business, the ALLTEL Service Area or the ALLTEL Transferred Assets if such summaries will allow ALLTEL to remain in compliance with any relevant confidentiality restrictions.  To the extent that the parties do not effect a partition of a Shared Asset Agreement on or prior to the Closing Date, ALLTEL and USCC will continue to follow the foregoing procedures until the earlier of (a) the date which is 180 days after the Closing Date and (b) such date as ALLTEL and USCC agree that all Shared Asset Agreements have been partitioned, waived by USCC or otherwise resolved to the satisfaction of both parties.  Until the parties effect a partition of a Shared Asset Agreement such agreement will be an ALLTEL Excluded Asset.

(b)                                 Subject to the terms and conditions of this Section 5.21(b), ALLTEL and USCC agree to cooperate and work together in good faith in order to partition the rights and obligations with respect to the (1) independent contractor agreements, (2) master construction agreements and (3) interconnection agreements, in each case as listed on Schedule 3.18(b) so that (i) ALLTEL will receive the rights and benefits, and assume the related obligations and liabilities, of such agreements that arise from and after the Closing Date, but only to the extent that such agreements relate to markets that are not included in the ALLTEL Service Area or assets that are not ALLTEL Transferred Assets, and (ii) USCC will retain all other rights, benefits, obligations and liabilities with respect to such agreements, including all rights, benefits, obligations and liabilities that relate to markets that are included in the ALLTEL Service Area or assets that are ALLTEL Transferred Assets.  Examples of actions that may be taken by the parties in furtherance of their obligations under this Section 5.21(b) include negotiating amendments to such agreements with third parties or new agreements with such third parties, as necessary and appropriate, to accomplish a partition; provided, however, ALLTEL shall have the right to waive its right to partition any one or all of such agreements in which case USCC shall retain all of the rights and obligations with respect to such agreement or agreements for which ALLTEL has waived its right to partition.  Notwithstanding the foregoing, ALLTEL acknowledges that USCC’s obligations under this Section 5.21(b) may be limited by confidentiality restrictions in favor of third parties to such agreements, and in such instances USCC will use Commercially Reasonable Efforts to obtain waivers of such confidentiality restrictions from third parties or to provide to ALLTEL copies of agreements subject to such confidentiality restrictions in a redacted format if such redaction will allow USCC to remain in compliance with any relevant confidentiality restrictions or to provide to ALLTEL summaries of the terms of such agreements that are relevant to markets not in the ALLTEL Service Area or to assets that are not ALLTEL Transferred Assets if such summaries will allow USCC to remain in compliance with any relevant confidentiality restrictions.  To the extent that the parties do not effect a partition of such an agreement on or prior to the Closing Date, ALLTEL and USCC will continue to follow the foregoing procedures until the earlier of (a) the date which is 180 days after the Closing Date and (b) such date as ALLTEL and USCC agree that such agreements have been partitioned, waived by ALLTEL or otherwise resolved to the satisfaction of both parties.  Until the parties effect a partition of any such agreement such agreement will be a USCC Transferred Asset.

ARTICLE VI

EMPLOYEES AND EMPLOYEE BENEFIT PLANS

Section 6.01.  Designated/Transitioned Employees.

(a)                                  Schedule 3.15(b) contains a list of all persons employed in the operation of the ALLTEL System as of the date of this Agreement.  Schedule 4.15(b) contains a list of all persons employed in the operation of the USCC System as of the date of this Agreement.  Each Receiving Party will be obligated to offer employment in accordance with the terms of this Article VI to all of the persons listed on Schedule 3.15(b) or Schedule 4.15(b), as applicable, who physically work in the service area being acquired and are still employed by the applicable Transferring Party as of the date immediately preceding the Closing Date and any additional persons who physically work in such service area and are hired prior to the Closing Date to replace any persons listed on Schedule 3.15(b) or 4.15(b), as applicable, who physically worked in such service area and are separated from employment prior to the Closing Date and are still employed by the applicable Transferring Party as of the date immediately preceding the Closing Date.  In addition, on or before the thirtieth day after the date of this Agreement, each Receiving Party will designate to the applicable Transferring Party from the remaining persons listed on Schedule 3.15(b) or Schedule 4.15(b), as applicable, (the persons who do not physically work in the applicable service area of the Transferring Party), those additional persons to whom such Receiving Party intends to make an offer of employment in accordance with the terms of this Article VI.  All of the persons to whom the Receiving Party will be obligated or intends to offer employment pursuant to the two preceding sentences are referred to herein as “Designated Employees.”  Effective as of 11:59:59 p.m. Chicago Time on the Closing Date, each Transferring Party shall terminate the employment of, and the respective Receiving Party effective as of the applicable Effective Time shall offer employment to, all Designated Employees who are actively at work or ready to return to work as of the Closing Date (an “Active Employee”).  Any Designated Employee who is not actively at work and not ready to return to work as of the

Closing Date (an “Inactive Employee”) shall not be offered employment by the respective Receiving Party, nor be deemed to be a Transitioned Employee as defined below, unless and until he or she is ready to return to active work within 180 days of the Closing Date and gives notice to the respective Receiving Party in writing thereof.  The respective Receiving Party shall promptly offer such Inactive Employee employment following receipt of such notice on substantially the same terms as similarly situated Transitioned Employees, the start date of such Inactive Employee to be within ten work days (the actual start date to be at the discretion of the respective Receiving Party) after the respective Receiving Party has received the Inactive Employee’s acceptance of the respective Receiving Party’s employment offer.  For purposes of this Agreement, (i) all Inactive Employees who subsequently become ready to return to active work within 180 days of the Closing Date who accept the respective Receiving Party’s employment offer are herein collectively referred to as the “Post-Closing Transitioned Employees,” and (ii) all Post-Closing Transitioned Employees and all Active Employees who accept an employment offer from the respective Receiving Party are herein collectively referred to as the “Transitioned Employees.”  Each such Transitioned Employee shall be employed by the respective Receiving Party at the same base rate of pay (which excludes, among other types of pay, sales commissions, bonuses, extraordinary pay and any other type of pay not included as part of the base salary rate or hourly rate of pay) received by such Transitioned Employee immediately prior to the Closing Date or immediately prior to becoming an Inactive Employee.  The other terms and conditions of employment of the Transitioned Employee shall be substantially similar to the terms and conditions of employment provided to similarly situated employees of the respective Receiving Party.  Notwithstanding the above, nothing in this Agreement limits the rights of the respective Receiving Party to eliminate or change the conditions of employment, for any reason after hiring the Transitioned Employee, as the respective Receiving Party may, in its sole discretion, unilaterally implement.

(b)                                 The participation of each Transitioned Employee (other than a Post-Closing Transitioned Employee) in the USCC System Employee Plans or the ALLTEL System Employee Plans, as applicable, will terminate as of 11:59:59 p.m. Chicago Time on the Closing Date and the participation of each Post-Closing Transitioned Employee in the USCC System Employee Plans or the ALLTEL System Employee Plans, as applicable, will terminate effective as of 11:59:59 p.m. on the day prior to the Transition Conversion Date, except in each case with respect to compensation and benefits that remain payable or due under the terms of such USCC System Employee Plans or the ALLTEL System Employee Plans, as applicable, or except as otherwise required by Law or such USCC System Employee Plans or the ALLTEL System Employee Plans, as applicable.  Nothing in this Agreement creates or is intended to create any rights in third parties or third party beneficiaries, including, without limitation, any rights to be employed or respecting the terms and duration of employment.

(c)                                  A Transferring Party shall be responsible for any and all salaries, wages, commissions, bonuses, residuals, benefits, notices and other compensation or payments (including amounts payable under the System Employee Plans listed on Schedules 3.14(c) and 4.14(c), as applicable, and amounts shown payable on Schedules 3.15(b) and 4.15(b), as applicable and as the same may be modified or otherwise updated) payable to each Designated Employee for services attributable to, and claims and expenses incurred during, the period ending as of 11:59:59 p.m. Chicago Time on the Closing Date, in accordance with the terms and conditions of the USCC compensation arrangements and policies and the USCC System Employee Plans, or the ALLTEL compensation arrangements and policies and ALLTEL System Employee Plans, as applicable, for a terminated employee and the Receiving Party shall not be responsible for any such obligations as a “successor employer” or otherwise.  A Transferring Party shall be entitled to any chargebacks relating to bonuses and commissions which a Transferring Party pays, and the Receiving Party shall be entitled to any chargebacks relating to bonuses and commission which the Receiving Party pays after the Closing Date.  Except as otherwise stated in Section 6.02 with respect to Welfare Plans and Retirement Plans, the Receiving Party shall be responsible for any and all salaries, wages, benefits, notices and other compensation or payments payable to each Transitioned Employee for services rendered to the Receiving Party for the period commencing as of the Effective Time.

(d)                                 With respect to the USCC System and the ALLTEL System, as applicable, during the period from the date hereof until the earlier of the Closing or the termination of this Agreement, a Transferring Party shall not, and shall cause each Affiliate and Representative not to, directly or indirectly, for itself or on behalf of any other Person, solicit for hire or hire any Designated Employee, or induce or attempt to induce any Designated Employee to leave his or her employment with the applicable Affiliate of a Transferring Party, to perform services for any system or business of a Transferring Party, its Affiliates or Representatives other than the USCC System or the ALLTEL System, as applicable.

Section 6.02.  Health, Welfare and Retirement Benefit Plans.

(a)                                  For the period commencing as of 12:00:01 a.m. Chicago time on the date immediately following the Closing Date (or, with respect to each Post-Closing Transitioned Employee, 12:00:01 a.m. Chicago time on the applicable Transition Conversion Date) a Receiving Party will cover each Transitioned Employee under its own “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) and other fringe benefit plans, programs or arrangements (collectively “Welfare Plans”), to the extent such coverage is timely elected by such Transitioned Employee, so that each such Transitioned Employee is entitled to benefits under such Welfare Plans comparable to those provided to similarly situated employees of such Receiving Party, including coverage for medical, dental, vision, prescription drug and short-term disability.  A Receiving Party’s Welfare Plans, as well as a Receiving Party’s paid time off or vacation plans and programs, as the case may be, shall provide that each Transitioned Employee’s period of employment recognized by the respective Transferring Party prior to the Closing Date shall be credited under such Receiving Party’s Welfare Plans and paid time off or vacation plans and programs, for purposes of eligibility to participate, waiting periods, vacation or paid time off accrual levels.  A Receiving Party shall cause all Transitioned Employees to be credited with any amounts paid under the USCC System Employee Plans or the ALLTEL System Employee Plans, as applicable, prior to the Closing Date toward satisfaction of deductible amounts and copayments, coinsurance and out of pocket maximums under any corresponding Receiving Party’s Welfare Plans, but only to the extent that such payments would have been taken into account under the USCC System Employee Plans or the ALLTEL System Employee Plans, as applicable, and, as reasonably needed, such crediting is approved by such Receiving Party’s insurers and service providers.  Nothing contained herein shall prevent a Receiving Party from making changes to its Welfare Plans with respect to any Transitioned Employee after the

Closing Date.

(b)                                 As of the first administratively feasible entry date (but not later than sixty days following the Closing, except for the Telephone and Data Systems, Inc. Pension Plan which only has quarterly entry dates and requires a ninety day period) that follows the Closing Date (or with respect to each Post-Closing Transitioned Employee, the first administratively feasible entry date (but not later than sixty days following the Transition Conversion Date, except for the Telephone and Data Systems, Inc. Pension Plan which only has quarterly entry dates and requires a ninety day period)) that follows the applicable Transition Conversion Date), but subject to the applicable eligibility requirements, a Receiving Party will cover each Transitioned Employee under its own “employee pension benefit plans” (as defined in Section 3(2) of ERISA), employee stock purchase plan, or comparable plans (“Retirement Plans”), so that each such Transitioned Employee is entitled to participate under such Receiving Party’s Retirement Plans to the same extent (if any) as similarly situated employees of such Receiving Party.  A Receiving Party shall credit each Transitioned Employee with prior service for purposes of vesting and eligibility under its Retirement Plans, but shall not be required to credit Transitioned Employees with prior service for purposes of benefit accrual under any of such plans.  Schedule 3.15(b) and Schedule 4.15(b), as applicable, may be conclusively relied upon by a Receiving Party in crediting prior service in accordance with this Section.  Effective as of the Closing Date (or with respect to each Post-Closing Transitioned Employee, the applicable Transition Conversion Date) each Transferring Party shall take any and all actions necessary to cause all of its employees who are being terminated under Section 6.01(a) and who become Transitioned Employees to be fully vested in their account balances and accrued benefits under all Retirement Plans of such Transferring Party.

(c)                                  Nothing contained herein shall be construed to restrict a Receiving Party from operating its existing employee benefit plans, including full authority to amend or terminate such plans in accordance with their respective terms and applicable Laws.

(d)                                 Each Transferring Party agrees to provide or cause to be provided to the respective Receiving Party copies of all such records and information as the Receiving Party may reasonably request in order to carry out the intent of, and to meet the Receiving Party’s obligations under, this Section 6.02.  Not in limitation of the generality of the foregoing, (i) on or immediately before the Closing Date, each Transferring Party shall provide to the respective Receiving Party any updates or changes to any information contained in Schedule 3.15(b) or Schedule 4.15(b), as applicable, which are needed to bring the information in Schedule 3.15(b) or Schedule 4.15(b), as applicable, current as of the Closing Date and (ii) on or before the thirtieth day after the Closing Date, each Transferring Party shall provide to the respective Receiving Party documents that contain the amounts paid under the USCC System Employee Plans or the ALLTEL System Employee Plans, as applicable, prior to the Closing Date toward satisfaction of deductible amounts and copayments, coinsurance and out-of-pocket maximums under the terms of such Plans.

(e)                                  On or before the date required by Law, each Transferring Party shall cash out all accrued and unused vacation days of Transitioned Employees.  Each Receiving Party shall use Commercially Reasonable Efforts to allow each employee to utilize the equivalent amount of such vacation days as paid out by the respective Transferring Party, on an unpaid basis, up to ten working days maximum.  The use of this unpaid vacation days shall be based on management discretion and subject to business needs and normal scheduling practices.

(f)                                    Each Transferring Party shall remain solely responsible for any and all requirements and liabilities relating to or arising in connection with the requirements of COBRA, to provide required notices and continuation of health care coverage in respect of all Designated Employees and their covered dependents due to coverage under the USCC System Employee Plans or the ALLTEL System Employee Plans, as applicable.

(g)                                 On or before the date required by Law, each Transferring Party shall contribute to the accounts of the applicable Transitioned Employees under the USCC System Employee Plans or the ALLTEL System Employee Plans, as applicable, all amounts required by such USCC System Employee Plans or ALLTEL System Employee Plans, as applicable, to be contributed with respect to such Transitioned Employee on account of any period prior to Closing.

(h)                                 Each Transferring Party shall remain solely responsible for any and all liabilities and obligations with respect to employment, severance or similar agreements, and all System Employee Plans (Schedule 3.14(c) or Schedule 4.14(c), as applicable) covering persons employed by such Transferring Party prior to the Closing Date and whose employment is terminated pursuant to Section 6.01(a).  Each Receiving Party shall only be responsible for liabilities and obligations with respect to employment, severance or similar agreements entered into by such Receiving Party with a newly hired Transferred Employee and all System Employee Plans of the Receiving Party (Schedule 3.14(c) or Schedule 4.14(c), as applicable) covering such newly hired Transferred Employee.

Section 6.03.  Worker’s Compensation Benefits.

With respect to worker’s compensation benefits, each Transferring Party accepts continuing responsibility after the Closing Date for payment of all benefits to or on behalf of workers for (a) claims accepted or in process on or prior to the Closing Date and (b) claims related to industrial injuries or occupational diseases for which a right to file for worker’s compensation benefits existed or accrued on or prior to the Closing Date; provided that each Transferring Party is provided notice of such claim and the opportunity to manage or defend such claim.

Section 6.04.  WARN Act.

Each Transferring Party shall comply and cause compliance with the provisions of the WARN Act and any other federal, state or local Laws regarding “plant closings,”  “mass layoffs” (or similar triggering event), or change of control, with respect to any employment loss (as defined in the WARN Act) to employees employed in operating the USCC System or the ALLTEL System, as applicable, that occurs before 11:59:59 p.m. on the Closing Date.  Each Receiving Party shall comply and cause compliance with the provisions of the WARN Act and any other Laws regarding “plant closings,” “mass layoffs” (or similar triggering event), or change of control, as they relate to Transitioned Employees with respect to any employment loss (as defined in the WARN Act) that occurs on and after the Effective Time.  Each Transferring Party further covenants to comply and cause compliance with any notice obligations under any applicable state unemployment insurance Law with respect to non- Transitioned Employees who were employed in operating the USCC System or the ALLTEL System, as applicable, whose employment is terminated by a Transferring Party or an Affiliate or Representative thereof on or before the Closing Date.

ARTICLE VII

CLOSING CONDITIONS

Section 7.01.  Conditions to Obligations of ALLTEL.

The obligation of ALLTEL to consummate the Transactions shall be conditioned upon the satisfaction or fulfillment, at or prior to Closing, of the following conditions, unless, to the extent permitted by applicable Law, waived in writing by ALLTEL:

(a)                                  The representations and warranties of USCC set forth herein (without duplication of any materiality qualifications included in such representations for all purposes of this Section 7.01(a)) shall be true and correct as of the Closing as if made as of the Closing Date (except that representations and warranties that are made as of a specific date need be so true and correct only as of such date), except as would not, individually or in the aggregate, be reasonably expected to have a USCC Material Adverse Effect, and ALLTEL shall have received a certificate to such effect dated as of the Closing Date and executed by a duly authorized officer of USCC.

(b)                                 The covenants and agreements of USCC to be performed under this Agreement on or prior to the Closing Date shall have been duly performed in all material respects, and ALLTEL shall have received a certificate to such effect dated as of the Closing Date and executed by a duly authorized officer of USCC.

(c)                                  The Consent of the FCC required for the consummation of the Transactions to be consummated on the Closing Date (including the execution of the Facilities Use Agreement, the Spectrum Lease and the Cellular Switching Agreement) shall have been obtained, free of any conditions materially adverse to ALLTEL and its Affiliates, taken as a whole, or which would reasonably be expected to have a USCC Material Adverse Effect.

(d)                                 All applicable waiting periods under the HSR Act (if applicable to the transactions contemplated by this Agreement) shall have expired or been terminated and no objection shall have been made by the FTC or the DOJ.

(e)                                  The DOJ Consent shall have been obtained and remain in effect without (i) requiring the divestiture of a material USCC Transferred Asset or any USCC Licenses or any other asset owned or held by ALLTEL or any of its Affiliates other than the Divestiture Assets (as defined in the DOJ Consent Decree), or (ii) imposing limitations on, or impairing or adversely affecting in any respect, the operations of ALLTEL, and its Affiliates, including the USCC Transferred Assets or any of the USCC Licenses on and after the Closing Date, except as expressly provided in the DOJ Consent Decree.

(f)                                    The USCC State Consents, if any, shall have been obtained free of any conditions materially adverse to ALLTEL and its Affiliates, taken as a whole, or which would reasonably be expected to have a USCC Material Adverse Effect.

(g)                                 All Governmental Authorizations, if any, listed on Schedules 3.04 and 4.04 and designated with an asterisk (*) (other than in respect of the Consent of the FCC, the DOJ Consent and the USCC State Consents), shall have been made or obtained free of any conditions materially adverse to ALLTEL and its Affiliates, taken as a whole, or which would reasonably be expected to have a USCC Material Adverse Effect.

(h)                                 No preliminary or permanent injunction or other order, decree or ruling issued by a Governmental Authority, nor any Law promulgated or enacted by any Governmental Authority, shall be in effect that as a result of the Transactions would (i) enjoin, prohibit or restrain consummation of the Transactions, (ii) require divestiture of a material USCC Transferred Asset or any of the USCC Licenses or (iii) impose material limitations on, or impair in any material respect, the operations of ALLTEL and its Affiliates, taken as a whole, or materially adversely affect ALLTEL’s ownership of the USCC Newco Interests and operation of the USCC Licenses or the USCC Transferred Assets on and after the Closing Date.

(i)                                     USCC shall have executed and delivered, or caused to be executed and delivered, to ALLTEL the documents and instruments required pursuant to Section 2.02.

(j)                                     Each Transaction Document (including the USCC Brand License Agreement, the Cellular One License Assignment, the Facilities Use Agreement, the Spectrum Lease and the Cellular Switching Agreement) to be executed and delivered in connection with Closing shall have been executed by USCC or the USCC Affiliate party thereto and delivered to ALLTEL.

(k)                                  At least 80 percent of the USCC Real Property Leases identified on Schedule 4.10(b) shall not require Consent or, if less than 80 percent, USCC shall have obtained and furnished ALLTEL with copies of Consents for properties that, together with the properties that do not require Consent, represent at least 80 percent of the properties identified on Schedule 4.10(b).

(l)                                     The USCC Transition Services Agreement shall be in full force and effect in accordance with its terms (unless the failure to be in full force and effect is a result of a breach or default by ALLTEL or one of its Affiliates), and USCC shall not be in breach or default thereunder.

Section 7.02.  Conditions to Obligations of USCC.

The obligation of USCC to consummate the Transactions shall be conditioned upon the satisfaction or fulfillment, at or prior to Closing, of the following conditions, unless, to the extent permitted by applicable Law, waived in writing by USCC:

(a)                                  The representations and warranties of ALLTEL set forth herein (without duplication of any materiality qualifications included in such representations for all purposes of this Section 7.02(a)) shall be true and correct as of the Closing as if made as of the Closing Date (except that representations and warranties that are made as of a specific date need be so true and correct only as of such date), except as would not, individually or in the aggregate, be reasonably expected to have an ALLTEL Material Adverse Effect and USCC shall have received a certificate to such effect dated as of the Closing Date and executed by a duly authorized officer of ALLTEL.

(b)                                 The covenants and agreements of ALLTEL to be performed under this Agreement on or prior to the Closing Date shall have been duly performed in all material respects, and USCC shall have received a certificate to such effect dated as of the Closing Date and executed by a duly authorized officer of ALLTEL.

(c)                                  The Consent of the FCC required for the consummation of the Transactions to be consummated on the Closing Date (including the execution of the Facilities Use Agreement, the Spectrum Lease and the Cellular Switching Agreement) shall have been obtained, free of any conditions materially adverse to USCC and its Affiliates, taken as a whole, or which would reasonably be expected to have an ALLTEL Material Adverse Effect.

(d)                                 All applicable waiting periods under the HSR Act (if applicable to the transactions contemplated by this Agreement) shall have expired or been terminated and no objection shall have been made by the FTC or the DOJ.

(e)                                  The DOJ Consent shall have been obtained and remain in effect without (i) requiring the divestiture of a material ALLTEL Transferred Assets or any of the ALLTEL Licenses or any other asset owned or held by USCC or any of its Affiliates, or (ii) imposing limitations on, or impairing or adversely affecting in any respect, the operations of USCC and its Affiliates, including the ALLTEL Transferred Assets or any of the ALLTEL Licenses, on and after the Closing Date.

(f)                                    The ALLTEL State Consents, if any, shall have been obtained free of any conditions materially adverse to USCC and its Affiliates, taken as a whole, or which would reasonably be expected to have an ALLTEL Material Adverse Effect.

(g)                                 All Governmental Authorizations, if any, listed on Schedules 3.04 and 4.04 and designated with an asterisk (*) (other than in respect of the Consent of the FCC, the DOJ Consent and the ALLTEL State Consents), shall have been made or obtained free of any conditions materially adverse to USCC and its Affiliates, taken as a whole, or which would reasonably be expected to have an ALLTEL Material Adverse Effect.

(h)                                 No preliminary or permanent injunction or other order, decree or ruling issued by a Governmental Authority, nor any Law promulgated or enacted by any Governmental Authority, shall be in effect that as a result of the Transactions would (i) enjoin, prohibit or restrain consummation of the Transactions, (ii) require divestiture of a material ALLTEL Transferred Asset or any of the ALLTEL Licenses or (iii) impose material limitations on, or impair in any material respect, the operations of USCC and its Affiliates, taken as a whole, or materially adversely affect USCC’s ownership of the ALLTEL Newco Interests and operation of the ALLTEL Licenses or the ALLTEL Transferred Assets on and after the Closing Date.

(i)                                     ALLTEL shall have executed and delivered, or caused to be executed and delivered, to USCC the documents and instruments required pursuant to Section 2.02.

(j)                                     Each Transaction Document (including the USCC Brand License Agreement, the Cellular One License Assignment, the Facilities Use Agreement, the Spectrum Lease and the Cellular Switching Agreement) to be executed and delivered in connection with Closing shall have been executed by ALLTEL or its Affiliate party thereto and delivered to USCC.

(k)                                  At least 80 percent of the ALLTEL Real Property Leases identified on Schedule 3.10(b) shall not require Consent or, if less than 80 percent, ALLTEL shall have obtained and furnished USCC with copies of Consents for properties that, together with the properties that do not require Consent, represent at least 80 percent of the properties identified on Schedule 3.10(b).

(l)                                     The ALLTEL Transition Services Agreement shall be in full force and effect in accordance with its terms (unless the failure to be in full force and effect is a result of a breach or default by USCC or one of its Affiliates), and ALLTEL shall not be in breach or default thereunder.

(m)                               The Management Trustee and its Representatives shall not have taken any action, or omitted to take any action, inconsistent with the transactions contemplated by this Agreement or any other Transaction Document, except for such acts or omissions by the Management Trustee or its Representatives, which if taken as a whole, would not reasonably be expected to have an ALLTEL Material Adverse Effect.

ARTICLE VIII

INDEMNIFICATION

Section 8.01.  Survival.

(a)                                  All of the representations and warranties of the parties contained in this Agreement, and in the certificates delivered pursuant to Sections 7.01(a) and 7.02(a), shall survive the Closing Date and continue in full force and effect for 18 months thereafter, except that:

(i)                           the representations and warranties set forth in Section 3.06(a) with respect to each of the ALLTEL Licenses and 4.06(a) with respect to each of the USCC Licenses, respectively, shall survive the Closing Date and continue in full force and effect until the expiration date of the relevant ALLTEL Licenses as specified on Schedule III and USCC Licenses as specified on Schedule IV, respectively;

(ii)                        the representations and warranties set forth in Sections 3.06(e), 3.06(f), 3.09(b)(first sentence only), 4.06(e), 4.06(f) and 4.09(b) (first sentence only) (each, a “Type 1 Representation”) shall survive the Closing Date and continue in full force and effect for three years thereafter; and

(iii)                     the representations and warranties set forth in Sections 3.01, 3.02, 3.03, 3.08, 3.09(a), 3.14, 4.01, 4.02, 4.03, 4.08, 4.09(a), and 4.14 (each a “Type 2 Representation”) shall survive the Closing Date and continue in full force and effect until the 60th day following the expiration date of the relevant statute of limitations period (or until the ten-year anniversary of the Closing Date if no statute of limitations is applicable), without regard to any extension thereof by action or agreement of the party seeking indemnification;

provided, that if any claim, action, suit or proceeding, arising out of facts or circumstances constituting a breach of a Type 1 Representation, is brought or commenced by any third party or Governmental Authority (including an FCC enforcement action), whether before or after the third anniversary of the Closing Date, such Type 1 Representation (solely with respect to such claim, action, suit or proceeding) shall survive until the earlier to occur of the 60th day following the expiration date of the relevant statute of limitations period, without regard to any extension thereof by action or agreement of the party seeking indemnification, and the fifth anniversary of the Closing Date.

(b)                                 All indemnification obligations with respect to representations and warranties under this Agreement shall terminate as of the expiration of the survival period applicable to such representation and warranty, provided, that the applicable survival period shall be extended automatically to include any time period necessary to resolve a claim for indemnification that was made prior to the expiration of such survival period and not resolved prior to such expiration, but any such extension shall apply only as to such claims for which a Claim Notice has been given pursuant to Section 8.05.

(c)                                  Each party hereto acknowledges and agrees that, if the Closing occurs, their sole and exclusive remedy following the Closing with respect to any and all Claims, including Transferring Party Claims under this Section 8.01 and Receiving Party Claims under this Section 8.01 (whether third-party Claims or otherwise), relating to the subject matter of this Agreement, shall be pursuant to the provisions set forth in this Section 8.01; provided, however, that nothing contained therein shall prevent an indemnified party from pursuing remedies as may be available to such party under applicable law in the event of an indemnifying party’s failure to comply with its indemnification obligations hereunder.

(d)                                 The indemnifying party shall be subrogated to the rights of the indemnified party in respect of any insurance relating to Losses to the extent of any indemnification payments made under this Section 8.01.  The indemnified party shall be obligated to use Commercially Reasonable Efforts to mitigate the amount of any Losses for which it is entitled to seek indemnification hereunder, and the indemnifying party shall not be required to make any payment to the indemnified party in respect of such Losses to the extent the indemnified party has failed to comply with the foregoing obligation.  Any liability for indemnification under this Section 8.01 shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.

Section 8.02.  Indemnification Obligation of USCC.

From and after the Closing, USCC shall indemnify ALLTEL and its successors and permitted assigns, and the equity holders, directors, employees and agents of any of the foregoing, as applicable (each, an “ALLTEL Indemnitee”), on an After-Tax Basis, against, and hold each, as applicable, harmless from, any and all demands, claims, losses, liabilities, actions or causes of action, assessments, damages, fines, Taxes, penalties, reasonable costs and expenses (including interest, reasonable expenses of investigation, reasonable fees and disbursements of counsel, accountants and other experts, whether the same relate to claims, actions or causes of action asserted by any indemnified Person against the indemnitor or asserted by third parties) (collectively, “Losses”) incurred or suffered by any ALLTEL Indemnitee relating to or arising out of:

(a)                                  any misrepresentation or breach of warranty on the part of USCC or an Affiliate thereof under this Agreement, or any misrepresentation in or omission from any schedule (including without limitation the USCC Disclosure Schedule), exhibit, certificate, instrument or other document furnished to ALLTEL pursuant hereto or thereto;

(b)                                 any breach of any agreement or covenant on the part of USCC or an Affiliate thereof under this Agreement;

(c)                                  any claims, actions, suits or proceedings by third parties or Governmental Authorities (including an FCC enforcement action) relating to or arising out of the ownership of the USCC Newco Interests prior to Closing or the operation by USCC or any Affiliate thereof prior to Closing of the USCC Licenses, the USCC Transferred Assets or the USCC System;

(d)                                 the USCC Assumed Liabilities;

(e)                                  the USCC Excluded Liabilities; or

(f)                                    the enforcement of this Article VIII.

Section 8.03.  Indemnification Obligation of ALLTEL.

From and after the Closing, ALLTEL shall indemnify USCC and its successors and permitted assigns, and the equity holders, directors, employees and agents of any of the foregoing, as applicable (each, a “USCC Indemnitee”), on an After-Tax Basis, against, and hold each, as applicable, harmless from, any and all Losses incurred or suffered by any USCC Indemnitee relating to or arising out of:

(a)                                  any misrepresentation or breach of warranty on the part of ALLTEL or an Affiliate thereof under this Agreement, or any misrepresentation in or omission from any schedule (including without limitation the ALLTEL Disclosure Schedule), exhibit, certificate, instrument or other document furnished to ALLTEL pursuant hereto or thereto;

(b)                                 any breach of any agreement or covenant on the part of ALLTEL or an Affiliate thereof under this Agreement;

(c)                                  any claims, actions, suits or proceedings by third parties or Governmental Authorities (including an FCC enforcement action) relating to or arising out of the ownership of the ALLTEL Newco Interests prior to Closing or the operation by ALLTEL or any Affiliate thereof prior to Closing of the ALLTEL Licenses, the ALLTEL Transferred Assets or the ALLTEL System;

(d)                                 the ALLTEL Assumed Liabilities;

(e)                                  the ALLTEL Excluded Liabilities; or

(f)                                    the enforcement of this Article VIII.

Section 8.04.  Limitations on Liability for Losses.

(a)                                  In no event shall either party hereto be liable for indirect, special, consequential or punitive damages arising out of this Agreement, regardless of the form of action, whether in contract, warranty, strict liability or tort, including negligence of any kind, whether active or passive, and regardless of whether the other party knew of or was advised at the time of breach of the possibility of such damages.

(b)                                 No indemnification under Section 8.02(a) for any Losses suffered by the ALLTEL Indemnitees shall be required to be made by USCC until the aggregate amount of the Losses suffered by the ALLTEL Indemnitees exceeds $1,500,000 (the “USCC Deductible”), and then indemnification shall be required to be made by USCC for all such Losses beginning with the first dollar of Loss, but subject to the other provisions of this Section 8.04; provided that the foregoing limitation shall not apply to any breach of a representation or warranty determined by a court of competent jurisdiction to have constituted fraud, or to any breach of a Type 1 Representation or a Type 2 Representation.

(c)                                  No indemnification under Section 8.03(a) for any Losses suffered by the USCC Indemnitees shall be required to be made by ALLTEL until the aggregate amount of the Losses suffered by the USCC Indemnitees exceeds $2,250,000 (the “ALLTEL Deductible”), and then indemnification shall be required to be made by ALLTEL for all such Losses beginning with the first dollar of Loss, but subject to the other provisions of this Section 8.04; provided that the foregoing limitation shall not apply to any breach of a representation or warranty determined by a court of competent jurisdiction to have constituted fraud, or to any breach of a Type 1 Representation or a Type 2 Representation.

(d)                                 The maximum amount of Losses for which a party may be obligated to provide indemnification with respect to any breach of a representation or warranty shall be $15,000,000 in the aggregate with respect to USCC, and $22,500,000 in the aggregate with respect to ALLTEL; provided that the foregoing limitation shall not apply to any breach of a representation or warranty determined by a court of competent jurisdiction to have constituted fraud, or to any breach of a Type 1 Representation or Type 2 Representation.

(e)                                  USCC shall not be liable for any Losses pursuant to Section 8.02(a) or (c) arising from a USCC Material Adverse Effect, but only if USCC discloses to ALLTEL such USCC

Material Adverse Effect in writing prior to Closing promptly after USCC becomes aware of such USCC Material Adverse Effect, the writing states that the event, circumstances or fact being disclosed constitutes a USCC Material Adverse Effect and ALLTEL waives such USCC Material Adverse Effect in writing and consummates the Closing; provided, that the foregoing limitation shall not apply to any breach of a representation or warranty made by USCC on the date hereof determined by a court of competent jurisdiction to have constituted fraud, or to any breach of a Type 1 Representation or a Type 2 Representation.  For the purpose of clarification, the limitations on liability in this Section 8.04(e) shall apply only to Losses pursuant to Section 8.02(a) or (c) relating to or arising from a USCC Material Adverse Effect and shall not apply to Losses under any other provision of Section 8.02 or to Losses relating to or arising from any breach, misrepresentation, omission, claim, action, suit or proceeding that does not rise to the level of a USCC Material Adverse Effect.

(f)                                    ALLTEL shall not be liable for any Losses pursuant to Section 8.03(a) or (c) arising from an ALLTEL Material Adverse Effect, but only if ALLTEL discloses to USCC such ALLTEL Material Adverse Effect in writing prior to Closing promptly after ALLTEL becomes aware of such ALLTEL Material Adverse Effect, the writing states that the event, circumstances or fact being disclosed constitutes an ALLTEL Material Adverse Effect and USCC waives such ALLTEL Material Adverse Effect in writing and consummates the Closing; provided, that the foregoing limitation shall not apply to any breach of a representation or warranty made by ALLTEL on the date hereof determined by a court of competent jurisdiction to have constituted fraud, or to any breach of a Type 1 Representation or a Type 2 Representation.  For the purpose of clarification, the limitations on liability in this Section 8.04(f) shall apply only to Losses pursuant to Section 8.03(a) or (c) relating to or arising from an ALLTEL Material Adverse Effect and shall not apply to Losses under any other provision of Section 8.03 or to Losses relating to or arising from any breach, misrepresentation, omission, claim, action, suit or proceeding that does not rise to the level of an ALLTEL Material Adverse Effect.

(g)                                 In connection with any claim for indemnification under this Article VIII, there shall be a presumption, as between the parties, that the Indemnified Party did not, prior to Closing, have knowledge of the facts giving rise to such claim, which presumption may be rebutted only by clear and convincing evidence to the contrary.

Section 8.05.  Notice of Claims.

Any party (the “Indemnified Party”) seeking indemnification under this Article VIII shall give to the party obligated to provide indemnification to such Indemnified Party (the “Indemnitor”) a written notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to any claim for indemnification hereunder (a “Claim”) and shall include in such Claim Notice (if then Known) the amount, or the method of computation of the amount, of such Claim and a reference to the provision of this Agreement or any agreement, document or instrument executed pursuant hereto or in connection herewith upon which such Claim is based; provided, that a Claim Notice in respect of any action at law or suit in equity by or against a third party as to which indemnification will be sought must be given promptly after the action or suit is commenced; provided, further that if such Claim Notice is given prior to the expiration of the applicable survival period, failure to promptly give such Claim Notice shall not relieve the

Indemnitor of its obligations hereunder except to the extent it shall have been materially prejudiced by such failure.

Section 8.06.  Third Party Claims.

(a)                                  If any claim, action or suit by a third party arises after execution and delivery of this Agreement for which a Claim is made, then the Indemnified Party shall notify the Indemnitor in accordance with Section 8.05 and shall give the Indemnitor a reasonable opportunity (i) to conduct any proceedings or negotiations in connection therewith and necessary or appropriate to defend the Indemnified Party, (ii) to employ counsel to contest any such claim, action or suit in the name of the Indemnified Party or otherwise and (iii) to take all other required steps or proceedings to settle or defend any such claim, action or suit.

(b)                                 The expenses of all proceedings, contests or lawsuits with respect to any claims, actions or suits for which a Claim is made shall be borne by the Indemnitor.  If the Indemnitor wishes to assume the defense of any such claim, action or suit, then it shall give written notice to the Indemnified Party within 30 days after delivery of the Claim Notice (unless the claim, action or suit reasonably requires a response in less than 30 days after the Claim Notice is given to the Indemnitor, in which event the Indemnitor shall notify the Indemnified Party at least 10 days prior to such reasonably required response date), and the Indemnitor shall thereafter assume the defense of any such claim, action or suit, through counsel reasonably satisfactory to the Indemnified Party; provided, that the Indemnified Party may participate in such defense at its own expense.  The Indemnified Party shall have the right to control the defense of the claim, action or suit unless and until the Indemnitor shall (i) assume the defense of such claim, action or suit, and (ii) acknowledge in writing to the Indemnified Party that the Indemnitor shall be obligated under the terms of its indemnity hereunder to the Indemnified Party in connection with such claim, action or suit, in which event the Indemnitor shall have the right to control such defense; provided, that the Indemnitor may not settle or compromise such claim, action or suit without the Indemnified Party’s prior written consent unless the terms of such settlement or compromise unconditionally discharge and release the Indemnified Party from any and all liabilities and obligations thereunder and do not involve any remedy other than the payment of money solely by the Indemnitor.  Notwithstanding the foregoing, if (i) the defendants in any action shall include both an Indemnitor and an Indemnified Party, and (ii) such Indemnified Party shall have reasonably concluded that counsel selected by Indemnitor has a material conflict of interest because of the availability of different or additional defenses to such Indemnified Party, and (iii) either (A) counsel shall have advised Indemnified Party that the conflict of interest cannot be resolved by the consent of Indemnitor and Indemnified Party to the joint representation, or (B) Indemnitor or Indemnified Party shall fail to give any required consent, which consent will not be unreasonably withheld or delayed, then such Indemnified Party shall have the right to select separate counsel to participate in the defense of such action on its behalf, at the reasonable expense of the Indemnitor.

(c)                                  If the Indemnitor does not assume the defense of, or if after so assuming, the Indemnitor fails to defend, any such claim, action or suit, then the Indemnified Party may defend such claim, action or suit in such manner as the Indemnified Party may deem appropriate (provided that the Indemnitor may participate in such defense at its own expense), and the

Indemnitor shall promptly reimburse the Indemnified Party for the amount of all fees and expenses, legal and other, reasonably incurred by the Indemnified Party in connection with the defense and settlement of such claim, action or suit.  If no settlement of such claim, action or suit is made, the Indemnitor shall satisfy any judgment rendered with respect to such claim, or in such action or suit, before the Indemnified Party is required to do so, and pay all fees and expenses, legal or other, reasonably incurred by the Indemnified Party in the defense of such claim, action or suit.

(d)                                 If a final and non-appealable decision or court order is rendered against the Indemnified Party in any claim, action or suit covered by the indemnification hereunder, or any Lien in respect of such decision or court order attaches to any of the assets of the Indemnified Party, the Indemnitor shall immediately upon such entry or attachment pay in full any amount required by such decision or court order, or discharge such Lien, before the Indemnified Party is compelled to do so.

(e)                                  If there shall be any conflicts between the provisions of this Section 8.06 and Section 5.10(f) (relating to Tax contests), the provisions of Section 5.10(f) shall control with respect to Tax contests.

Section 8.07.  Treatment of Indemnity Payments.

The parties agree that any indemnity payment in accordance with this Article VIII will be treated by the parties as an adjustment to the Cash Payment.

ARTICLE IX

TERMINATION

Section 9.01.  Termination.

Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated:

(a)                                  by the mutual written consent of the parties;

(b)                                 by either party (provided that such party is not otherwise in material breach) if the other party has breached a representation, warranty, covenant or agreement set forth herein, and such breach could reasonably be expected to have an ALLTEL Material Adverse Effect (in the case of a breach by ALLTEL) or a USCC Material Adverse Effect (in the case of a breach by USCC), and the breaching party fails to cure such breach within thirty days of written notice thereof;

(c)                                  by either party upon written notice to the other party, upon the other party’s filing, or another party having filed against it and remaining pending for more than thirty days, a petition under Title 11 of the United States Code or similar state law provision seeking protection from creditors or the appointment of a trustee, receiver or debtor in possession;

(d)                                 by either party upon written notice to the other party if a court of competent jurisdiction or Governmental Authority shall have issued an order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the Transactions, and such order, decree, ruling or other action shall have become final and non-appealable;

(e)                                  by either party upon written notice to the other party if the Closing shall not have occurred on or before June 1, 2006; and

(f)                                    by either party, if the DOJ by official action of an authorized representative of the DOJ provides written notice to ALLTEL and/or USCC of the DOJ’s objection pursuant to the Governing Regulatory Documents to the proposed divestiture contemplated by this Agreement and such party seeking to terminate has satisfied its applicable obligations in Section 5.02(h) with respect to such objection.

Section 9.02.  Automatic Termination.  This Agreement will automatically terminate without action by either party if the appointment of a Divestiture Trustee with respect to the ALLTEL Transferred Assets becomes effective pursuant to the DOJ Consent Decree.

Section 9.03.  Effect of Termination.

In the event of termination of this Agreement in accordance with this Article IX, all rights and obligations of the parties under this Agreement shall terminate without any liability to the other party except (i) nothing herein shall relieve a party from any liability for any breach of its covenants, representations or warranties hereunder and (ii) this Section 9.03 and the provisions of Section 5.04, Section 8.04(a), Section 8.04(b), Section 8.04(c), Section 8.04(d), Section 8.06 and Article X, other than Sections 10.13 and 10.15, shall survive the termination of this Agreement.

ARTICLE X

MISCELLANEOUS

Section 10.01.  Governing Law.

(a)                                  This Agreement shall be construed in accordance with, and governed by, the internal Laws of the State of Delaware without giving effect to principles of conflicts of law.  Each party agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the Transactions, whether in tort or contract or at law or in equity, exclusively in the United States District Court for the District of Delaware or the courts of the State of Delaware (the “Chosen Courts”) and (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts for purposes of any such action or proceedings, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding shall be effective if notice, including the original or a copy of such process, is given and receipt thereof evidenced in accordance with Section 10.05.

(b)                                 The parties hereby irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the Transactions.

Section 10.02.  Assignment; Like Kind Exchange.

(a)                                  Except as otherwise provided under Section 10.02(b), (c) or (f), neither this Agreement nor any of the rights or obligations hereunder may be assigned by either party without the prior written consent of the other party, and any purported assignment without consent or not in accordance with Section 10.02(b), (c) or (f), shall be null and void.

(b)                                 This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(c)                                  Nothing in this Section 10.02 shall prohibit the Transfer by either party of any assets received from the other party upon the consummation of one or more of the Transactions.

(d)                                 (i)  The parties shall cause the exchange of assets as described in Section 1.01 to be treated in such a manner that such exchange qualifies as an exchange of multiple, like-kind assets to the maximum extent permitted by Section 1031 of the Code.  Notwithstanding any other provision in this Agreement, including this Section 10.02(d), each party acknowledges and agrees that it (1) has obtained its own, separate tax advice with respect to the characterization of the exchanges hereunder as like-kind exchanges of property under Section 1031 of the Code, and (2) is not relying on any representations of the other party with respect to the characterization of the exchanges hereunder as like-kind exchanges of property under Section 1031 of the Code.

(ii)                                  USCC shall cooperate, if requested, in enabling ALLTEL or any ALLTEL Entity to effectuate a deferred like-kind exchange under the provisions of Treas. Reg. §  1.1031(k)-1 (the “Deferred Exchange”) through the assignment of all or any portion of the rights of ALLTEL or such entity pursuant to this Agreement (including the right to receive the Cash Payment) to an exchange accommodator selected by ALLTEL (“Accommodator”), which is a “qualified intermediary” as defined in Treas. Reg. § 1.1031(k)-1(g)(4); provided, that none of USCC’s rights and none of ALLTEL’s obligations to USCC in respect of this Agreement shall be diminished or otherwise affected by any such assignment.  In such event, USCC agrees to use Commercially Reasonable Efforts to cooperate with such Accommodator in connection with the Deferred Exchange, including the execution of documents (including, but not limited to, escrow instructions and amendments to escrow instructions) in connection therewith, provided that USCC shall in no way be obligated to pay any charges incurred with respect to ALLTEL’s replacement property in the Deferred Exchange or to take title to ALLTEL’s replacement property.  USCC shall not be required to make any representations or warranties, assume any obligations, spend any out-of-pocket sum, or acquire title to any other property in connection with the Deferred Exchange.  All representations, warranties, covenants, and indemnification obligations of the parties to one another, whether set forth in this Agreement or otherwise, shall not be affected by the assignment to the Accommodator or related transactions and ALLTEL shall execute such documents as may be reasonably requested by USCC to further evidence (but neither diminish or expand) such agreement in the first clause of this sentence.  USCC will also use Commercially Reasonable Efforts to cooperate with ALLTEL to effect a “reverse like-kind exchange” in a manner similar to that described above in this paragraph and as requested by ALLTEL, all subject to the limitations described above.

Section 10.03.  Entire Agreement.

This Agreement (including the Schedules and Exhibits attached hereto), the ALLTEL Disclosure Schedule, the USCC Disclosure Schedule, and the other Transaction Documents constitute the entire agreement between the parties pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, arrangements and understandings of the parties with respect to such subject matter.

Section 10.04.  Amendments and Waivers.

Any provision of this Agreement may be amended if, and only if, such amendment is in writing and signed by both parties.  Any provision of this Agreement may be waived to the extent permitted by applicable Law if, and only if, such waiver is in writing and signed by the party granting the waiver.  No failure or delay by any party in exercising any right, remedy, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.05.  Notices.

All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given or made (a) upon delivery if delivered personally (by courier service or otherwise), as evidenced by written receipt or other written proof of delivery (which may be a printout of the tracking information of a courier service that made such delivery), or (b) upon confirmation of dispatch if sent by facsimile transmission (which confirmation shall be sufficient if shown by evidence produced by the facsimile machine used for such transmission), in each case to the applicable addresses or facsimile numbers set forth below (or such other address or facsimile number which either party may from time to time specify in accordance with this Section 10.05):

If to ALLTEL, to:

ALLTEL Communications, Inc.
One Allied Drive
Little Rock, Arkansas  72202
Attention:  Executive Vice President and Secretary
Facsimile:   (501) 905-0962

If to USCC:

United States Cellular Corporation
c/o Telephone and Data Systems, Inc.
30 North LaSalle Street, 40th Floor
Chicago, Illinois  60602
Attention:  Scott H. Williamson
Facsimile:  (312) 630-9299

And a copy (which shall not constitute notice) to:

United States Cellular Corporation
8410 West Bryn Mawr Avenue
Chicago, Illinois  60631
Attention:  Kenneth R. Meyers
Facsimile:  (773) 399-8959

And a copy (which shall not constitute notice) to:

Sidley Austin Brown & Wood LLP
10 South Dearborn Street
Chicago, Illinois  60603
Attention:  William S. DeCarlo, Esq.
Facsimile:  (312) 853-7036

Section 10.06.  Headings.

The headings of the Articles and Sections of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

Section 10.07.  Severability.

Each term or provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent but only to the extent of such invalidity, illegality or unenforceability, without rendering invalid or unenforceable the remainder of such provision or provisions of this Agreement; provided, however, that if the removal of such offending provision materially alters the burdens or benefits of either of the parties under this Agreement, the parties agree to negotiate in good faith such modifications to this Agreement, if any, as are appropriate to ensure that the burdens and benefits of each party under such modified Agreement are reasonably comparable to the burdens and benefits originally contemplated herein.

Section 10.08.  No Third-Party Beneficiaries.

With the exception of the parties to this Agreement and their respective successors and permitted assigns, there shall exist no right of any person to claim a beneficial interest in this Agreement or any rights arising out of this Agreement, including but not limited to any Designated Employee.

Section 10.09.  Remedies Cumulative.

Except as otherwise provided herein, all rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any right, power or remedy by a party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

Section 10.10.  Expenses.

Except as otherwise expressly provided in this Agreement, whether or not the Transactions are consummated, the parties shall bear their own expenses (including all time and expenses of counsel, financial advisors, consultants, actuaries and independent accountants) incurred in connection with this Agreement and the Transactions.

Section 10.11.  Counterparts.

This Agreement may be executed in one or more counterparts, which may be delivered by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 10.12.  Specific Performance.

Each party hereto acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by such party and that any such breach would cause the other party hereto irreparable harm.  Accordingly, each party hereto also agrees that, in the event of any breach or threatened breach of the provisions of this Agreement by such party, the other party hereto shall be entitled to equitable relief without the requirement of posting a bond or other security, including in the form of injunctions and orders for specific performance in addition to all other remedies available to such other parties at law or in equity.

Section 10.13.  Further Assurances.

(a)                                  At and following Closing, USCC shall execute and deliver to ALLTEL, or cause to be executed and delivered to ALLTEL, such other instruments of conveyance and transfer as ALLTEL may from time to time reasonably request or as may be otherwise necessary to more effectively convey and transfer the USCC Newco Interests.

(b)                                 At and following Closing, ALLTEL shall execute and deliver to USCC, or cause to be executed and delivered to USCC, such other instruments of conveyance and transfer as

USCC may from time to time reasonably request or as may be otherwise necessary to more effectively convey and transfer the ALLTEL Newco Interests.

Section 10.14.  Retention of Assets Prior to Closing.

(a)                                  Notwithstanding any other term hereof, until Closing USCC shall retain control over the USCC Licenses and USCC Newco, at all times in accordance with FCC Law.  Nothing in this Agreement shall give ALLTEL, prior to Closing, the right to control or direct USCC’s exercise of ultimate authority over the USCC Licenses or USCC Newco or to interfere, directly or indirectly, with the relationships of USCC or any Affiliate thereof with any Person.

(b)                                 Notwithstanding any other term hereof, until Closing ALLTEL shall retain control over the ALLTEL Licenses and ALLTEL Newco, at all times in accordance with FCC Law.  Nothing in this Agreement shall give USCC, prior to Closing, the right to control or direct ALLTEL’s exercise of ultimate authority over the ALLTEL Licenses or ALLTEL Newco or to interfere, directly or indirectly, with the relationships of ALLTEL or any Affiliate thereof with any Person.

Section 10.15.  Reformation.

If the FCC should (a) change its rules in a manner that would adversely affect the enforceability of this Agreement, (b) directly or indirectly objects to, rejects or takes action to challenge the enforceability or any provision of this Agreement, or (c) take any other steps whatsoever, on its own initiative or by petition from a third party, to directly or indirectly challenge this Agreement or any provision hereof, then the parties hereto shall promptly negotiate in good faith to attempt to reform and amend this Agreement so as to eliminate or amend to make unobjectionable any portion that is the subject of any FCC action, provided, that neither party shall be obligated to reform or amend this Agreement under the foregoing circumstances if any such amendment or modification, in the reasonable judgment of such party, would not provide to or afford such party substantially the same rights, duties and obligations such party has under this Agreement as of the date hereof.

Section 10.16.  Definitions.

(a)                                  For purposes of this Agreement, the following terms shall have the following meanings:

“Accommodator” shall have the meaning set forth in Section 10.02(d).

“Accounts Receivable” means all accounts receivable to the extent directly related to customers of the ALLTEL System or USCC System, as applicable, and rights to receive payment from such customers, in each case to the extent generated in the conduct of the operation of the ALLTEL System or USCC System, as applicable, and included in the applicable Final Working Capital Amount, as reflected on the Final Working Capital Schedule.

“Active Employee” shall have the meaning set forth in Section 6.01.

“Affiliate” shall mean, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with that Person.  For purposes of this definition, “control” (including the terms “controlling” and “controlled”) means the power to direct or cause the direction of the management and policies of a Person, directly or indirectly, whether through the ownership of equity interests, by contract or otherwise.  With respect to USCC, “Affiliate” includes each USCC Entity and USCC Newco prior to the Effective Time and, with respect to ALLTEL, “Affiliate” includes each ALLTEL Entity and ALLTEL Newco prior to the Effective Time.

“After-Tax Basis” means, with respect to an amount which is to be paid hereunder on an “After-Tax Basis,” an amount which, after subtraction of the amount of all Taxes payable by the recipient thereof as a result of the receipt or accrual of such payment, and after taking into account (a) the increase in any Taxes (including estimated Taxes) payable by such recipient for all affected taxable years as a result of the event giving rise to such payment, and (b) the reduction in Taxes payable by the recipient for all taxable years ending on or before the end of the taxable year in which such payment is made, shall be sufficient as of the date of payment to compensate the recipient for such indemnified event, assuming that the recipient takes all reasonable steps to minimize any such increase in Taxes and to maximize any such reduction in Taxes and that the recipient is subject to taxation at a combined federal and state income tax rate of 40 percent.

“Agreement” shall mean this Exchange Agreement with all of the Schedules and Exhibits referred to herein, as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“ALLTEL” shall mean ALLTEL Corporation, a Delaware corporation.

“ALLTEL Affiliate Leases” shall have the meaning set forth in Section 3.10(b).

“ALLTEL Assignment and Assumption” shall have the meaning set forth in Section 2.02(a)(i).

“ALLTEL Assumed Liabilities” means the following liabilities and obligations of the USCC Business to be assumed by the ALLTEL Receiving Entity pursuant to this Agreement:

(i)                           liabilities and obligations that arise from facts, circumstances or events that occur from and after the Closing Date under the certificate of formation, operating agreement, or other governing instruments applicable to the USCC Newco Interests received by the ALLTEL Receiving Entity (unless such liabilities or other obligations arise as a result of a breach by USCC or an Affiliate of such governing documents);

(ii)                        Current Liabilities as of the Closing Date to the extent included as an ALLTEL Assumed Liability in the Final Working Capital Amount, as reflected on the Final Working Capital Schedule;

(iii)                     liabilities and obligations of USCC or any Affiliate (other than Taxes, which shall be handled pursuant to Section 5.10) arising out of the use, ownership or operation on or after the Effective Time of the USCC Business, the USCC Systems, the USCC Licenses or USCC Transferred Assets;

(iv)                    liabilities and obligations that arise from and after the Closing Date under the USCC System Contracts, including (1) residuals under the agent contracts identified on Schedule 4.18(b), (2) service, warranty and similar obligations under the agreements with customers referred to on Schedule 4.18(b), and (3) obligations to return security deposits and similar obligations, but excluding any liabilities arising from a breach of such contracts or instruments by USCC or an Affiliate;

(v)                       liabilities and obligations that arise from and after the Closing Date under the USCC Real Property Leases, including obligations to provide co-location access and to return security deposits and similar obligations with respect to the cell sites that include a third party right to co-locate as identified on Schedule 4.26, but excluding any liabilities arising from a breach of such contracts or instruments by USCC or an Affiliate;

(vi)                    liabilities and obligations that arise from and after the Closing Date under the USCC Transferred Intellectual Property, but excluding any liabilities arising from a breach thereof by USCC or an Affiliate;

(vii)                 liabilities and obligations that arise from and after the Closing Date under the USCC System Permits (including obligations to provide removal bonds as applicable to local government), but excluding any liabilities arising from a breach thereof by the USCC Entity or an Affiliate;

(viii)              all liabilities and obligations of ALLTEL as provided in Article 6 with respect to USCC Transitioned Employees;

(ix)                      all liabilities and obligations arising with respect to deposits or prepayments by customers for service on the USCC Systems, but only to the extent such liabilities and obligations are reflected as Current Liabilities under ALLTEL Assumed Liabilities in the calculation of the Final Working Capital Amount, as reflected on the Final Working Capital Schedule;

(x)                         all liabilities and obligations (including, in connection with the matters disclosed on Schedule 4.06(d)) arising out of the use, ownership or operation on or after the Effective Time of the USCC Systems, the USCC Licenses or the USCC Transferred Assets under any Law, including Laws of the FCC and any other Governmental Authority to which the USCC Licenses, USCC Systems and USCC Transferred Assets are subject; and

(xi)                      the non-current liabilities of the USCC Entities identified as “ALLTEL Assumed Liabilities” set forth on Schedule 1.02(b).

“ALLTEL Balance Sheet Date” shall have the meaning set forth in Section 3.20.

“ALLTEL Business” shall have the meaning set forth in the recitals.

“ALLTEL Cell Site” shall have the meaning set forth in Section 3.26.

“ALLTEL Consents” shall have the meaning set forth in Section 3.18(b).

“ALLTEL Contract” shall have the meaning set forth in Section 3.18(a).

“ALLTEL Deductible” shall have the meaning set forth in Section 8.04(c).

“ALLTEL Disclosure Schedule” shall have the meaning set forth in the first paragraph of Article III.

“ALLTEL Entities” shall have the meaning set forth in the recitals.

“ALLTEL Excluded Assets” means, collectively,

(i)                           any of the assets, properties or rights set forth on Schedule V;

(ii)                        all Current Assets included as “ALLTEL Excluded Assets” in the Final Working Capital Amount, as reflected on the Final Working Capital Schedule;

(iii)                     all non-current assets identified as “ALLTEL Excluded Assets” on Schedule 1.01(a);

(iv)                    cash and cash equivalents, other than cash included in cash registers in the ALLTEL Service Area as of the Closing Date and included as an ALLTEL Transferred Asset in the Final Working Capital Amount, as reflected on the Final Working Capital Schedule;

(v)                       ALLTEL Excluded Shared Assets;

(vi)                    all ALLTEL Intellectual Property other than ALLTEL Transferred Intellectual Property;

(vii)                 all rights in connection with, and assets of, any of the ALLTEL System Employee Plans;

(viii)              any Tax asset of ALLTEL or any Affiliate thereof that is being retained by ALLTEL pursuant to Section 5.10;

(ix)                      the corporate minute books, stock books and other corporate and Tax records of ALLTEL and any Affiliate thereof, and any other records of ALLTEL and its Affiliates that are not expressly included as ALLTEL Transferred Assets;

(x)                         all insurance policies of ALLTEL and its Affiliates and rights thereunder, except as provided in Section 5.09, and other than as included as an ALLTEL Transferred Asset in the Final Working Capital Amount, as reflected on the Final Working Capital Schedule;

(xi)                      all ALLTEL National Account Agreements, ALLTEL Retained Agent Agreements, and ALLTEL National Reseller Agreements, and all Multi-Line Business Customer contracts not expressly required to be transferred to USCC in accordance with Section 1.02(e);

(xii)                   all personnel and other records (originals or copies) that any ALLTEL Entity is required by Law to retain in its possession (it being understood that (A) subject to the following clause (B), copies of each shall have been provided to USCC prior to Closing and (B) to the extent that copies may not be provided under applicable Law, ALLTEL shall use its Commercially Reasonable Efforts to obtain the Consent of its employees or former employees to provide copies of such materials to USCC);

(xiii)                interests in systems or businesses other than the ALLTEL Business or the ALLTEL System, including (i) permits and assets used in the provision of wireless service (cellular and PCS) to customers of ALLTEL and its Affiliates located outside the ALLTEL Service Area, (ii) all authorizations (including any applicable point-to-point microwave licenses) from the FCC relating to 5 to 10 mhz (PCS) spectrum, (iii) all authorizations from the FCC held by ALLTEL or its Affiliates with respect to the ALLTEL Service Area prior to the consummation of the transactions contemplated by the Western Merger Agreement, and all permits, assets, books, records, documents, lists, written materials and operations related thereto and (iv) all GSM switches and related infrastructure that are not ALLTEL Transferred Assets;

(xiv)               all permits, assets, books, records, documents, lists, written materials and operations used by or related to ALLTEL or one or more Affiliates thereof, that are not an ALLTEL Transferred Asset, including all permits, assets, books, records, documents, lists and written materials principally relating to any corporate or centralized services and functions such as management, finance, accounting, billing, accounts receivable, accounts payable, tax, information services, computer services, engineering, marketing, operations, customer relations, purchasing, inventory management, construction, insurance, human resources, payroll, employee benefit, computer, call center and other administrative services;

(xv)                  all current assets that have been written off in accordance with GAAP in the ordinary course of business consistent with past practice; and

(xvi)               phone numbers used by ALLTEL in its wireless systems owned by ALLTEL or an Affiliate nationwide, including customer care numbers, roamer support numbers and other nationwide numbers.

“ALLTEL Excluded Liabilities” means, collectively, any liability or obligation of ALLTEL or any of its Affiliates of any nature whatsoever, whether known or unknown, determined or undetermined, liquidated or unliquidated, direct or indirect, contingent or accrued, matured or unmatured, and whether or not relating to the ALLTEL Transferred Assets, the ALLTEL Systems or the ALLTEL Business, except to the extent expressly included in USCC Assumed Liabilities, including but not limited to the following:

(i)                           liabilities and obligations arising out of the ALLTEL Excluded Assets;

(ii)                        the Current Liabilities included as “ALLTEL Excluded Liabilities” in the Final Working Capital Amount, as reflected on the Final Working Capital Schedule;

(iii)                     Taxes that are the obligation of USCC under Section 5.10;

(iv)                    liabilities or obligations under any ALLTEL employee benefit or compensation plan, agreement, arrangement or program (including all ALLTEL System Employee Plans listed on Schedule 3.14(c))                                           accrued through, or attributable to any period prior to the Closing Date, as well as accrued wages and workers’ compensation and sick day benefits accrued through, or attributable to, any period prior to the Closing Date, except to the extent such liability or obligation is included as a USCC Assumed Liability in the calculation of the Final Working Capital Amount, as reflected on the Final Working Capital Schedule;

(v)                       liabilities resulting from any Transfers by ALLTEL or its Affiliates pursuant to Section 10.02;

(vi)                    liabilities or obligations for any claims, actions, suits or proceedings by third parties or Governmental Authorities (including an FCC enforcement action) relating to or arising out of the ownership of the ALLTEL Newco Interests prior to Closing or the operation by ALLTEL or any Affiliate thereof prior to Closing of the ALLTEL Licenses, the ALLTEL Transferred Assets or the ALLTEL System;

(vii)                 liabilities and obligations (other than Taxes, which shall be handled pursuant to Section 5.10) arising out of the operation prior to the Effective Time of the ALLTEL Business or the use, ownership or operation prior to the Effective Time of the ALLTEL Systems, the ALLTEL Licenses or the ALLTEL Transferred Assets, including the ALLTEL System Contracts, the ALLTEL Real Property Leases, the ALLTEL Transferred Intellectual Property and the ALLTEL System Permits;

(viii)              liabilities and obligations (including in connection with the matters disclosed on Schedule 3.06(d)) arising out of the use, ownership or operation prior to the Effective Time of the ALLTEL Systems, the ALLTEL Licenses or the ALLTEL Transferred Assets under any Law, including Laws of the FCC and any other Governmental Authority to which the ALLTEL Licenses, ALLTEL Systems and ALLTEL Transferred Assets are subject;

(ix)                      liabilities and obligations arising either before, on, or after the Effective Time with respect to any employees of ALLTEL or an Affiliate who do not become Transitioned Employees;

(x)                         liabilities and obligations arising on or prior to the Effective Time with respect to employees of ALLTEL or an Affiliate who become Transitioned Employees;

(xii)                   liabilities and obligations arising at any time out of any breach by any

ALLTEL Entity or, prior to the Effective Time, ALLTEL Newco, under any ALLTEL System Contract; and

(xiii)                liabilities and obligations, including all indemnity obligations, arising at any time under the Management Trustee Agreement.

“ALLTEL Excluded Shared Assets” means any asset that is used substantially in the operations of Western’s overall wireless telecommunications services business and which must be retained by ALLTEL, at least in part, to continue Western’s operations of the wireless properties that ALLTEL is not required to divest pursuant to the Governing Regulatory Documents and that is either (i) not capable of being divided between the ALLTEL Business and those wireless businesses of ALLTEL and its Affiliates that are not being divested or (ii) is an asset that ALLTEL and USCC agree not to divide, subject to the approval of the DOJ upon consultation with any relevant states as required under the Governing Regulatory Documents, and, as applicable with respect to this clause (ii), is listed on Schedule V.

“ALLTEL Excluded Taxes” shall have the meaning set forth in Section 5.10(a)(i).

“ALLTEL Financial Statements” shall have the meaning set forth in Section 3.20.

“ALLTEL Group” shall mean any “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that includes ALLTEL.

“ALLTEL Indemnitee” shall have the meaning set forth in the first paragraph of Section 8.02.

“ALLTEL Leased Property” shall have the meaning set forth in Section 3.10(b).

“ALLTEL Leases” shall have the meaning set forth in Section 3.10(b).

“ALLTEL Licenses” has the meaning set forth in the recitals.

“ALLTEL Material Adverse Effect” shall mean any change, event, occurrence, fact, condition, effect or development that is materially adverse to (i) the operation of the ALLTEL Business taken as a whole, (ii) the ability of ALLTEL to consummate the Transactions, or (iii) USCC’s ownership of ALLTEL Newco Interests and operation of the ALLTEL Licenses or the ALLTEL System following the Closing, taken as a whole, but in each case shall exclude any change, event, occurrence, fact, condition, effect or development resulting from (a) changes affecting the wireless communications industry generally or general economic conditions in the United States, (b) compliance by ALLTEL or its Affiliates with the terms and conditions of this Agreement, (c) the announcement or the pendency of the transactions contemplated by this Agreement, or (d) any action taken by USCC or its Affiliates or Representatives relating to the ALLTEL Newco Interests, the ALLTEL Transferred Assets, the ALLTEL Licenses, the ALLTEL Systems or the ALLTEL Business.

“ALLTEL National Account Agreement” has the meaning set forth in

Section 1.02(f)(i)(A).

“ALLTEL National Reseller Agreement” has the meaning set forth in Section 1.02(f)(i)(C).

“ALLTEL National Reseller” has the meaning set forth in Section 1.02(f)(i)(C).

“ALLTEL Newco Interest” means 100 percent of the outstanding equity interests in ALLTEL Newco.

“ALLTEL Newco” means a Delaware limited liability company to be formed by ALLTEL pursuant to organizational documents in a form reasonably satisfactory to USCC.

“ALLTEL Real Property Lease” shall have the meaning set forth in Section 3.10(b).

“ALLTEL Receiving Entity” shall have the meaning set forth in Section 1.01(d).

“ALLTEL Retained Agent Agreements” has the meaning set forth in Section 1.02(f)(i)(B).

“ALLTEL Retained Agent” has the meaning set forth in Section 1.02(f)(i)(B).

“ALLTEL Service Area” has the meaning set forth in the recitals.

“ALLTEL State Consents” shall mean the Consents, if any, listed on Schedule 3.04 and designated with an asterisk (*).

“ALLTEL System Contracts” shall have the meaning set forth in Section 3.18(b).

“ALLTEL System Employee Plans” shall have the meaning set forth in Section 3.14(a).

“ALLTEL System Permits” shall have the meaning set forth in Section 3.13(a).

“ALLTEL System” shall have the meaning set forth in the recitals.

“ALLTEL Transferred Assets” means, except for the ALLTEL Excluded Assets, all assets, properties or rights owned, leased or licensed by the ALLTEL Entities that are used or held for use in the ALLTEL Business, including:

(i)  the ALLTEL Licenses described in Schedule III;

(ii)  all owned ALLTEL Real Property and all easements in ALLTEL Real Property set forth on Schedule 3.10(a) and all ALLTEL Real Property Leases set forth on Schedule 3.10(a);

(iii)  all ALLTEL Cell Sites, towers, transmitters, antennae, generators, wireless switches, and related components and spare parts used in the ALLTEL Business, including the ALLTEL Cell Sites and related switches set forth on Schedule 3.26;

(iv)  test equipment, technical facilities, wireless phones (including those used for testing), and accessories;

(v)  copies of engineering plans, surveys and other documentation and recorded data to the extent directly related to the operation of the ALLTEL Systems, whether or not located in the ALLTEL Service Area, including all FCC and FAA compliance records;

(vi)  all ALLTEL System Permits set forth on Schedule 3.13(a);

(vii)  all Machinery and Equipment (owned or leased) located within the ALLTEL Service Area and used in the ALLTEL Business;

(viii)  all rights of the applicable ALLTEL Entity and ALLTEL Newco under the ALLTEL System Contracts arising on and after the Closing Date;

(ix)  all credits, prepaid expenses, prepaid property taxes, prepaid rents, advances by each ALLTEL Entity and ALLTEL Newco to its Transitioned Employees, deferred charges, advance payments, security deposits and other prepaid items, in each case only to the extent included as an ALLTEL Transferred Asset in the Final Working Capital Amount, as reflected on the Final Working Capital Schedule (collectively, “ALLTEL Advance Payments”);

(x)  all Current Assets included as “ALLTEL Transferred Assets” in the Final Working Capital Amount, as reflected on the Final Working Capital Schedule;

(xi)  all claims, deposits, prepayments, prepaid assets, refunds, causes of action, rights of recovery, rights of setoff and rights of recoupment with respect to customers of the ALLTEL Business;

(xii)  ALLTEL Transferred Intellectual Property as set forth on Schedule 3.11(b);

(xiii)  mobile numbers and electronic serial numbers associated with each customer or wireless phone of the ALLTEL Business transferred to USCC or an Affiliate thereof pursuant to this Agreement and billing numbers, if any, associated with each such customer, to the extent that any ALLTEL Entity or ALLTEL Newco has any right, title or interest to assign, transfer, deliver and convey such numbers;

(xiv)  to the extent available, Books and Records containing sales records, credit data, customer bills, customer lists, and other information and data from January 1, 2003 through the Closing Date relating to customers of the ALLTEL Business transferred to USCC or an Affiliate thereof pursuant to this Agreement, and available information relating to any contracts with such customers of the ALLTEL System and the applicable ALLTEL Entity’s or ALLTEL Newco’s right to receive payments from such customers pursuant to any such contracts for service rendered on and after the Closing Date;

(xv)  to the extent available, copies of all recorded information and data compiled by the applicable ALLTEL Entity’s or ALLTEL Newco’s customer service center(s) from January 1, 2003 through the Closing Date to the extent related to customers of the ALLTEL Business transferred to USCC or an Affiliate thereof pursuant to this Agreement;

(xvi)  all warranties, indemnities, guarantees and similar rights relating to Machinery and Equipment and Inventory, to the extent transferable;

(xvii)  copies of all available information, data and files to the extent directly related to, and generated for use in connection with, the operation of the ALLTEL Business, and copies of information, data or files relating to all Books and Records of the ALLTEL Entities and ALLTEL Newco (other than information, data or files included in ALLTEL Excluded Assets);

(xviii)  all rights of each ALLTEL Entity and ALLTEL Newco under covenants not to compete or to solicit subscribers with respect to the ALLTEL Business, to the extent transferable;

(xix)  to the extent any ALLTEL Entity or ALLTEL Newco has any right, title or interest to assign, transfer, deliver and convey, all telephone and facsimile numbers used or held for use in connection with the operation of the ALLTEL Business;

(xx)  originals (to the extent permitted by Law) or copies of all personnel records of the ALLTEL Transitioned Employees;

(xxi)  all quality control records, test information and technical information, to the extent directly related to, and generated in the conduct of, the operation of the ALLTEL Business;

(xxii)  to the extent any ALLTEL Entity or ALLTEL Newco has any right, title or interest to assign, transfer, deliver and convey, all of the goodwill as a going concern and other intangible property to the extent directly related to the ALLTEL Transferred Assets or to the operation of the ALLTEL Business, with the exception of any goodwill or other property expressly provided for elsewhere in this Agreement;

(xxiii)  all rights to causes of action, lawsuits, judgments, claims and demands of any nature available to or being pursued by any ALLTEL Entity or ALLTEL Newco to the extent directly related to the ownership, use, function or value of any ALLTEL Transferred Asset or the operation of the ALLTEL Business, whether arising by way of counterclaim or otherwise;

(xxiv)  all non-current assets identified as “ALLTEL Transferred Assets” on Schedule 1.01(a);

(xxv)  all accounts receivable to the extent directly related to agents of the ALLTEL Business, and rights to receive payment from such agents, in each case to the extent generated in the conduct of the operation of the ALLTEL Business included as an

ALLTEL Transferred Asset in the Final Working Capital Amount, as reflected on the Final Working Capital Schedule; and

(xxvi)  the Cellular One License Assignment.

“ALLTEL Transferred Intellectual Property” shall have the meaning set forth in Section 3.11(b).

“ALLTEL Transition Services Agreement” shall mean the Transition Services Agreement of even date herewith pursuant to which ALLTEL has agreed to provide certain services to USCC following the Closing with respect to the ALLTEL Business.

“ASRs” shall have the meaning set forth in Section 5.13(a).

“Best Efforts” means the taking of all reasonable steps to cause or prevent any event or condition which would have been taken by ALLTEL or its Affiliates with respect to their businesses (other than the ALLTEL Business) in similar circumstances for the advancement or protection of their own economic interests in light of the consequences of failure to cause or prevent the occurrence of such event or condition, including the initiation of legal proceedings.

“Books and Records” means all financial, business and accounting books, ledgers, accounts and official and other records relating, as applicable, to (i) in regard to ALLTEL, the ALLTEL Licenses, ALLTEL Transferred Assets, ALLTEL Newco Interests, the ALLTEL System and the ALLTEL Business, and (ii) in regard to USCC, the USCC Licenses, USCC Transferred Assets, USCC Newco Interests, the USCC System and the USCC Business.

“Business Day” shall mean any day, other than a Saturday or Sunday, on which commercial banks are open for business in the City of New York and the City of Chicago, Illinois.

“CALEA” shall mean the Communications Assistance for Law Enforcement Act of 1994, as amended.

“Cash Payment” shall have the meaning set forth in Section 1.01(d).

“Cellular One Group” shall mean the Delaware limited partnership, with headquarters in Bellevue, Washington, engaged in the business of licensing and promoting the Cellular One service mark and certain related trademarks, service marks and designs.

“Cellular One Group Assets” shall mean all legal and economic interests ALLTEL holds in the Cellular One Group and shall include all right, title and interest in trademarks, trade names, service marks, service names, designs, and intellectual property, all license agreements for use of the Cellular One mark, technical information, computer software and related documentation, and all records relating to the “divestiture assets” (as defined in the DOJ Consent Decree).

“Cellular One License Assignment” means the Consent to Assignment Agreement in substantially the form attached to this Agreement as Exhibit C, to be entered into on a prior to the Closing Date between ALLTEL, on behalf of itself and its Affiliates, and USCC, on behalf of itself and its Affiliates, as consented to by the Cellular One Group relating to the transfer of the licenses granted by the Cellular One Group to use the Cellular One service mark and certain related trademarks, service marks and designs in the ALLTEL Service Area.

“Cellular Switching Agreement” means the Cellular Switching Agreement in substantially the form attached to this Agreement as Exhibit D to be entered into on or prior to the Closing Date between USCC and ALLTEL relating to certain switching services.

“Chosen Courts” shall have the meaning set forth in Section 10.01.

“Claim” shall have the meaning set forth in Section 8.05.

“Claim Notice” shall have the meaning set forth in Section 8.05.

“Closing” shall have the meaning set forth in Section 2.01.

“Closing Date” shall have the meaning set forth in Section 2.01.

“COBRA” shall have the meaning set forth in Section 3.14(j).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commercial Mobile Service” shall have the meaning set forth in 47 U.S.C. Section 332(d) and the FCC rules and regulations thereunder.

“Commercially Reasonable Efforts” means a party’s efforts in accordance with reasonable commercial practices and without the payment of any money to any third party except (i) the incurrence of reasonable costs and expenses that are not material in the context of the commercial objectives to be achieved by the subject effort of such party and (ii) no party shall be required to divest any material asset or rights or agree to any material restriction not customarily associated with any regulatory approval.

“Confidential Information” of a Person shall mean any and all non-public information regarding the business, finances, operations, products, services and customers of the Person specified and its Affiliates in written or oral form or in any other medium.  Confidential Information with respect to the USCC System, the USCC Licenses and the USCC Transferred Assets shall be deemed to be Confidential Information of ALLTEL from and after the Closing.  Confidential Information with respect to the ALLTEL System, the ALLTEL Licenses and the ALLTEL Transferred Assets shall be deemed to be Confidential Information of USCC, from and after the Closing.

“Consents” shall mean all Governmental Authorizations and consents, approvals or waivers of other third parties.

“Current Assets” shall have the meaning set forth in Section 1.03(a)(i).

“Current Liabilities” shall have the meaning set forth in Section 1.03(a)(ii).

“Customer Agreement” shall mean, in respect of a customer for service on the ALLTEL System or USCC System, as applicable, a written agreement, if one exists, pursuant to which the ALLTEL Entities, ALLTEL Newco, the USCC Entities or USCC Newco, as applicable, or any Affiliate thereof, provides wireless service to such customer.

“Customer Lists” shall have the meaning set forth in Section 5.14.

“Damaged Assets” shall have the meaning set forth in Section 5.09(a).

“Deferred Exchange” shall have the meaning set forth in Section 10.02(d).

“Designated Employees” shall have the meaning set forth in Section 6.01.

“Divestiture Assets Severance Plan” means the Divestiture Assets Severance Plan adopted by the Management Trustee on July 29, 2005.

“Divestiture Trustee” shall have the meaning set forth for such term in the DOJ Consent Decree.

“DOJ” shall mean the United States Department of Justice.

“DOJ Consent” means the DOJ’s approval of the Transactions (including the execution of the Facilities Use Agreement, the Spectrum Lease and the Cellular Switching Agreement) in accordance with the terms of the DOJ Consent Decree.

“DOJ Consent Decree” means the proposed Final Judgment filed in United States v. ALLTEL Corporation and Western Wireless Corporation, Civil Action No. 1:05CV01345, in the United States District Court for the District of Columbia.

“Effective Time” shall have the meaning set forth in Section 2.01.

“Employee Plan” means any “employee benefit plan,” as defined in Section 3(3) of ERISA, and any other employee benefit plan, program, policy or arrangement, including any bonus plan, incentive, stock option or other equity or equity-based compensation, or deferred compensation arrangement, stock purchase, severance pay, sick leave, vacation pay, salary continuation for disability, hospitalization, medical insurance, life insurance, and scholarship program.

“Environmental Law” shall mean any and all statutes, regulations, ordinances, rules, orders, directives, requirements, common law claims or adjudications of any Governmental Authority, without limitation in time or scope, which regulate or govern or are related in any way to the protection of the environment, or are related in any way to Hazardous Substances, including the following: the National Environmental Policy Act of 1999 and applicable FCC implementing regulations 42 U.S.C. § 4321 et seq. (NEPA), the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. §9601 et seq. (CERCLA), the

Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901 et seq. (RCRA), the Clean Air Act, as amended, 42 U.S.C. §7401 et seq. (CAA), the Emergency Planning and Community Right to Know Act, as amended, 42 U.S.C. §11001 et seq. (EPCRA), the Safe Drinking Water Act, as amended, 42 U.S.C. §300 et seq. (SDWA), the Pollution Prevention Act of 1990, as amended, 42 U.S.C. §13101 et seq. (PPA), the Clean Water Act, as amended, 33 U.S.C. §1251 et seq. (CWA), the Federal Insecticide, Fungicide and Rodenticide Act, as amended, 7 U.S.C. §136 et seq. (FIFRA), the Toxic Substances Control Act, as amended, 15 U.S.C. §2601 et seq. (TSCA), and any and all state and local statutes, Laws, or ordinances corresponding to the foregoing federal statutes.

“Environmental Permit” shall mean all Governmental Authorizations required by any Governmental Authority under any applicable Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity which, together with another entity, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Exchange Groups” shall have the meaning set forth in Section 5.10(h)(i).

“FAA” shall mean the Federal Aviation Administration.

“Facilities Use Agreement” shall mean the Facilities Use Agreement, to be entered into on or prior to the Closing Date, between USCC and ALLTEL in substantially the form attached to this Agreement as Exhibit B.

“FBI” shall have the meaning set forth in Section 3.29.

“FCC” shall have the meaning set forth in the recitals.

“FCC Law” shall mean the Communications Act of 1934, as amended, including as amended by the Telecommunications Act of 1996, and the rules and regulations adopted by the FCC thereunder.

“Final Allocation Schedule” shall have the meaning set forth in Section 5.10(h)(ii).

“Final Order” shall mean an action or decision that has been granted by the FCC as to which (i) no request for a stay or similar request is pending, no stay is in effect, the action or decision has not been vacated, reversed, set aside, annulled or suspended and any deadline for filing such request that may be designated by statute or regulation has passed, (ii) no petition for rehearing or reconsideration or application for review is pending and the time for the filing of any such petition or application has passed, (iii) the FCC does not have the action or decision under reconsideration on its own motion and the time within which it may effect such reconsideration has passed, and (iv) no appeal is pending, including other administrative or judicial review, or in effect and any deadline for filing any such appeal that may be designated by statute or rule has passed.

“Final Working Capital Amount” shall have the meaning set forth in Section 1.03(a)(iv).

“Final Working Capital Schedule” shall have the meaning set forth in Section 1.03(e)(i).

“FTC” shall mean the Federal Trade Commission (“FTC”).

“GAAP” shall mean United States generally accepted accounting principles in effect from time to time.

“Governing Regulatory Documents” means (i) the DOJ Consent Decree and (ii) Preservation of Assets Stipulation and Order signed by the U.S. District Court for the District of Columbia on July 6, 2005.

“Governmental Authority” shall mean a federal, state or local court, legislature, governmental agency, commission, board or regulatory (including any state public utilities commission) or administrative authority or instrumentality.

“Governmental Authorization” shall mean any license, permit, certificate of authority, waiver, variance, order, ordinance, operating rights, approval, certificate of public convenience and necessity, registration or other authorization, consent or clearance to construct or operate a facility, including any emissions, discharges or releases therefrom, or to transact an activity or business, to construct a tower, or to use any properties, asset or process, in each case issued or granted by a Governmental Authority.

“GSM” shall mean Global System for Mobile Communications.

“Hazardous Substance” shall mean and includes any element, material, compound, mixture, chemical, substance, toxic substance, hazardous substance, toxic waste, hazardous waste, pollutant or contaminant, including asbestos, defined as a hazardous substance, pollutant or contaminant (or words of similar connotation, import or meaning) or otherwise regulated under or pursuant to any Environmental Law, but shall exclude electromagnetic radiation, whether or not it is determined to be hazardous.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Inactive Employee” shall have the meaning set forth in Section 6.01(a).

“Indemnified Party” shall have the meaning set forth in Section 8.05.

“Indemnitor” shall have the meaning set forth in Section 8.05.

“Independent Accountant” shall have the meaning set forth in Section 1.03(e)(iii).

“Intellectual Property” shall mean (i) any and all patents (including without limitation design patents, industrial designs and utility models) and patent applications (including docketed patent disclosures awaiting filing, reissues, divisions, continuations, continuations-in-part and extensions), patent disclosures awaiting filing determination, inventions and improvements thereto, (ii) trademarks, service marks, certification marks, trade names, brand names, trade dress, logos, business and product names, slogans, URLs, registrations and applications for registration thereof, (iii) copyrights (including software) and registrations thereof, (iv) inventions, processes, designs, formulae, trade secrets, know-how, industrial models, confidential and technical information, manufacturing, engineering and technical drawings, blueprints, designs, product specifications, technical and quality specifications and products, quality assurance and control procedures, domain names, discoveries and confidential business information, (v) mask work and other semiconductor chip rights and registrations thereof, (vi) intellectual property rights similar to any of the foregoing, (vii) computer software and (viii) copies and tangible embodiments thereof (in whatever form or medium, including electronic media).

“Interference Consent” shall mean any agreement or arrangement between a party and any Person, including any present or proposed personal communications system, cellular or microwave system operator or any personal communications system, cellular or microwave licensee, conditional licensee or applicant with respect to co-channel and/or adjacent channel interference, the coordination of adjacent market channel use or other matters concerned with the operation of adjacent markets, allowing interference, restricting station operations, licensing or location, or limiting transmission time.

“Inventory” shall mean all inventory held by either (i) USCC or any Affiliate thereof for the USCC System, or (ii) ALLTEL or any Affiliate thereof for the ALLTEL System, as applicable, in each case for consumption by or sale to the public, including mobile phones, spare parts and supplies, and reflected as a Current Asset on the Final Working Capital Schedule.

“IRS” shall mean the Internal Revenue Service.

“Knowledge”, “Known”, “to the Knowledge of” (or similar words or phrases) shall mean the actual knowledge of (i) in the case of USCC, each Person set forth on Schedule VIII and (ii) in the case of ALLTEL, each Person set forth on Schedule VII.

“Law” shall mean applicable common law and any statute, ordinance, code or other law, rule, permit, permit condition, regulation or order enacted, adopted or promulgated by any Governmental Authority.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest, preemptive right, existing or claimed right of first refusal, right of first offer, right of consent, put right, or right of a third party or other adverse claim of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any financing lease having substantially the same economic effect as any of the foregoing).

“Losses” shall have the meaning set forth in Section 8.02.

“Machinery and Equipment” shall mean all machinery, equipment (both fixed and mobile, including personal computer equipment), trucks and other vehicles, office equipment

(including office telephones), furniture, furnishings and fixtures.

“Management Trustee” shall have the meaning set forth for such term in the DOJ Consent Decree.

“Management Trustee Agreement” means the Management Trustee Agreement dated as of July 18, 2005, among ALLTEL Corporation, Western Wireless and the Management Trustee.

“Multi-line Business Customer” means a corporate or business customer of the ALLTEL Business that contracts with Western or an Affiliate for mobile wireless services to provide multiple telephones to its employees and such services for such employees are provided pursuant to a contract with the corporate or business customer.’

“Objection Notice” shall have the meaning set forth in Section 1.03(e)(ii).

“OSHA” shall mean the Occupational Safety and Health Administration or any successor agency or body having jurisdiction over the matters formerly considered by such Administration.

“PCS” shall mean Personal Communications Service as authorized by the FCC.

“Permitted Liens” shall mean (i) statutory Liens for taxes, assessments or other governmental charges not yet due or payable, or that are being contested in good faith by appropriate proceedings; (ii) leases and subleases disclosed on Schedule 3.10(b) with respect to ALLTEL and Schedule 4.10(b) with respect to USCC and landlord Liens arising thereunder; (iii) statutory Liens of mechanics, materialmen, landlords, carriers, warehousemen, repairmen and contractors and other Liens imposed by law and on a basis consistent with past practice which are incurred in the ordinary course of business for sums not yet due and payable; (iv) Liens and easements due to zoning and subdivision laws and regulations that are not violated by the current use or operation of the property; (v) with respect to Real Property, defects of title, easements, rights-of-way, restrictions and other similar charges or encumbrances that would not, individually or in the aggregate, reasonably be expected to interfere in any material respect with the use, occupancy or operation of the Real Property as currently used, occupied or operated by a USCC Entity, USCC Newco, an ALLTEL Entity or ALLTEL Newco, (vi) Liens not created by USCC, a USCC Entity, USCC Newco, an ALLTEL Entity or ALLTEL Newco that affect the underlying fee interest of any Leased Property; (vii) Liens incurred in the ordinary course of business and on a basis consistent with past practice securing obligations or liabilities that are not individually or in the aggregate material to the relevant USCC Transferred Assets or ALLTEL Transferred Assets; (viii) with respect to Real Property, any exceptions an accurate up-to-date survey would show, provided such exceptions would not, individually or in the aggregate, reasonably be expected to interfere in any material respect with the use, occupancy or operation of the Real Property as currently used, occupied or operated by a USCC Entity, USCC Newco, an ALLTEL Entity or ALLTEL Newco; and (ix) with respect to the USCC Transferred Assets or ALLTEL Transferred Assets that are not Real Property, any deficiencies in title which (A) would not, individually or in the aggregate, reasonably be expected to interfere in any material respect with the use, occupancy or operation of the USCC Transferred Assets or ALLTEL Transferred Assets as currently used, occupied or operated by a USCC Entity, USCC Newco, an ALLTEL Entity or

ALLTEL Newco and (B) will be curable by USCC or ALLTEL, as applicable, after the Closing without material payment to any third party.

“Person” shall mean an individual, corporation, general partnership, limited partnership, limited liability company, joint venture, trust, business trust, association, joint stock company, Governmental Authority, unincorporated organization or other legal entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such Person as the context may require.

“Post-Closing Transitioned Employees” shall have the meaning set forth in Section 5.11.

“Post-Execution Contract” shall have the meaning set forth in Section 5.11.

“Postpay Customers” shall mean the aggregate number of active mobile wireless phone numbers in service with respect to Commercial Mobile Service with respect to customers who are billed for access or usage (whether in advance or in arrears), including minutes of use exceeding access plan allowance, long distance and roaming.  Postpay customers exclude mobile wireless phone numbers assigned to prepaid service customers and resellers of mobile wireless phone service.

“Preliminary Allocation Schedule” shall have the meaning set forth in Section 5.10(h)(i).

“Preliminary Working Capital Amount” shall have the meaning set forth in Section 1.03(b).

“Prime Rate” shall have the meaning set forth in Section 1.03(a)(v).

“PSAP” shall have the meaning set forth in Section 3.06(d).

“Real Property” shall mean all realty, fixtures, easements, rights-of-way, leasehold and other interests in real property, buildings and improvements.

“Receiving Party” shall mean (1) USCC in respect to receiving from ALLTEL or an Affiliate thereof the ALLTEL Transferred Assets, the ALLTEL Licenses, the ALLTEL System, the ALLTEL Business including any Designated Employees whether an Active Employee or Inactive Employee, and (2) ALLTEL in respect to receiving from USCC or an Affiliate thereof, the USCC Transferred Assets, the USCC Licenses, the USCC System, the USCC Business including any Designated Employee whether an Active Employee or Inactive Employee.

“Release” shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment.

“Representatives” shall mean, with respect to any Person, its Affiliates, and its and their respective directors, officers, employees, attorneys, auditors and agents.  In no event shall the Management Trustee or any agent, employee, consultant or other representative of the Management Trustee who is not an Affiliate of ALLTEL be a Representative of ALLTEL or its Affiliates.

“Resolution Period” shall have the meaning set forth in Section 1.03(e)(iii).

“Retirement Plans” shall have the meaning set forth in Section 6.02(b).

“Spectrum Lease” means the Long-Term De Facto Transfer Spectrum Lease Agreement to be entered into between USCC and ALLTEL as of the Closing Date in the form attached as Exhibit B to the Facilities Use Agreement.

“Straddle Period” shall have the meaning set forth in Section 5.10(c).

“Tax” shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, Real Property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

“Tax Return” shall mean any return, declaration, report, claim for refund or information return or similar statement required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Total Customers” shall mean the aggregate number of active mobile wireless phone numbers in service with respect to Commercial Mobile Service including mobile wireless phone numbers assigned to Postpay Customers, prepaid service customers and resellers of mobile wireless phone service.

“Transaction Documents” shall mean, collectively, this Agreement, the ALLTEL Transition Services Agreement, the USCC Transition Services Agreement, the Cellular One License Assignment, the Facilities Use Agreement, Spectrum Lease, the Cellular Switching Agreement and the USCC Brand License Agreement.

“Transaction Taxes” shall have the meaning set forth in Section 5.10(d).

“Transactions” shall mean the transactions contemplated by this Agreement and each of the other Transaction Documents.

“Transfer” shall mean to sell, transfer, deliver, convey, assign or otherwise dispose of the applicable asset.

“Transferring Party” shall mean (1) ALLTEL in respect to transferring to USCC the ALLTEL Newco Interests, the ALLTEL Transferred Assets, the ALLTEL Licenses, the ALLTEL System, the ALLTEL Business including any Designated Employees whether an Active Employee or Inactive Employee and (2) USCC in respect to transferring to ALLTEL the USCC Newco Interests, the USCC Transferred Assets, the USCC Licenses, the USCC System, the USCC Business including any Designated Employee whether an Active Employee or Inactive Employee.

“Transition Conversion Date” shall mean the start date of employment as an employee of ALLTEL or USCC, as applicable, of a Post-Closing Transitioned Employee.

“Transitioned Employees” shall have the meaning set forth in Section 6.01(a).

“Type 1 Representation” shall have the meaning set forth in Section 8.01(a)(ii).

“Type 2 Representation” shall have the meaning set forth in Section 8.01(a)(iii).

“Unresolved Items” shall have the meaning set forth in Section 1.03(e)(iii).

“USCC Affiliate Leases” shall have the meaning set forth in Section 4.10(b).

“USCC” shall mean United States Cellular Corporation.

“USCC Assignment and Assumption” shall have the meaning set forth in Section 2.02(a)(ii).

“USCC Assumed Liabilities” means the following liabilities and obligations of the ALLTEL Business to be assumed by the USCC Receiving Entity pursuant to this Agreement:

(i)                           liabilities and obligations that arise from facts, circumstances or events that occur from and after the Closing Date under the certificate of formation, operating agreement, or other governing instruments applicable to the ALLTEL Newco Interests received by the USCC Receiving Entity (unless such liabilities or other obligations arise as a result of a breach by ALLTEL or an Affiliate of such governing documents);

(ii)                        Current Liabilities as of the Closing Date to the extent included as a USCC Assumed Liability in the Final Working Capital Amount, as reflected on the Final Working Capital Schedule;

(iii)                     liabilities and obligations of ALLTEL or any Affiliate (other than Taxes, which shall be handled pursuant to Section 5.10) arising out of the use, ownership or operation on or after the Effective Time of the USCC Business, the USCC Systems, the USCC Licenses or USCC Transferred Assets;

(iv)                    liabilities and obligations that arise from and after the Closing Date under the ALLTEL System Contracts, including (1) residuals under the agent contracts identified on Schedule 3.18(b), (2) service, warranty and similar obligations under the agreements with customers referred to on Schedule 3.18(b), and (3) obligations to return security deposits and similar obligations, but excluding any liabilities arising from a breach of such contracts or instruments by ALLTEL or an Affiliate;

(v)                       liabilities and obligations that arise from and after the Closing Date under the ALLTEL Real Property Leases, including obligations to provide co-location access and to return security deposits and similar obligations with respect to the cell sites that include a third party right to co-locate as identified on Schedule 3.26, but excluding any liabilities arising from a breach of such contracts or instruments by ALLTEL or an Affiliate;

(vi)                    liabilities and obligations that arise from and after the Closing Date under the ALLTEL Transferred Intellectual Property, but excluding any liabilities arising from a breach thereof by ALLTEL or an Affiliate;

(vii)                 liabilities and obligations that arise from and after the Closing Date under the ALLTEL System Permits (including obligations to provide removal bonds as applicable to local government), but excluding any liabilities arising from a breach thereof by the ALLTEL Entity or an Affiliate;

(viii)              all liabilities and obligations of USCC as provided in Article 6 with respect to ALLTEL Transitioned Employees;

(ix)                      all liabilities and obligations arising with respect to deposits or prepayments by customers for service on the ALLTEL Systems, but only to the extent such liabilities and obligations are reflected as Current Liabilities under USCC Assumed Liabilities in the calculation of the Final Working Capital Amount, as reflected on the Final Working Capital Schedule;

(x)                         all liabilities and obligations (including, in connection with the matters disclosed on Schedule 3.06(d)) arising out of the use, ownership or operation on or after the Effective Time of the ALLTEL Systems, the ALLTEL Licenses or the ALLTEL Transferred Assets under any Law, including Laws of the FCC and any other Governmental Authority to which the ALLTEL Licenses, ALLTEL Systems and ALLTEL Transferred Assets are subject;

(xi)                      the non-current liabilities of the ALLTEL Entities set forth on Schedule 1.02(a); and

(xii)                   the liabilities and obligations assumed by USCC pursuant to the Cellular One License Assignment.

“USCC Balance Sheet Date” has the meaning set forth in Section 4.20.

“USCC Brand License Agreement” means the brand license agreement to be dated the Closing Date between USCC and ALLTEL in substantially the form attached as Exhibit C to the USCC Transition Services Agreement.

“USCC Business” shall have the meaning set forth in the recitals.

“USCC Cell Site” shall have the meaning set forth in Section 4.26.

“USCC Consents” shall have the meaning set forth in Section 4.18(b).

“USCC Contract” shall have the meaning set forth in Section 4.18(a).

“USCC Deductible” shall have the meaning set forth in Section 8.04(b).

“USCC Disclosure Schedule” shall have the meaning set forth in the first paragraph of Article IV.

“USCC Entities” shall have the meaning set forth in the recitals.

“USCC Excluded Assets” means, collectively:

(i)                           any of the assets, properties or rights set forth on Schedule VI;

(ii)                        all Current Assets included as “USCC Excluded Assets” in the Final Working Capital Amount, as reflected on the Final Working Capital Schedule;

(iii)                     all non-current assets identified as “USCC Excluded Assets” on Schedule 1.01(b;

(iv)                    cash and cash equivalents, other than cash included in cash registers in the USCC Service Area as of the Closing Date and included as a USCC Transferred Asset in the Final Working Capital Amount, as reflected on the Final Working Capital Schedule;

(v)                       all USCC Intellectual Property other than USCC Transferred Intellectual Property;

(vi)                    all rights in connection with, and assets of, any of the USCC System Employee Plans;

(vii)                 any Tax asset of USCC or any Affiliate thereof that is being retained by USCC pursuant to Section 5.10;

(viii)              the corporate minute books, stock books and other corporate and Tax records of USCC and any Affiliate thereof, including the USCC Entities, and any other records of USCC and its Affiliates that are not expressly included as USCC Transferred Assets;

(ix)                      all insurance policies of USCC and its Affiliates and rights thereunder, except as provided in Section 5.09, and other than as included as an USCC Transferred Asset in the Final Working Capital Amount, as reflected on the Final Working Capital Schedule;

(x)                         all USCC National Account Agreements, USCC Retained Agent Agreements, and USCC National Reseller Agreements, and all Multi-Line Business Customer contracts not expressly required to be transferred to ALLTEL in accordance with Section 1.02(e);

(xi)                      all personnel and other records (originals or copies) that any USCC Entity is required by Law to retain in its possession (it being understood that (A) subject to the following clause (B), copies of each shall have been provided to ALLTEL prior to Closing and (B) to the extent that copies may not be provided under applicable Law, USCC shall use its Commercially Reasonable Efforts to obtain the Consent of its employees or former employees to provide copies of such materials to ALLTEL);

(xii)                   interests in systems or businesses other than the USCC Business or the USCC System, including permits and assets used in the provision of wireless service (cellular and PCS) to customers of USCC and its Affiliates located outside the USCC Service Area;

(xiii)                all permits, assets, books, records, documents, lists, written materials and operations used by or related to USCC or one or more Affiliates thereof, that are not a USCC Transferred Asset, including all permits, assets, books, records, documents, lists and written materials principally related to any corporate or centralized services and functions such as management, finance, accounting, billing, accounts receivable, accounts payable, tax, information services, computer services, engineering, marketing, operations, customer relations, purchasing, inventory management, construction, insurance, human resources, payroll, employee benefit, computer, call center and other administrative services;

(xiv)               all current assets that have been written off in accordance with GAAP in the ordinary course of business consistent with past practice; and

(xv)                  phone numbers used by USCC in its wireless systems owned by USCC or an Affiliate nationwide, including customer care numbers, roamer support numbers and other nationwide numbers.

“USCC Excluded Liabilities” means, collectively, any liability or obligation of USCC or any of its Affiliates of any nature whatsoever, whether known or unknown, determined or undetermined, liquidated or unliquidated, direct or indirect, contingent or accrued, matured or unmatured, and whether or not relating to the USCC Transferred Assets, the USCC Systems or the USCC Business, except to the extent expressly included in ALLTEL Assumed Liabilities, including but not limited to the following:

(i)                           liabilities and obligations arising out of the USCC Excluded Assets;

(ii)                        the Current Liabilities included as “USCC Excluded Liabilities” in the Final Working Capital Amount, as reflected on the Final Working Capital Schedule;

(iii)                     Taxes that are the obligation of ALLTEL under Section 5.10;

(iv)                    liabilities or obligations under any USCC employee benefit or compensation plan, agreement, arrangement or program (including all USCC System Employee Plans listed on Schedule 4.14(c)) accrued through, or attributable to any period prior to the Closing Date, as well as accrued wages and workers’ compensation and sick day benefits accrued through, or attributable to, any period prior to the Closing Date, except to the extent such liability or obligation is included as an ALLTEL Assumed

Liability in the calculation of the Final Working Capital Amount, as reflected on the Final Working Capital Schedule;

(v)                       liabilities resulting from any Transfers by USCC or its Affiliates pursuant to Section 10.02;

(vi)                    liabilities or obligations for any claims, actions, suits or proceedings by third parties or Governmental Authorities (including an FCC enforcement action) relating to or arising out of the ownership of the USCC Newco Interests prior to Closing or the operation by USCC or any Affiliate thereof prior to Closing of the USCC Licenses, the USCC Transferred Assets or the USCC System;

(vii)                 liabilities and obligations (other than Taxes, which shall be handled pursuant to Section 5.10) arising out of the operation prior to the Effective Time of the USCC Business or the use, ownership or operation prior to the Effective Time of the USCC Systems, the USCC Licenses or USCC Transferred Assets, including the USCC System Contracts, the USCC Real Property Leases, the USCC Transferred Intellectual Property and the USCC System Permits;

(viii)              liabilities and obligations (including in connection with the matters disclosed on Schedule 4.06(d)) arising out of the use, ownership or operation prior to the Effective Time of the USCC Systems, the USCC Licenses or the USCC Transferred Assets under any Law, including Laws of the FCC and any other Governmental Authority to which the USCC Licenses, USCC Systems and USCC Transferred Assets are subject;

(ix)                      liabilities and obligations arising either before, on, or after the Effective Time with respect to any employees of USCC or an Affiliate who do not become Transitioned Employees;

(x)                         liabilities and obligations arising on or prior to the Effective Time with respect to employees of USCC or an Affiliate who become Transitioned Employees; and

(xi)                      liabilities and obligations arising at any time out of any breach by any USCC Entity or, prior to the Effective Time, USCC Newco, under any USCC System Contract.

“USCC Excluded Taxes” has the meaning set forth in Section 5.10(a)(ii).

“USCC Financial Statements” has the meaning set forth in Section 4.20.

“USCC Group” shall mean any “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that includes USCC.

“USCC Indemnitee” shall have the meaning set forth in the first paragraph of Section 8.03.

“USCC Interim Financial Statements” has the meaning set forth in Section 4.20.

“USCC Leased Property” shall have the meaning set forth in Section 4.10(b).

“USCC Leases” has the meaning set forth in Section 4.10(b).

“USCC Licenses” shall have the meaning set forth in the recitals.

“USCC Material Adverse Effect” shall mean any change, event, occurrence, fact, condition, effect or development that is materially adverse to (i) the operation of the USCC Business taken as a whole, (ii) the ability of USCC to consummate the Transactions, or (iii) ALLTEL’s ownership of the USCC Newco Interests and operation of the USCC Licenses or the USCC System following the Closing, taken as a whole, but in each case shall exclude any change, event, occurrence, fact, condition, effect or development resulting from (a) changes affecting the wireless communications industry generally or general economic conditions in the United States, (b) compliance by USCC or its Affiliates with the terms and conditions of this Agreement, (c) the announcement or the pendency of the transactions contemplated by this Agreement, or (d) any action taken by ALLTEL or its Affiliates or Representatives relating to the USCC Newco Interests, the USCC Transferred Assets, the USCC Licenses, the USCC System and the USCC Business.

“USCC National Account Agreement” has the meaning set forth in Section 1.02(f)(ii)(A).

“USCC National Reseller” has the meaning set forth in Section 1.02(f)(iii).

“USCC National Reseller Agreement” has the meaning set forth in Section 1.02(f)(iii).

“USCC Newco” means a Delaware limited liability company to be formed by USCC pursuant to organizational documents in a form reasonably satisfactory to ALLTEL.

“USCC Newco Interests” shall mean 100 percent of the outstanding equity interests in USCC Newco.

“USCC Real Property Leases” shall have the meaning set forth in Section 4.10(b).

“USCC Receiving Entity” shall have the meaning set forth in Section 1.01(c).

“USCC Retained Agent” has the meaning set forth in Section 1.02(f)(ii).

“USCC Retained Agent Agreement” has the meaning set forth in Section 1.02(f)(ii).

“USCC Service Area” shall have the meaning set forth in the recitals.

“USCC State Consents” shall mean the Consents, if any, listed on Schedule 4.04 and designated with an asterisk (*).

“USCC System” shall have the meaning set forth in the recitals.

“USCC System Contracts” shall have the meaning set forth in Section 4.18(b).

“USCC System Employee Plans” shall have the meaning set forth in Section 4.14(a).

“USCC System Permit” shall have the meaning set forth in Section 4.13(a).

“USCC Transferred Assets” means, except for the USCC Excluded Assets, all assets, properties or rights owned, leased or licensed by the USCC Entities that (i) are used or held for use primarily in the USCC Business, and (ii), with respect to tangible assets, (A) that are physically located in the USCC Service Area and (B) as to which more than a majority of the asset’s total use is by a USCC Entity in connection with the operation of the USCC Business relative to the asset’s use in connection with all of USCC’s operations and business, including the use by any USCC Entity, including:

(i)  the USCC Licenses described in Schedule IV;

(ii)  all owned USCC Real Property and all easements in USCC Real Property set forth on Schedule 4.10(a) and all USCC Real Property Leases set forth on Schedule 4.10(a);

(iii)  all USCC Cell Sites, towers, transmitters, antennae, generators, wireless switches, and related components and spare parts, including the USCC Cell Sites and related switches set forth on Schedule 4.26;

(iv)  test equipment, technical facilities, wireless phones (including those used for testing), and accessories;

(v)  copies of engineering plans, surveys and other documentation and recorded data to the extent directly related to the operation of the USCC Systems, whether or not located in the USCC Service Area, including all FCC and FAA compliance records;

(vi)  all USCC System Permits set forth on Schedule 4.13(a);

(vii)  all Machinery and Equipment (owned or leased) located within the USCC Service Area and used or held for use in the USCC Business;

(viii)  all rights of the applicable USCC Entity and USCC Newco under the USCC System Contracts arising on and after the Closing Date;

(ix)  all credits, prepaid expenses, prepaid property taxes, prepaid rents, advances by each USCC Entity and USCC Newco to its Transitioned Employees, deferred charges, advance payments, security deposits and other prepaid items, in each case only to the extent included as an USCC Transferred Asset in the Final Working Capital Amount, as reflected on the Final Working Capital Schedule (collectively, “USCC Advance Payments”);

(x)  all Current Assets included as “USCC Transferred Assets” in the Final

Working Capital Amount, as reflected on the Final Working Capital Schedule;

(xi)  all claims, deposits prepayments, prepaid assets, refunds, causes of action, rights of recovery, rights of setoff and rights of recoupment with respect to customers of the USCC Business;

(xii)  USCC Transferred Intellectual Property as set forth on Schedule 4.11(b);

(xiii)  mobile numbers and electronic serial numbers associated with each customer or wireless phone of the USCC Business transferred to ALLTEL or an Affiliate thereof pursuant to this Agreement and billing numbers, if any, associated with each such customer, to the extent that any USCC Entity or USCC Newco has any right, title or interest to assign, transfer, deliver and convey such numbers;

(xiv)  to the extent available, Books and Records containing sales records, credit data, customer bills, customer lists, and other information and data from January 1, 2003 through the Closing Date relating to customers of the USCC Business transferred to ALLTEL or an Affiliate thereof pursuant to this Agreement, and available information relating to any contracts with such customers of the USCC System and the applicable USCC Entity’s or USCC Newco’s right to receive payments from such customers pursuant to any such contracts for service rendered on and after the Closing Date;

(xv)  to the extent available, copies of all recorded information and data compiled by the applicable USCC Entity’s or USCC Newco’s customer service center(s) from January 1, 2003 through the Closing Date to the extent related to customers of the USCC Business transferred to ALLTEL or an Affiliate thereof pursuant to this Agreement;

(xvi)  all warranties, indemnities, guarantees and similar rights relating to Machinery and Equipment and Inventory, to the extent transferable;

(xvii)  copies of all available information, data and files to the extent directly related to, and generated for use in connection with, the operation of the USCC Business, and copies of information, data or files relating to all Books and Records of the USCC Entities and USCC Newco (other than information, data or files included in USCC Excluded Assets);

(xviii)  all rights of each USCC Entity and USCC Newco under covenants not to compete or to solicit subscribers with respect to the USCC Business, to the extent transferable;

(xix)  to the extent any USCC Entity and USCC Newco has any right, title or interest to assign, transfer, deliver and convey, all telephone and facsimile numbers used or held for use in connection with the operation of the USCC Business;

(xx)  originals (to the extent permitted by Law) or copies of all personnel records of the USCC Transitioned Employees;

(xxi) all quality control records, test information and technical information, to the extent directly related to, and generated in the conduct of, the operation of the USCC Business;

(xxii)  to the extent any USCC Entity or USCC Newco has any right, title or interest to assign, transfer, deliver and convey, all of the goodwill as a going concern and other intangible property to the extent directly related to the USCC Transferred Assets or to the operation of the USCC Business, with the exception of any goodwill related to any trademark, service mark or trade name or similar or related property right used by USCC;

(xxiii)  all rights to causes of action, lawsuits, judgments, claims and demands of any nature available to or being pursued by any USCC Entity or USCC Newco to the extent directly related to the ownership, use, function or value of any USCC Transferred Asset or the operation of the USCC Business, whether arising by way of counterclaim or otherwise;

(xxiv)  all non-current assets identified in the column labeled “USCC Transferred Assets” on Schedule 1.01(b); and

(xxv)  all accounts receivable to the extent directly related to agents of the USCC Business, and rights to receive payment from such agents, in each case to the extent generated in the conduct of the operation of the USCC Business included as a USCC Transferred Asset in the Final Working Capital Amount, as reflected on the Final Working Capital Schedule.

“USCC Transferred Intellectual Property” shall have the meaning set forth in Section 4.11(b).

“USCC Transition Services Agreement” shall mean the Transition Services Agreement of even date herewith pursuant to which USCC has agreed to provide certain services to ALLTEL following the Closing with respect to the USCC Business.

“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act.

“Welfare Plans” shall have the meaning set forth in Section 6.02(a).

“Western” shall have the meaning set forth in the recitals, and shall include any successor entity that survives Western pursuant to the Western Merger Agreement.

“Western Merger Agreement” means the Agreement and Plan of Merger, dated as of January 9, 2005, by and among ALLTEL Corporation, Western, and Wigeon Acquisition LLC, as amended, modified or supplemented from time to time.

(b)                                 When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. Unless the context otherwise requires, the terms defined hereunder shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms defined herein.  The terms defined in the singular shall have comparable meaning when used in the plural, and vice versa.  The word “including” shall connote “including without limitation.”  All references in Articles III and IV to a “Schedule” are references to such Schedule as contained in the ALLTEL Disclosure Schedule and USCC Disclosure Schedule, respectively.  All references to any statute or law, including without limitation the Code, the Communications Act of 1934, the Telecommunications Act of 1996 and ERISA shall include any and all rules and regulations promulgated thereunder, in effect as of the date of this Agreement.

Section 10.17.  No Set-Off.

The obligations under any Transaction Document shall not be subject to set-off for non-performance or any monetary or non-monetary claim by any party or any of their respective Affiliates under any other agreement between the parties or any of their respective Affiliates that is not related to the transactions contemplated by this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ALLTEL COMMUNICATIONS, INC.

By	/s/ Francis X. Frantz
Francis X. Frantz
Executive Vice President and Secretary

UNITED STATES CELLULAR CORPORATION

By	/s/ Scott H. Williamson
Scott H. Williamson
Senior Vice President – Corporate Development and Acquisition of Telephone and Data Systems, Inc. and Authorized Representative of United States Cellular Corporation

Signature Page to Exchange Agreement
Relating to Idaho, Kansas and Nebraska